    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 28, 2001
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                                  ZYMETX, INC.
        (Exact name of small business issuer as specified in its charter)

    DELAWARE                          2835                      73-1444040
(State or other                (Primary standard             (I.R.S. Employer
 jurisdiction of           industrial classification         Identification No.)
incorporation or                  code number)
  organization)
                   -------------------------------------------
                         800 Research Parkway, Suite 100
                             Oklahoma City, OK 73104
                                 (405) 271-1314
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                   -------------------------------------------
                           Norman R. Proulx, President
                         800 Research Parkway, Suite 100
                             Oklahoma City, OK 73104
                                 (405) 271-1314
 (Name and address, including zip code, and telephone number, including area code, of agent for service)
                   ------------------------------------------
                                   Copies to:
                            Richard A. Friedman, Esq.
                    Sichenzia, Ross, Friedman & Ference, LLP
                        135 West 50th Street, 20th Floor
                            New York, New York 10020
                                 (212) 664-1200
                   ------------------------------------------
                  Approximate date of proposed sale to public:
  As soon as practicable after this registration statement becomes effective.
                   ------------------------------------------
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           --------------------------

                                           CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                         PROPOSED MAXIMUM        PROPOSED MAXIMUM         AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE        OFFERING PRICE        AGGREGATE OFFERING      REGISTRATION
         TO BE REGISTERED              REGISTERED        PER SECURITY (1)            PRICE(1)                FEE
-----------------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value,        6,081,581(3)           $0.58                 $3,527,317             $843
underlying convertible debentures.

-----------------------------------------------------------------------------------------------------------------------
Common stock, $.001 par value,        3,707,673 (2)          $0.58                 $2,191,050             $524
underlying warrants.

-----------------------------------------------------------------------------------------------------------------------

TOTAL                                     Up to                N/A                 $5,718,367           $1,367
                                        9,859,254
=======================================================================================================================

(1)      Estimated solely for the purpose of determining the registration fee.
(2) This represents the maximum amount of shares of our common stock that may be issued pursuant to the warrants sold to certain investors as set forth below, together with such indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained therein.
(3) This represents an additional amount of shares of our common stock to be registered pursuant to the November 19, 2001 agreement between us and the investors of the October 2000 senior convertible debentures described below.
                           --------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 28, 2001

                                  ZymeTx, Inc.
                   Up to 9,859,254 shares of our common stock



--------------------------------------------------------------------------------


            This prospectus relates to the resale by the selling stockholders of up to 9,859,254 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders are deemed to be underwriters of the shares of common stock which they are offering. Please see the "Selling Stockholders" section in this prospectus for a complete description of all of the selling stockholders.

            We will not receive any proceeds from the sale of shares by the selling stockholders. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling stockholders.

            Our common stock is quoted on the Over-the-Counter Bulletin board under the symbol "ZMTX.OB" On November 30, 2001, the closing price of our common stock was $0.58 per share.





--------------------------------------------------------------------------------


                    This investment involves a high degree of risk. See the "Risk Factors" beginning on page 1.


--------------------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                   The date of this prospectus is ___________

                                TABLE OF CONTENTS


Section                                                              Page Number
-------                                                              -----------

Prospectus Summary..........................................................   i
Risk Factors................................................................   1
Where You Can Obtain Additional Information.................................   7
The Offering................................................................   8
Use of Proceeds.............................................................  10
Market for Common Equity and Related Stock Matters..........................  11
Dividends...................................................................  11
Summary Financial Data......................................................  12
Management's Discussion and
          Analysis of Financial Condition and Results of Operation..........  14
Business....................................................................  20
Description of Property.....................................................  29
Legal Proceedings...........................................................  29
Management..................................................................  30
Executive Compensation......................................................  33
Security Ownership of Management and Certain Beneficial Owners..............  45
Certain Relationships and Related Transactions..............................  47
Description of Capital Stock................................................  49
Selling Stockholders........................................................  52
Plan of Distribution........................................................  57
Shares Eligible for Future Sale.............................................  59
Legal Matters...............................................................  60
Experts.....................................................................  60
Index to Financial Statements...............................................  61

                               PROSPECTUS SUMMARY

                                  ZymeTx, Inc.


Our business......................     We are a biotechnology company engaged
                                       in the discovery, development and
                                       commercialization of unique products used to diagnose and treat viruses. The scientific foundation for our business is based upon the role of enzymes in the process of viral infection. Our strategy is to:
                                       o  develop products that may be used to
                                          diagnose and treat a range of
                                          viral diseases;
                                       o  earn revenues from marketing ZstatFlu,
                                          our first diagnostic product;
                                       o  continue our diagnostic research and
                                          development program into other
                                          platform technologies; and
                                       o  sustain an anti-viral therapeutic
                                          research and development program.


Our principal offices.............     Our principal executive offices are
                                       located at 800 Research Parkway, Suite
                                       100, Oklahoma City, Oklahoma 73104 and
                                       our telephone number is (405) 271-1314.

                                  The Offering


   Common stock offered by the
       selling stockholders.............    Up to 9,859,254 shares of common
                                            stock.

   Common stock outstanding before this
       offering.........................    We have 8,305,435 shares of common
                                            stock outstanding prior to this
                                            offering.

   Common stock outstanding after this
       offering.........................    We will have up to 18,164,689 shares
                                            of common stock outstanding after
                                            this offering.

   Use of proceeds......................    We will not receive any proceeds
                                            from the sale of securities by the
                                            selling stockholders. We will,
                                            however, receive proceeds from the
                                            exercise of the warrants covering
                                            the common stock.

   Risk factors.........................    Investing in these securities
                                            involves a high degree of risk and
                                            immediate and substantial dilution
                                            of your investment. As an investor,
                                            you should be able to bear a
                                            complete loss of your investment.
                                            See "Risk Factors" and "Dilution"
                                            for a more detailed discussion.

   Forward-looking statements.....          This prospectus contains
                                            forward-looking statements that

                                            address, among other things, our
                                            expansion and acquisition strategy,
                                            business development, use of
                                            proceeds, projected capital
                                            expenditures, liquidity, and our
                                            development of additional revenue
                                            sources. The forward-looking
                                            statements are based on our current
                                            expectations and are subject to
                                            risks, uncertainties and
                                            assumptions. We base these
                                            forward-looking statements on
                                            information currently available to
                                            us, and we assume no obligation to
                                            update them. Our actual results may
                                            differ materially from the results
                                            anticipated in these forward-looking
                                            statements, due to various factors.

            The 18,094,689 shares of common stock to be outstanding after this offering excludes 1,179,292 options reserved and allotted, to members of the board of directors, executive officers, senior management and key employees.

                                  RISK FACTORS

         You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our securities.

RISKS RELATED TO OUR BUSINESS

Factors Affecting Operations

         The following is a discussion of factors that we believe could have an impact on future operations and financial performance:

We Have Incurred Losses Since Inception And Anticipate That We Will Incur Continued Losses For The Foreseeable Future.

         ZstatFlu is our only current source of product revenue. We have incurred losses in each year since our inception in 1994. For fiscal 2000 and fiscal 2001, we incurred net losses of $6.8 million and $7.0 million, respectively. For the three months ended September 30, 2001, we incurred a net loss of $1.5 million. As of September 30, 2001, we had a negative working capital of $2.4 million. In December 2001 we obtained temporary financing, as described more fully in the offering section of this prospectus, which we expect to sustain our operation through March 2002. Consequently, we must obtain funding to sustain operations beyond March 2002.

Without Additional Funding, We Will Not Be Able To Sustain Operations Beyond March 2002.

         We will require additional financing to sustain operations beyond March 2002. We cannot assure that financing will be available on terms satisfactory to us, or that such financing will be available at all. Additionally, our ability to conduct research and development in the future will depend on our ability to generate cash flow from operations adequate to finance these activities. The lack of adequate capital resources to conduct research and development could limit our ability to introduce new products or make improvements in our existing product line.

         If we are unsuccessful in securing financing to provide us with operating capital, then we will be required to consider other options, including selling the company or its significant assets or dissolving the company.

We Need Substantial Additional Funding And May Not Have Access To Capital, Which Would Harm Our Business.

         We will need to raise substantial additional funds to continue our business activities. We have incurred losses from operations since inception and may continue to incur additional operating losses, resulting from:

         o further research and development activities;
         o further clinical trials;
         o further development of marketing and sales capabilities; and
         o payments to our licensor related to ZstatFlu and our other product candidates.

         We will require additional capital for fiscal 2002. However, our actual capital requirements will depend upon numerous factors, including:

         o the cash flows provided from the sale of ZstatFlu;

         o possible demand by debenture holders;
         o future occurrences of events of default under debentures;
         o the development of further commercialization activities;
         o the progress of our research and development programs;
         o the progress of preclinical and clinical testing;
         o the time and cost involved in obtaining regulatory approvals;
         o the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;
         o the effect of competing technological and market developments;
         o the effect of changes and developments in our existing licensing and other relationships; and
         o the terms of any new collaborative, licensing and other arrangements that we may establish.

         We may be unable to raise sufficient funds to continue operations beyond March 2002 or to complete our development, marketing and sales activities for ZstatFlu or any of our other product candidates. Potential funding sources include:

         o public and private securities offerings;
         o debt financing, such as bank loans; and
         o collaborative, licensing and other arrangements with third parties.

         We may not be able to obtain sufficient debt or equity funding on acceptable terms. In such case, we may have to cease operations or delay or eliminate research and development programs. Our sale of additional equity securities or the expectation that we will sell additional equity securities may have an adverse effect on the price of our common stock. In addition, collaborative arrangements may require us to grant product development programs or licenses to third parties for products that we might otherwise seek to develop or commercialize ourselves.

We Have Significant Indebtedness And We May Not Be Able To Meet Our Obligations.

         We are not currently generating sufficient cash flow from operations to pay the principal amount of the senior secured convertible debentures in default which although due in October 2002 may be immediately due and payable upon any future event of default and may presently be demanded any time after March 1, 2002. To avoid a foreclosure, we may have to sell the company's assets to repay our indebtedness and preserve as much value as possible for our stockholders. We believe a potential buyer would require us to assign our license with Oklahoma Medical Research Foundation, and that Oklahoma Medical Research Foundation would agree to such an assignment. We cannot, however, be sure that Oklahoma Medical Research Foundation would agree to any such transfer or that a willing buyer would be found.

         Our ability to meet our debt service obligations and to reduce our indebtedness depends on our future operating performance and on economic, financial, competitive, regulatory and other factors affecting our operations. Many of these factors are beyond our control and some or all of these factors could adversely affect our future operating performance. We historically have been unable to generate sufficient cash flow from operations to meet our operating needs and have relied on equity and debt financings to fund our operations.

Failure To Obtain Market Acceptance Of Our ZstatFlu Will Have A Material Adverse Effect On Our Operations.

         During the 1998-1999 influenza season we had limited success in realizing sales of ZstatFlu, due principally to the lack of therapeutic products to treat influenza. With the introduction of therapeutics during the 1999-2000 influenza season we saw significantly increased sales of ZstatFlu. Sales of ZstatFlu decreased during the unusually mild 2000-2001 influenza season. The degree of market acceptance of ZstatFlu will depend upon a number of factors, including the availability of third-party reimbursement on an economically advantageous basis to care providers, the establishment of cost-effectiveness of ZstatFlu and its advantages over existing technologies and products. We cannot assure our ability to achieve product and service commercialization or that physicians, patients or third-parties will accept our ZstatFlu. Our inability to achieve commercialization or market acceptance of ZstatFlu will materially and adversely affect our business operations.

Because Of Rapid Technological Development And Intense Competition, Our Products May Be Obsolete Before We Recoup Commercialization Expenses.

         The viral diagnostic and therapeutic field is rapidly evolving, and the pace of technological advancement is expected to continue. Rapid technological development may result in our products becoming obsolete before we recoup a significant portion of related research, development and commercialization expenses. Quidel and Biostar each introduced influenza diagnostic products during 1999 that compete directly with ZstatFlu. Becton-Dickinson introduced an influenza A and B diagnostic in late 2000. Any failure by us to anticipate or respond adequately to technological developments will have a material adverse effect upon our prospects and financial condition.

Failure To Successfully Develop Therapeutic Or Other Diagnostic Products Could Materially Effect Our Financial Condition.

         Our business strategy involves the discovery and development of products in addition to our currently FDA cleared diagnostic products, particularly therapeutic products. These products are in early stages of research and development and further research, development and extensive testing will be required to determine their technical feasibility and commercial viability. Until the development process for these products is complete, we cannot assure that such products will perform in the manner we anticipate, be commercially viable or even if commercially viable, that such products will receive FDA clearance.

         We may experience delays in the commercial introduction of these products, and such delays could be significant. The proposed development schedules for our other diagnostic and therapeutic products may be affected by a variety of factors, many of which will not be within our control, including technological difficulties, proprietary technology of others, possible changes in government regulation and the availability of funding sources. Any delay in the development, introduction and marketing of our products could result either in such products being marketed at a time when their cost and performance characteristics would not be competitive in the marketplace or in the shortening of their commercial lives.

         For fiscal 2002, we will concentrate our efforts on completing improvements to ZstatFlu. We plan to devote greater efforts to the development of our therapeutic and other diagnostic products in fiscal 2003 and beyond if capital resources are available to justify expenditures for those products. Due to our present working capital constraints, we plan to reduce research and development expenditures during fiscal 2002 which may further delay or eliminate the development and acceptance of our therapeutic or other diagnostic products.

         Any failure by us to successfully develop therapeutic or other diagonistic products, or any delays incurred in the process, will have a material adverse effect upon our prospects and financial condition.

Delays By The Third Parties We Rely Upon To Manufacture Zstatflu Could Harm Us.

         We have limited experience in product manufacturing and currently have no facility capable of manufacturing products on the scale necessary for adequate market penetration. Because we do not currently have a large scale manufacturing facility, we have engaged third-party manufacturers to produce finished units of ZstatFlu. Delays by third-party manufacturers in delivering finished products in time could have a material adverse effect on us.

Failure To Protect Our Patents And Proprietary Rights, Our Business Will Result In Harm To Our Financial Condition And Operations.

Our success will depend, in part, on our ability to:

         o obtain patents and license patent rights,
         o to maintain trade secret protection, and
         o to operate without infringing on the rights of other patent holders.

         The patent position of biotechnology firms for such types of patents generally is highly uncertain and involves complex legal and factual issues. Our competitors may have filed applications for or have been issued patents and may obtain additional patents and other proprietary rights relating to virus substrates, chromogens, inhibitors or processes competitive with our patents. The ultimate scope and validity of such patents are presently unknown. If the courts uphold existing or future patents obtained by competitors as valid, we may be required to obtain licenses from such competitors. The extent to which these licenses will be available to us and their cost cannot currently be determined. Our failure to obtain patents or licenses from competitors at reasonable and cost effective rates, could have a material adverse effect upon our financial condition and operations.

         Although we have not had infringement claims filed against us to date, we may in the future be sued by third parties who claim that our products violate their intellectual property rights. We may not be successful in defending ourselves against such claims. Even if we are successful, the defense of such claims would be expensive and would divert management's focus away from running our business. Consequently, any infringement claim, even if without merit, could adversely affect our business.

         We also rely upon copyrights, trademarks and unpatented trade secrets. Others may independently develop substantially equivalent proprietary information and techniques that would undermine our proprietary technologies. Further, others may gain access to our trade secrets or disclose such technology. Any of these events would negatively impact our business.

The FDA And Other Governmental Authorities Strictly Regulate Our Products. If Regulation Delays The Sale Of Our Products, Our Business Would Be Harmed.

         Regulation by Federal, state, local and foreign governmental authorities of our research and development activities, as well as the use and sale of our products when they are commercially viable, is currently, and is expected to remain, significant. The introduction of our products is governed by strict FDA rules and regulations. Our diagnostic products are governed by FDA 510(k), requiring a clinical trial that compares our products to a standard or to a prior cleared methodology. The testing, manufacturing, labeling, distribution, marketing and advertising of therapeutic products are subject to extensive regulation by governmental regulatory authorities in the United States and other countries. The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of new pharmaceutical products through lengthy and detailed clinical testing procedures and other costly and time-consuming compliance procedures.

         Our therapeutic compounds will require substantial clinical trials and FDA review as new drugs and such products are in the discovery stage of development, requiring significant further research, development, clinical testing and regulatory clearances. Due to the extended testing and regulatory review process required for therapeutic products before marketing clearance can be obtained, we do not expect to be able to commercialize any therapeutic drug for at least several years, either directly or through any potential corporate partners or licensees. A delay in obtaining or failure to obtain such approvals could have a material adverse effect on our business and results of operations. We and our third-party manufacturers are subject to quality regulations promulgated by the FDA. The FDA will also inspect our manufacturing facilities and the facilities of our third-party manufacturers on a routine basis for regulatory compliance with quality regulations. Although our employees have experience with quality protocols, there can be no assurance that we or our third-party manufacturers can satisfy these requirements. We would not be allowed to manufacture our approved or cleared products in the event such quality protocols could not be met.

If We Are Not Able To Manage The Growth Of The Company We May Never Achieve Profitability.

         Our success will depend on our ability to expand and manage our operations and facilities. There can be no assurance that we will be able to manage our growth, meet the staffing requirements of manufacturing scale-up or for current or additional collaborative relationships or successfully assimilate and train our new employees. In addition, to manage our growth effectively, we will be required to expand our management base and enhance our operating and financial systems. If we continue to grow, there can be no assurance that the management skills and systems currently in place will be adequate or that we will be able to manage any additional growth effectively. Failure to achieve any of these goals could have a material adverse effect on our business, financial condition or results of operations.


We May Be Subject To Product Liability Claims, Which May Harm Our Business, Financial Condition And Results Of Operations Regardless Of The Outcome.

         The testing, marketing and sale of therapeutic products and, to a lesser degree, diagnostic products, entail an inherent risk of adverse effects and/or medical complications to patients and, as a result, product liability claims may be asserted against us. A product liability claim or product recall could have a material adverse effect on our financial condition. We have product liability insurance in the aggregate amount of $11.0 million for products that we market. There can be no assurance that liability will not exceed the insured amount. In the event of a successful suit against us, insufficient insurance or lack of insurance would have a material adverse effect on us.

Our Inability To Fund Or Complete Preclinical Studies And Clinical Trials Could Result In Delays And Increased Costs Which Could Adversely Affect Our Business.

         We must demonstrate through preclinical studies and clinical trials that our proposed therapeutic products are safe and effective for use in each target indication before we can obtain regulatory approvals for the commercial sale of those products. These studies and trials may be very costly and time-consuming. The rate of completion of clinical trials for either diagnostic or therapeutic products is dependent upon, among other factors, the rate of enrollment of patients. Failure to enroll an adequate number of clinical patients during the appropriate season could cause significant delays and increased costs. The cost to conduct human clinical trials for any potential product can vary dramatically based on a number of factors, including whether the product is a diagnostic or a therapeutic product, the order and timing of clinical indications pursued and the extent of development and financial support, if any, from corporate partners.

Risks Related To Our Current Financing Agreements

There Are A Large Number Of Shares Underlying Our Convertible Debentures and Warrants That May Be Available For Future Sale And The Sale Of These Shares May Depress The Market Price Of Our Common Stock.

         As of December 4, 2001, we had:

         o 8,305,435 shares of common stock issued and outstanding.
         o An aggregate of 722,500 shares of common stock issuable upon exercise of the warrants granted in connection with the December 2001 private offering.
         o An aggregate of 6,081,581 shares of common stock issuable upon conversion of debentures.
         o An aggregate of 3,547,288 shares upon exercise of warrants granted to:
             o Our underwriters of a private placement of our common stock in
               1996;
             o Our underwriters of a private offering of our common stock in
               1997;
             o Our placement agent for our October 13, 2000 convertible debentures;
             o Our investors of our October 13, 2000 convertible debentures;
             o Our consultants;
             o OMRF in connection with our technology license; and
             o Our landlord in connection with the lease of our premises.

         The amount of common stock issuable upon the exercise of all outstanding warrants and conversions of all debentures represents approximately 124% of our total outstanding common shares. All of the shares, including the shares issued upon exercise of our warrants, may be sold without restriction. The sale of these shares may depress the market price of our common stock.

Risks Related To This Offering and Our Common Stock

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in our Securities is Limited, Which Makes Transactions in our Stock Cumbersome and May Reduce the Value of an Investment in our Stock.

         Since our common stock is not listed or quoted on any exchange or on Nasdaq, and no other exemptions currently apply, trading in our common stock on the Over-The-Counter Bulletin Board is subject to the "penny stock" rules of the SEC. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker and its salespersons in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The brokers must provide bid and offer quotations and compensation information before making any purchase or sale of a penny stock and also provide this information in the customer's confirmation. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

                   WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. Those reports, proxy statements and other information may be obtained:

          o At the public reference room of the Commission, Room 1024 - Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

          o By writing to the Commission, Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

          o From the Internet site maintained by the Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

         We have filed with the Commission a registration statement under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus, which is a part of the registration statement, does not contain all the information set forth in, or annexed as exhibits to, such registration statement, certain portions of which have been omitted pursuant to rules and regulations of the Commission. For further information with respect to ZymeTx and the common stock, reference is made to such registration statement, including the exhibits thereto, copies of which may be inspected and copied at the aforementioned facilities of the Commission. Copies of such registration statement, including the exhibits, may be obtained from the Public Reference Section of the Commission at the aforementioned address upon payment of the fee prescribed by the Commission. Information regarding the operation of the Commission's public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.

         We intend to distribute to our stockholders annual reports containing financial statements audited and reported upon by our independent public accountants after the close of each fiscal year, and will make such other periodic reports available as we may determine to be appropriate or as may be required by law. Our fiscal year ends June 30 of each year.

                                  THE OFFERING

         In this prospectus, we are registering:

     o 722,500 shares of common stock underlying warrants issued to accredited investors pursuant to a private offering completed in December 2001;
     o   6,081,581 pursuant to senior secured convertible debentures; and
     o An aggregate of 2,985,174 shares of common stock issuable upon exercise of outstanding warrants as described below.

         The following is a summary of the transactions pursuant to which we are registering the above shares of common stock:

         The December 2001 Private Offering. In December 2001 we completed a private offering of $722,500 of Units. The private offering consisted of up to $1,000,000 of units, each unit consisting of (i) a $25,000 principal amount 12% promissory note, and (ii) warrants to purchase 25,000 shares of our common stock. The principal and accrued interest on the promissory notes is due on May 31, 2002. The promissory notes carry an annual coupon rate of 12%, which is payable in cash and payable only upon repayment of the promissory notes. The holders of the promissory notes shall be secured by a maximum of $200,000 of our assets on a pari passu basis with the security held by Palladin Opportunity Fund, LLC and Hallifax Fund, L.P., which are the holders of $1,815,075 principal amount 5% senior secured convertible debentures. The warrants entitle each holder to purchase one share of our common stock at an exercise price of $0.30 per share. The warrants are exercisable at any time prior to the close of business on November 15, 2006. Any warrants not exercised by that time will expire.

         Upon any event of default, the note holders can require us to immediately pay the principal amount outstanding, together with accrued but unpaid interest.

         Senior Secured Convertible Debentures. Under an October 2000 financing agreement with Palladin Opportunity Fund, LLC and Halifax Fund L.P., we closed the sale of $2.0 million of senior secured convertible debentures to Palladin and Halifax, resulting in net proceeds of approximately $1.8 million. The debentures have a stated rate of interest at 5%, which is payable May 1 and November 1 of each year, in cash or common stock or by adding the interest to the outstanding principal due under the debenture at our option. By the original terms, the debentures mature in October 2002; however, as a result of certain events of default, the holders of the debentures may demand payment of approximately $2.8 million any time after March 1, 2002. The debentures are convertible to common stock at the option of the investor based on a conversion price based on the weighted average price of our common stock for fifteen days prior to periodic anniversaries of the issuance of the debentures. The debentures are secured by a first priority interest in substantially all of our assets. The debentures prohibit us from declaring and paying dividends on our common stock so long as these debentures remain outstanding and limit the Company's ability to incur new indebtedness senior to the debentures. The initial conversion price at the date of closing was $3.12 per share and has most recently been reset to $.2853 per share, which greatly increased the number of shares potentially issuable upon conversion of the debentures. Further, as a result of certain events of default, Palladin Opportunity Fund, LLC and Halifax Fund L.P. have rights under the premium redemption provisions of the registration rights agreement with us. This provision allows them to make demand upon us for the aggregate amount equal to the shares of our common stock available upon conversion using the latest conversion price times the highest price that our common stock has traded for from the date of the default until the debentures are redeemed. As of the December 20, 2001, that amount would aggregate approximately $7.2 million. Palladin and Halifax have agreed to not enforce their rights under this agreement, conditioned upon there being no future events of default.

         In conjunction with the issuance of the debentures to the investor, we issued warrants to the investor for the purchase of 180,000 (adjusted to 193,424 as of the date hereof) shares of common stock at a price of $3.17(adjusted to $2.95 as of the date hereof), exercisable for a period of five years following closing. We also issued approximately 59,000 warrants to placement agents involved in the transaction which are exercisable at $3.43 (adjusted to $3.19 as of the date hereof) per share for a period of five years following closing. If the investor converts the debentures into common stock when the closing bid price of our common stock is greater than $4.00 per share, then for every ten shares received upon conversion, the investor will receive one warrant to purchase one share of our common stock at $4.00 per share, exercisable for a period of five years following conversion.

         On November 19, 2001 we entered into an agreement with Palladin Opportunity Fund, LLC and Halifax Fund, L.P., wherein Palladin and Halifax agreed not to enforce certain rights, until after February 28, 2002. Pursuant to this agreement we agreed to file a registration statement covering 5,000,000 shares of our common stock underlying the convertible debentures and 500,000 shares underlying warrants to purchase an additional 500,000 shares of our common stock issued to Palladin and Halifax.

         Warrants. We are registering an aggregate of 3,055,174 shares of our common stock underlying warrants for issuances in connection with the following:

                 o Our underwriters of a private placement of our common stock in 1996;
                 o Our underwriters of a private offering of our common stock in 1997;
                 o Our placement agent for our October 13, 2000 convertible debentures;
                 o Our investors of our October 13, 2000 convertible debentures;
                 o Our consultants;
                 o OMRF in connection with our technology license; and
                 o Our landlord in connection with the lease of our premises.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders of our company. There will be no proceeds to our company from the sale of shares of common stock in this offering pursuant to the convertible debentures. However, we will receive proceeds upon the exercise of the warrants that may be exercised by the selling stockholder. We anticipate receiving approximately $4,433,594, if all of the warrants are exercised, which proceeds we will use for general corporate purposes.

               MARKET FOR COMMON EQUITY AND RELATED STOCK MATTERS

         Our common stock traded on the Nasdaq National Market under the symbol "ZMTX" until June 19, 2001. Since June 20, 2001 our common stock has traded on the NASD Over-the-Counter (OTC) Bulletin Board under the symbol "ZMTX.OB". The following table shows the high and low closing sales prices per share for the last two fiscal years.


                                    HIGH         LOW
                                   -------     -------
FISCAL 2000

Second Quarter                     $  2.69     $  1.75

Third Quarter                      $  6.38     $  1.94

Fourth Quarter                     $  3.19     $  1.81

FISCAL 2001

First Quarter                      $  3.63     $  2.19

Second Quarter                     $  3.13     $  1.31

Third Quarter                      $  2.06     $  0.75

Fourth Quarter                     $  0.97     $  0.31(1)

FISCAL 2002

First Quarter                      $  0.55     $  0.17(1)

(1)Based on over-the-counter quotations that reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

STOCKHOLDERS

         As of November 30, 2001, there were approximately 128 holders of record of common stock according to the records maintained by our transfer agent. As of that date, we had approximately 3,443 stockholders, including beneficial owners holding shares in street or nominee names.

                                   DIVIDENDS

We have not paid dividends on our common stock and do not intend to pay any dividends in the foreseeable future; in addition, so long as we have outstanding certain 5% senior convertible debentures we are prohibited from declaring and paying dividends.

                             SUMMARY FINANCIAL DATA

          The following summary of financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, including the related notes. The statement of loss for the fiscal year ended June 30, 2000 and 2001 and the balance sheet data as of June 30, 2000 and June 30, 2001 are derived from the financial statements of ZymeTx, Inc., which have been audited by Ernst & Young LLP, independent auditors. The balance sheet of ZymeTx, Inc. as of September 30, 2001 and the statement of loss for the three month period ended September 30, 2001 were derived from the unaudited financial statements of ZymeTx, Inc.

Operating Data


                                                                                 Three months
                                               Fiscal Year June 30,             September 30,
                                         ----------------------------------------------------------
                                               2000             2001                 2001
                                         ----------------------------------------------------------
Revenues                                       $1,224,820         $948,703                $598,395
Cost of Goods Sold                                643,935          495,930                 453,108
Inventory write-down                              913,861          260,000                      --
                                         ----------------------------------------------------------
                                                 (332,976)         192,773                 145,287

Operating Expenses:
Research & Development                          1,562,387        1,303,152                 195,348
Product Development                               920,399          703,153                 132,707
Sales & Marketing                               1,747,620        2,117,537                 241,233
General & Administrative                        2,676,547        1,792,733                 234,534
Return of in-process technology                  (150,000)              --                      --
                                         ----------------------------------------------------------
Total operating expenses                        6,756,953        5,916,575                 803,822
                                         ----------------------------------------------------------
Loss from operations                           (7,089,929)       5,723,802                (658,535)

Other income (expense):
Interest and dividend income                      347,261          179,694                  10,807
Interest expense, including
   amortization of offering costs and
   accretion of discount on debentures
                                                  (36,173)        (872,248)                (33,612)
Provision for premium on redemption of
   debentures                                          --         (617,800)               (853,000)
                                         ----------------------------------------------------------
Total other income (expense)                      311,088       (1,310,354)               (875,805)
                                         ----------------------------------------------------------
Net loss                                     $ (6,778,841)    $ (7,034,156)           $ (1,534,340)
                                         ==========================================================
Basic and diluted net loss per common
   share                                          $(1.00)          $ (1.02)                 $ (.22)
                                         ==========================================================
Weighted average common shares
   outstanding                                  6,752,274        6,868,086               6,895,303
                                         ==========================================================

Balance Sheet Data:
                                           June 30, 2001            September 30, 2001
                                           -------------            ------------------
Total current assets                        $2,373,034                 $1,956,806
Inventory not expected to be
   realized within one year                    492,226                    464,107
Property, equipment and leasehold
   improvements, net                           437,756                    393,396
Proprietary technology and other
   intangibles, net                             37,616                     35,375
Total current liabilities                    4,111,633                  4,380,822
Senior secured convertible
   debentures, in default, due after
   one year                                         --                    698,000
Other long-term obligations                     39,009                     11,742
Total stockholders' deficit                   (810,010)                (2,240,520)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. This document contains certain forward-looking statements including, among others, anticipated trends in our financial condition and results of operations and our business strategy. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Important factors to consider in evaluating such forward-looking statements include (i) changes in external competitive market factors or in our internal budgeting process which might impact trends in the our results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in the our business strategy or an inability to execute its strategy due to unanticipated changes in the industries in which we operates; and (iv) various competitive factors that may prevent the us from competing successfully in the marketplace.

Overview

         We are engaged in the discovery, development and commercialization of unique products used to diagnose and treat viruses. The scientific foundation for our business is based upon the role of enzymes in the process of viral infection. Our strategy is to:

         o develop products that may be used to diagnose and treat a range of viral diseases;
         o earn revenues from marketing ZstatFlu, our first diagnostic product;
         o continue our diagnostic research and development program into other platform technologies; and
         o sustain an anti-viral therapeutic research and development program.

         ViraZyme(R), our core technology, exploits the subtle structural differences and characteristics of enzymes to create products to diagnose and treat viruses. Our diagnostic technology is a platform for proprietary two-part compounds that will split when the compound contacts a specific enzyme which is the viral target site. As a result of this split, one part of the compound reveals itself in formats easily detected by the naked eye, permitting the user to determine whether the virus is present. For therapeutic products, the technology platform uses modified versions of the diagnostic compounds that bind to specific viral enzymes to interrupt the replication cycle, and a proprietary Inverted Drug Screening System.

         The initial viral targets of our diagnostic products are respiratory infections including influenza A and influenza B, respiratory syncytial virus, parainfluenza and adenovirus. There are three genera of influenza virus, A, B, and C; A and B are most common to humans, while C rarely causes significant infection. Respiratory syncital virus infects humans, usually children, which is an important cause of acute respiratory disease. Adenovirus can cause respiratory disease, keratoconjunctivitis, diarrhea, cystitis and other diseases.

         For fiscal 2000 and fiscal 2001, we incurred net losses of $6.8 million and $7.0 million respectively. For the three months ended September 30, 2001, we recognized a net loss of $1.5 million. As of September 30, 2001, our working capital was a deficit of $2.4 million, including $3.0 million of debt in default. In October 2001, we revised our operating plan for fiscal 2002. The new plan included the $722,500 of financing we secured through an offering completed in December 2001 in the form of 12% notes payable (due in May 2002) to a group of 16 investors who received warrants to purchase 722,500 shares of common stock at an exercise price of $.30, exercisable until November 15, 2006.

         In order to complete this financing, on November 19, 2001 we entered into an agreement with Palladin Opportunity Fund, LLC and Halifax Fund, L.P., the holders of our senior secured convertible debentures, wherein Palladin and Halifax agreed not to enforce certain redemption rights resulting from existing defaults under the debentures until after February 28, 2002. Furthermore, while this financing has enabled us to maintain cash, cash equivalents and accounts receivable in excess of $250,000, which is one of the events of default under the debentures, in the event that we do not meet our revised operating plan, we may nevertheless, in the near term, be in violation of this event of default. Should this event of default occur, it would result in the expiration of the agreement not to enforce their rights to demand payment of the debentures prior to February 28, 2002 at the premium redemption price of 120% of face value or the conversion value provision of the premium redemption allowing them to make demand on us for approximately $7.6 million.

         Notwithstanding the completion of this financing, we are continuing to consider all other options, including the sale of the company, the sale of significant assets of the company or dissolution of the company. See Liquidity and Capital Resources.

         ZymeTx was incorporated under the laws of the State of Delaware in 1994. ViraZyme(R), ViraSTAT(R) and ZstatFlu(TM) are trademarks owned or licensed by ZymeTx.

Results of Operations

Three Month Ended September 30, 2001 Compared to Three Months Ended September 30, 2000

         For the three months ended September 30, 2001, we recognized a net loss of $1.5 million. Net loss applicable to common stock for the three months ended September 30, 2001, was $.22 per basic and diluted share, compared to a net loss of $.21 per basic and diluted share for the first quarter of fiscal 2000. The increase in net loss is due to an additional $.9 million of provision on redemption of the debentures due to the decrease in the conversion price in the first quarter of fiscal 2002, partially offset by an increase in sales and a reduction in expenses as discussed below. (See Note 5 of Notes to Condensed Financial Statements.)

         Product Sales. For the three months ended September 30, 2001, we recognized increased revenues from sales of our primary diagnostic product as compared to the comparable three months ended September 30, 2000. This increase is attributed to the sale of ZstatFlu to our Japanese distributor this year while last year's sales were limited to the U.S. market, in which sales are concentrated in the second and third quarters. About half of our sales to our Japanese supplier were on an accelerated basis in order to generate cash to fund outstanding payables and make payroll. The accelerated sales necessitated shipment of finished goods rather than component parts, resulting in reduced profit margins.

         Research And Development. Research and development spending for the three months ended September 30, 2001, totaled $.2 million, which was comparable to the amount spent during the three months ended September 30, 2000.

         Product Development. Product development costs expended in the manufacturing and production of our diagnostic product totaled $.1 million for the three months ended September 30, 2001. This represents a 33% decrease from the comparable three months ended September 30, 2000. The decrease is due primarily to a decrease in contract labor expense.

         Sales And Marketing. Sales and marketing expenses totaled $.2 million for the three months ended September 30, 2001. This represents a 54% decrease from the comparable three months ended September 30, 2000. This decrease is primarily due to decreased use of outside consultants and very limited promotional sales programs in fiscal 2002.

         General And Administrative. General and administrative costs totaled $.2 million for the three months ended September 30, 2001. This represents a 58% decrease from the comparable three months ended September 30, 2000. The decrease was principally due to decreased use of outside consultants and fewer full-time personnel.

         Interest, Dividend And Other Income. Interest, dividend and other income totaled $10,807 for the three months ended September 30, 2001. This represents a 78% decrease compared to the three months ended September 30, 2000. The decrease resulted because we no longer have cash to invest in marketable securities, offset by $10,000 of other income in fiscal 2002.

         Interest Expense. Interest expense totaled $34,000 for the three months ended September 30, 2001. This represents a 364% increase compared to the three months ended September 30, 2000. This increase is due to the debenture issuance in October 2000.

         Provision For Premium On Redemption Of Debentures. The provision for premium on redemption of debentures for the three months ended September 20, 2001 amount to $.9 million, $.8 million of which resulted from reduction in the debenture conversion rate from $.70 per share in the fourth quarter of 2001 to $.38 per share in the first quarter of 2002. Due to the existing and ongoing defaults under the debentures, we are subject to the premium redemption provisions of the debentures and related agreements that provide the holders the right to put the debentures to the Company at specified premiums. See Note 5 of Notes to Condensed Financial Statements for further discussion of the current terms and conditions of the debentures.

Fiscal Year Ending June 30, 2001 Compared to Fiscal Year Ending June 30, 2000

         Product Sales. We had revenues of $0.9 million and $1.2 million in fiscal 2001 and fiscal 2000, respectively. After the introduction of influenza therapeutics by other pharmaceutical companies in fiscal 2000, we generated significant revenues for the first time. We then expected further diagnostic sales increases in fiscal 2001 given the expected growth of the influenza therapeutics and the companion need for accurate and rapid diagnostics. However, the 2000-2001 influenza season was unusually mild relative to typical seasons, and influenza sales did not increase as anticipated. We believe that the low incidence of influenza was a major factor in the $.3 million decrease in revenues from 2000 to 2001.

         We intend to market ZstatFlu(TM) during fiscal 2002 through third party marketing groups to the point of care, acute care and hospital markets. Additional distributors have been added that increase the product distribution channels to the hospital and laboratory markets which are expected to be primary consumers of our ZstatFlu diagnostic product.

         Inventory Write-Down. Inventory write-downs totaled $0.3 million and $0.9 million for fiscal year 2001 and fiscal year 2000, respectively. The fiscal year 2001 inventory write-down recorded in the fourth quarter of 2001 related to quantities of raw materials we do not presently expect to use and sell in fiscal 2002 or 2003. The fiscal 2000 write-downs were primarily due to improvements in ZstatFlu(TM) incubation times from one hour to twenty minutes and other qualitative test improvements. The improvements required write-downs of obsolete materials, additional labor costs for reworking kit components, repackaging costs, and additional quality assurance costs.

         Research And Development. Research and development spending for fiscal 2001 and fiscal 2000 totaled $1.3 and $1.6 million respectively. Decreases in research spending consisted of reduced contract research and other laboratory operating expenses which focused on the development of new diagnostic formats and limited pre-clinical therapeutic research. In fiscal 2002 our available resources will be allocated primarily to the continued development of a new film-and-chemistry based rapid disease detection platform using a light-emitting technology called chemiluminescence. Our antiviral therapeutic research expenditures are not likely to be increased unless covered by additional government grants.

         Product Development. Product development costs were expended to improve the sensitivity, portability and incubation time of ZstatFlu(TM) and totaled $0.7 and $0.9 million for fiscal 2001 and fiscal 2000, respectively. These costs included ZstatFlu(TM) scale-up manufacturing processes, technology transfer and the development of improved diagnostic delivery platforms. The decrease in product development expenditures was primarily due to decreases in occupancy and travel costs.

         Sales And Marketing. Sales and marketing expenses totaled $2.1 and $1.7 million for fiscal 2001 and fiscal 2000, respectively. The increase in sales and marketing expense, a portion of which was non-cash, resulted from more costly promotional sales programs and product fulfillment costs which were outsourced during fiscal 2001.

         General And Administrative. General and administrative costs totaled $1.8 and $2.7 million for fiscal 2001 and 2000, respectively. The decrease was principally due to reduced executive compensation and reduced rent resulting from a reduction in leased space.

         Return Of In-Process Technology. In fiscal 2000, we returned certain in-process technology to Oklahoma Medical Research Foundation, a stockholder, because the technology did not have the properties that we expected. Oklahoma Medical Research Foundation refunded our purchase price of $150,000 by offsetting our outstanding note payable by such amount.

         Other Income And Expenses. Interest and dividend income for fiscal 2001 totaled $0.2 million compared with $0.3 million for fiscal 2000. The decrease is due to decreases in short term cash investments resulting from our use of funds for operating expenses. Interest expense for fiscal 2001 totaled $0.9 million compared to less than $0.1 million for fiscal 2000 resulting from the sale of $2.0 million of 5% senior secured convertible debentures in October 2000. In the fourth quarter of fiscal 2001, we defaulted on the debentures and expensed $.5 million, the remaining offering costs and discount. The default and the resulting put option associated with the default resulted in a 20% increase in the debenture redemption price, which as of June 30, 2001, amounts to approximately $.6 million.

Plan of Operations

         Our plan of operations for fiscal 2002, assuming we are successful in raising capital as discussed herein, is to market ZstatFlu to the point of care, acute care and hospital markets. The continued anthrax situation in the United States is propelling interest in our ZstatFlu test. As a result of the threat of bioterrorism, the Company has promoted the test to independent primary-care-physicians, clinics, emergency rooms, occupational health, nursing homes and government.

         Beginning in the fourth quarter of fiscal 2001, we have taken a number of actions to conserve and generate cash needed to remain in business. Operating overheads have been reduced, research and development has been put on hold, and payments to vendors and suppliers have been delayed. In the first quarter of fiscal 2002, in an effort to provide cash, we reached agreement with our Japanese distributor of ZstatFlu to sell 100,000 units of product, 40,000 of which were on an accelerated basis. The accelerated sales necessitated shipment of finished goods rather than component parts resulting in reduced profit margins but provided cash needed to remain in business.

            As a result of the debenture conversion reset in October 2001 and the rise in the trading price of our common stock in late October 2001, both of which occurred prior to the execution of the forbearance agreement with the October 2000 debenture holders discussed above, in the second quarter of fiscal 2002, we will recognize an additional charge to operations related to the premium redemption provisions of the debentures and related agreements of approximately $4.7 million. This amount will also be reflected in our balance sheet as debentures in default, bringing such liability due within one year to an aggregate of $7.6 million. This amount may be reduced in future periods to the extent the debentures are exchanged for shares of our common stock or ultimately redeemed, thus settling the amount of the liability associated with the debentures. There are no assurances that we will be successful in ultimately settling the liability associated with the debentures for an amount less than the amount described above or that there will not be future events of default resulting in the expiration of the limitation on the rights of the debenture investors to make demand on us for the conversion value of the debentures.

Liquidity & Capital Resources

         As of September 30, 2001, we had negative working capital of $2.4 million, including $3.0 million of debt in default. For the years ended June 30, 2000 and 2001, we incurred operating losses of $6.8 million and $7.0 million, respectively and during the first quarter of fiscal 2002 we incurred an additional operating loss of $1.5 million. As a result of our delisting from the NASDAQ National Market System and other events, we are in default under the debentures. The debenture holders have not waived these defaults but have agreed to forebear demand for repayment until at least March 1, 2002, conditioned upon any further events of default. If the holders make demand on us at that time, we would likely be unable to pay the debentures, and the holders would have the right to foreclose on all of our assets. We cannot predict what actions the debenture holders may take; however, we are communicating with the debenture holders and others in an effort to secure their cooperation with the attempts to obtain long-term financing or adopt alternative measures.

         Beginning in the fourth quarter of fiscal 2001, we have taken a number of actions to conserve and generate cash needed to remain in business. Operating overheads have been reduced, research and development has been put on hold, and payments to vendors and suppliers have been delayed. In the first quarter of fiscal 2002, in an effort to provide cash, we reached agreement with our Japanese distributor of ZstatFlu to sell 100,000 units of product, 40,000 of which were on an accelerated basis. The accelerated sales necessitated shipment of finished goods rather than component parts resulting in reduced profit margins but provided cash needed to remain in business.

         As a result of the debenture conversion reset in October 2001 and the rise in the trading price of our common stock in late October 2001, both of which occurred prior to the execution of the forebearance agreement with the debenture holders discussed above, in the second quarter of fiscal 2002, we will recognize an additional charge to operations related to the premium redemption provisions of the debentures and related agreements of approximately $4.7 million. This amount will also be reflected in our balance sheet as debentures in default, bringing such liability due within one year to an aggregate of $7.6 million. This amount may be reduced in future periods to the extent the debentures are exchanged for shares of our common stock or ultimately redeemed, thus settling the amount of the liability associated with the debentures. There are no assurances that we will be successful in ultimately settling the liability associated with the debentures for an amount less than the amount described above or that there will not be future events of default resulting in the expiration of the limitation on the rights of the debenture investors to make demand on us for the conversion value of the debentures.


OKLAHOMA MEDICAL RESEARCH FOUNDATION PROMISSORY NOTE

         We have a promissory note outstanding relating to a license of intellectual property from Oklahoma Medical Research Foundation (OMRF), which had an outstanding balance at September 30, 2001, of $125,998. The terms of the note, as amended, require quarterly principal and interest payments of $16,753 and continuing thereafter until the note is repaid in full. We failed to make quarterly payments due on May 15, 2001, August 15, 2001 and November 15, 2001. On December 26, 2001, OMRF agreed to extend the waiver of default previously granted by OMRF related to past due principal and interest payments of approximately $51,000 through January 15, 2002 by which time this amount and certain royalty payments due will be exchanged for a 12% note payable on May 31, 2002 and 5 year warrants to purchase approximately 70,000 shares of our common stock at $.30 per share.

RECENT EVENTS

         In December 2001 we completed a private offering of $722,500 of units. Each Unit consisting of (i) a $25,000 principal amount 12% promissory note, and (ii) warrants to purchase 25,000 shares of our common stock. The principal and accrued interest on the promissory notes is due on May 31, 2002. The promissory notes carry an annual coupon rate of 12%, which is payable in cash and payable only upon repayment of the promissory notes. The holders of the promissory notes shall be secured by a maximum $200,000 of our assets on a pari passu basis with the security held by Palladin Opportunity Fund, LLC and Hallifax Fund, L.P., which are the holders of $1,815,075 principal amount 5% senior secured convertible debentures due October 12, 2002. The warrants entitle each holder to purchase one share of our common stock at an exercise price of $0.30 per share. The warrants are exercisable at any time prior to the close of business on November 15, 2006.

                                    BUSINESS

Overview

         We are engaged in the discovery, development and commercialization of unique products used to diagnose and treat viruses. The scientific foundation for our business is based upon the role of enzymes in the process of viral infection. Our strategy is to:

         o develop products that may be used to diagnose and treat a range of viral diseases;
         o earn revenues from marketing ZstatFlu, our first diagnostic product;
         o continue our diagnostic research and development program into other platform technologies; and
         o sustain an anti-viral therapeutic research and development program.

         ViraZyme(R), our core technology, exploits the subtle structural differences and characteristics of enzymes to create products to diagnose and treat viruses. Our diagnostic technology is a platform for proprietary two-part compounds that will split when the compound contacts a specific enzyme which is the viral target site. As a result of this split, one part of the compound reveals itself in formats easily detected by the naked eye, permitting the user to determine whether the virus is present. For therapeutic products, the technology platform uses modified versions of the diagnostic compounds that bind to specific viral enzymes to interrupt the replication cycle, and a proprietary Inverted Drug Screening System.

         The initial viral targets of our diagnostic products are respiratory infections including influenza A and influenza B, respiratory syncytial virus, parainfluenza and adenovirus. There are three genera of influenza virus, A, B, and C; A and B are most common to humans, while C rarely causes significant infection. Respiratory syncital virus infects humans, usually children, which is an important cause of acute respiratory disease. Adenovirus can cause respiratory disease, keratoconjunctivitis, diarrhea, cystitis and other diseases.

         For fiscal 2000 and fiscal 2001, we incurred net losses of $6.8 million and $7.0 million respectively. For the three months ended September 30, 2001, we recognized a net loss of $1.5 million. As of September 30, 2001, our working capital was a deficit of $2.4 million, including $3.0 million of debt in default. In October 2001, we revised our operating plan for fiscal 2002. The new plan included the $722,500 of financing we secured through an offering completed in December 2001 in the form of 12% notes payable (due in May 2002) to a group of 16 investors who received warrants to purchase 722,500 shares of common stock at an exercise price of $.30, exercisable until November 15, 2006.

         In order to complete this financing, on November 19, 2001 we entered into an agreement with Palladin Opportunity Fund, LLC and Halifax Fund, L.P., the holders of our senior secured convertible debentures, wherein Palladin and Halifax agreed not to enforce certain redemption rights resulting from existing defaults under the debentures until after February 28, 2002. Furthermore, while this financing has enabled us to maintain cash, cash equivalents and accounts receivable in excess of $250,000, which is one of the events of default under the debentures, in the event that we do not meet our revised operating plan, we may nevertheless, in the near term, be in violation of this event of default. Should this event of default occur, it would result in the expiration of the agreement not to enforce their rights to demand payment of the debentures prior to February 28, 2002 at the premium redemption price of 120% of face value or the conversion value provision of the premium redemption allowing them to make demand on us for approximately $7.6 million.

         Notwithstanding the completion of this financing, we are continuing to consider all other options, including the sale of the company, the sale of significant assets of the company or dissolution of the company.

         ZymeTx was incorporated under the laws of the State of Delaware in 1994. ViraZyme(R), ViraSTAT(R) and ZstatFlu(TM) are trademarks owned or licensed by ZymeTx.



ZYMETX TECHNOLOGY

         Scientific Background. Our ViraZyme(R) technology focuses on the development of highly specific/selective molecules that will interact only with an enzyme of specific origin such as viral, mammalian or bacterial origin. This permits interaction with one enzyme while preventing activity with a similar enzyme of different origin. We can identify the fingerprint of critical enzymes and then build molecules having great preference for only the targeted form of the enzyme. We build these molecules using proprietary assays supported by X-ray crystallography. The enzyme structure is analyzed with 3-dimensional computer aided designs, and by "rational design" which is a method of designing a molecule based upon knowledge of the desired structural characteristics.

The core of the ViraZyme(R) approach is to identify essential target sites of viral enzymes and synthetically produce molecules that act selectively upon an identified target site. This approach has now been shown to develop both diagnostic and therapeutic programs.

         We select viral diseases other than influenza to be targeted for commercialization of our products based on the following criteria:

         o  potential market size;
         o  the viral disease's incidence, morbidity/mortality;
         o the availability of diagnostics and therapeutics for the viral disease; and
         o  the existence of possible corporate partners.

During fiscal 2000 and fiscal 2001, we incurred research and development expenses of approximately $1.6 million and $1.3 million, respectively. Developing any additional products will require significant ongoing research and development and capital resources not currently available to us.

ZSTATFLU(TM)

         Background. Our flagship product, ZstatFlu(TM), permits physicians to detect both influenza types A and B virus directly from a patient specimen while in the physician's office. The unique patented technology of ZstatFlu(R) targets the influenza neuraminidase enzyme. The ViraZyme(R) technology incorporates patented substrate molecules which react with the influenza neuraminidase enzyme to generate a visible color exposing the presence of the virus.

         Product Status. The FDA cleared the original ZstatFlu(TM) test in September 1997. In August 1998 and August 1999 we introduced FDA cleared improvements to this product. These improvements have made the test easier to use and have improved the test's performance. One such improvement made the test "portable." A specimen may be transported from the collection point such as a patient's room in a nursing home to a remote regional testing site such as a centralized reference laboratory or hospital laboratory without the use of special packaging. In early fiscal 2000 we reduced the test time from 30 minutes to 20 minutes, making it more convenient for results to be obtained while patients wait in a doctor's office.

         In December 2000 the ZstatFlu(TM) test was granted waived status by the United States Food and Drug Administration, commonly known as the FDA. The waived status under the Clinical Laboratory Improvements Amendment means the test procedure can be performed properly and safely without the usual regulatory requirements that govern most other laboratory tests because of the test's simplicity of use and performance features.

OTHER CURRENT PRODUCTS CLEARED BY THE FDA

         We have a history of successfully gaining FDA 510(k) clearances; however, we have chosen not to expend resources to market the products described below, and we cannot assure you we will ever market these products or that marketing such products would generate significant income.

         Virazyme(R) Culture Screen. ViraZyme(R) Culture Screen, cleared by the FDA in June 1996, detects influenza and parainfluenza viruses and is a product available to clinical labs, in contrast to the use of ZstatFlu(R), which is used both in physician office laboratories and clinical labs. We believe the Culture Screen product reduces labor-intensive procedures in the clinical laboratory and reduces costs.

         Virastat(R) Parainfluenza 1, 2 And 3 Fitc-Labeled Monoclonal Antibodies. ViraSTAT(R) Parainfluenza 1, 2 and 3, cleared by the FDA in 1995, is the first of a series of clinical lab products we developed using monoclonal antibody technology. Monoclonal antibodies are highly specific for a particular part of an organism and are homogeneous in that they all arise from a single cell clone. This directly labeled product has several distinct advantages over time and labor-intensive tests of other clinical lab products currently available. We intend to develop other monoclonal antibody-based products for the detection of adenovirus and RSV [Please define this term.], and the influenza type A and B products which comprise a panel test detecting multiple viruses.

Virastat(R) Influenza Types A And B Fitc-Labeled Monoclonal Antibodies. Virastat(R) Influenza types A and B were produced and cleared by the FDA in 1999, and are the follow-on products developed toward completion of a respiratory virus panel of monoclonal antibodies.

OTHER DIAGNOSTIC PRODUCTS IN DEVELOPMENT

         Advanced Viral Testing Platform Technology. In fiscal 2000, we were awarded a $213,000, three-year grant from Oklahoma Center for the Advancement of Science & Technology for the commercial development and clinical testing of a chemiluminescence-based advanced viral testing platform technology. This technology, which has completed laboratory testing, is being developed as a highly sensitive and highly specific platform with broad application to detect multiple viral disease organisms.

         In fiscal 2001, we signed a definitive agreement with Polaroid Corporation to govern the continued development and commercial marketing of a new film and chemiluminescence-based rapid disease detection platform using this light-emitting technology. This new system will initially target the rapid diagnosis of influenza and will be followed by applications to other viral diseases.

Additional Virastat(R) Fitc-Labeled Monoclonal Antibodies. We have developed an improved proprietary method for directly labeling monoclonal antibodies with a commonly used fluorescent dye. This method represents the currently accepted method employed by clinical laboratories to culture and identify viruses. These antibodies may be marketed separately or in a panel with other monoclonal antibodies for detection of respiratory viruses. ViraSTAT(R) monoclonal antibodies have been found superior to commercially available antibodies in our tests.

THERAPEUTIC RESEARCH PROGRAM

         During fiscal 2000 and 2001 we reallocated our financial resources to focus on the further development and enhancement of our ZstatFlu(TM) diagnostic product. We expect to devote greater resources to therapeutic development in fiscal 2003, provided that we have the financial ability to do so. Despite this reallocation, we continue to conduct pre-clinical research in the following areas through funding by National Institutes of Health grants, and are seeking additional grants from other agencies. For fiscal 2000 and 2001, funded grants to the Company aggregated $120,000 and $135,000, respectively.

         Influenza Therapeutic Development. We currently have an antiviral compound, known as ZX-2401, and are completing in-vitro studies comparing its efficacy to reference antiviral compounds. We are expanding the in-vitro testing for confirmation at outside laboratories and to have this compound included in testing against other viruses.

         Respiratory Syncytial Virus Therapeutic Development. We have been awarded a $100,000 Small Business Innovative Research Phase 1 grant by the National Institutes of Health to continue studies toward the development of several compounds that show potential antiviral activity against RSV. Currently these compounds are in preclinical studies. RSV is a major, highly infectious pediatric respiratory tract disease occurring worldwide. RSV infects children by 2 years of age and is the leading cause of bronchiolitis and pneumonia in infants, and can be a significant cause of disease in immunocompromised adults and the elderly.

         Immune Modulatory Therapeutic Development. In addition to its Respiratory Syncytial Virus Therapeutic Development program, the Company has identified a series of compounds through its Inverted Drug Screening Program that has the effect of stimulating T-cells, B-cells and macrophages. These preparations are currently in pre-clinical studies and the Company has applied for federal grants to continue development of this program. Immune modulators may be important in the treatment of immunodeficiencies of the body caused by viral infection or by chemotherapy for malignant diseases.

SALES AND MARKETING

         Influenza Market. Our primary market is the seasonal disease influenza. Influenza is caused by a virus spread from person to person generally through physical contact or contact with respiratory fluids. According to the Center for Disease Control in Atlanta, Georgia, each year the disease affects 30 million to 60 million people in the United States depending on the length and severity of the season. In a typical year, the disease results in approximately 130,000 hospitalizations and 30,000 to 40,000 deaths.

Historically, the use of diagnostic testing follows the availability of therapeutic products. During the 1999-2000 influenza season a new family of antiviral therapeutic products became available to treat influenza. GlaxoWellcome's influenza therapeutic Relenza(TM) and Roche Laboratories influenza therapeutic TamiFlu(TM) were introduced during the 1999/2000 influenza season. We believe that the presence of these therapeutics has enhanced the marketability of all influenza diagnostic products, including ZstatFlu(TM).

         Market Strategy. To maximize the market opportunity created by the introduction of influenza therapeutics, we have implemented an influenza comprehensive disease management program. This program includes informing physicians and consumers about the importance of vaccination, disease surveillance, rapid diagnosis and treatment. Our marketing program involves several distinct components:

         o National Flu Surveillance Network. The cornerstone of our total disease management program is the National Flu Surveillance Network, which is the first real time influenza reporting service. This service operates as an influenza surveillance and diagnosis network through the use of ZstatFlu and reporting of results by participating physicians. During the 2000-2001 influenza season our National Flu Surveillance Network at www.fluwatch.com included over 1,100 sites that had in excess of 6,000 reporting physicians. We believe that our disease surveillance coverage is the most comprehensive in the United States and that real time reporting of influenza outbreaks through our National Flu Surveillance Network improves the use of diagnostics as a complement to the growing use of influenza therapeutics.

         o Hospital Market. In the hospital market we are sponsoring direct comparisons of our product with our competitors' products and have contracted with distribution companies that target this market segment.

         o Physician Office Laboratories. For physician office laboratories and commercial/reference laboratories we continue to enlist product users through our National Flu Surveillance Network in addition to traditional distribution channels. We believe that managed care has not adopted influenza testing due to the lack of definitive information on cost savings and outcome improvements. We have developed a proprietary economic model based on third party validation that depicts potential cost savings through the use of a comprehensive disease management protocol featuring our rapid diagnostic. This model is being presented to managed care companies in anticipation of adoption.

MANUFACTURING ARRANGEMENTS; SOURCES OF RAW MATERIAL

         At the beginning of Fiscal 2002, we had sufficient finished goods in inventory currently undergoing rework in house (at a cost of approximately $100,000) to generate sales and cash in excess of $4.0 million in fiscal 2002. Should sales exceed this amount, we have manufacturing arrangements with two producers of chemicals, a supplier of heaters, and two assembly and packaging suppliers to support another $2.0 million in sales, at a cost of approximately $1.0 million.

JAPANESE AND OTHER FOREIGN MARKETS

         In March 2001, the Japan Ministry of Health, Labor and Welfare approved ZstatFlu(TM) for sale in Japan. Nichirei Corporation (Tokyo, Japan) managed the ZstatFlu(TM) approval process in Japan for ZymeTx and ordered an additional 100,000 units for delivery between July and October 2001.

         Requirements for marketing a diagnostic product in Europe are generally less stringent than in the United States. Once an application for marketing clearance is submitted to the FDA, the product covered by such application may be marketed in some European countries. Without specific registration we can market our diagnostic in the European Union, Hong Kong, Singapore, Mexico, Spain and Middle Eastern countries. Although a large majority of our product is allocated to the growing United States and Japanese market, we are evaluating opportunities for foreign sales in European countries.

COMPETITION

         Competition in our markets is intense. We compete with a large number of companies ranging from very small businesses to large diagnostic, healthcare, pharmaceutical, biomedical and chemical companies, many of which have substantially greater financial, manufacturing, marketing and product research resources than we have. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and may commercialize products on their own or through joint ventures. We intend to compete primarily on the basis of preferred regulatory categorization (Clinical Laboratory Improvements Amendment waiver), the clinical utility, accuracy, speed, ease of use and other performance characteristics of our products and, to a lesser degree, on the price of our products.

         Diagnostics. Other companies have developed influenza diagnostics which may compete with our products. The existence of these and other competing products or procedures that may be developed in the future may adversely affect the marketability of products which we develop.

         Although our existing licensed patent rights cover a broad field of enzyme based viral diagnostics, others have developed traditional antibody based diagnostics for viral disease. Two other companies, Quidel and Biostar, are marketing influenza diagnostic tests for both types A and B viruses. Becton Dickinson markets a test for influenza type A and recently has added a second companion test for influenza type B. We believe the methods used by these competitors are substantially different than our methods and do not offer the anticipated market advantages of the ViraZyme(R) system. We cannot assure that we will be successful in developing our products to realize the expected marketing advantages or that the advantages of our competitors' products will not exceed those of our products.

         Therapeutics. During the 1999-2000 influenza season GlaxoWellcome and Roche introduced their influenza therapeutics. These new drugs are neuraminidase inhibitors, which inhibit viral replication (thus slowing the disease process). They are considered more effective against the flu, exhibit fewer side effects, and are less subject to resistance development, than previously available drugs. Other major pharmaceutical companies have announced clinical trials for their newly developed compounds as well. These competitors are further advanced in the development of influenza therapeutics than we are, which could be a barrier to market acceptance of our therapeutic products, if developed. In addition these companies have substantially greater financial resources and marketing capabilities than we do. In the event we develop a therapeutic product, we plan to contract with large pharmaceutical companies. We cannot assure that such a contract can be secured on terms satisfactory to us, or at all.

Our competitive position will also depend on our ability to:

         o obtain adequate capital resources,
         o attract and retain qualified scientific and other personnel,
         o develop effective proprietary products,
         o implement production and marketing plans, and
         o obtain patent protection.

INTELLECTUAL PROPERTY

Licenses From OMRF. In 1997, Oklahoma Medical Research Foundation granted us an exclusive, perpetual, worldwide license covering all of the patents which comprise the ViraZyme(R) technology and all foreign patents and patent applications corresponding to those patent applications. The licensed United States patents expire in the United States from 2010 to 2013 and relate to methods for using naturally occurring viral enzymes to detect the presence of a specific virus by a visible reaction, and patents on specific novel compounds, synthesis pathways and composition of matter. The license grants us the perpetual, exclusive worldwide right to manufacture, use or sell products made under those patent rights. In consideration for the Oklahoma Medical Research Foundation license, we:

         o paid Oklahoma Medical Research Foundation a license fee of $825,000,
         o executed a note in the principal amount of $425,000,
         o granted Oklahoma Medical Research Foundation a 2.0% royalty on net sales of products derived from patents held by Oklahoma Medical Research Foundation and covered by the license,
         o granted to Oklahoma Medical Research Foundation a warrant to purchase 5,667 shares of our common stock initially at $3.20 per share (reduced to $0.70 per share on April 13, 2001, $0.38 per share on July 13, 2001 and $.2853 per share on October 13, 2001) and
         o issued Oklahoma Medical Research Foundation 165,130 shares of common stock.

         Other Proprietary Rights. In addition to patent rights, we rely on trade secrets, trademarks and nondisclosure agreements to establish and protect our proprietary rights. Despite these precautions, it may be possible for unauthorized third parties to utilize our technology or to obtain and use information that we regard as proprietary. The laws of some foreign countries do not protect our proprietary rights in our processes and products to the same extent as United States laws.

         We rely substantially on technologies which are not patentable or proprietary and therefore may be available to our competitors. In addition, many of the processes and much of the know-how of importance to our technology are dependent upon the skills, knowledge and experience of our scientific and technical personnel, which are not patentable. To protect our rights in these areas, we require all employees, significant consultants and advisors, and collaborators to enter into confidentiality agreements. We cannot assure that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information if there is unauthorized use or disclosure. We may have competitors who independently develop substantially equivalent technology or who gain access to our trade secrets, knowledge or other proprietary information. ViraZyme(R) and ViraSTAT(R) are trademarks registered to Oklahoma Medical Research Foundation and licensed to us under the terms of the Oklahoma Medical Research Foundation license.

GOVERNMENT REGULATION

         The following summarizes principal areas of governmental regulation which affect our operations. Any change in governmental regulations or their interpretation could have a material adverse effect on us.

Regulation Of Diagnostic Products. The manufacture, distribution and sale of our diagnostic products in the U.S require prior authorization by the FDA. The FDA and similar agencies in foreign countries, especially Japan, have promulgated substantial regulations which apply to the testing, marketing, export and manufacturing of diagnostic products. We will usually be required to submit proof of the safety and efficacy of a new diagnostic product to obtain FDA clearance. This proof typically requires clinical and laboratory tests. The testing, preparation of necessary applications and processing of those applications by the FDA is expensive and time consuming.

         The clinical testing required by our diagnostic products is expected to be significantly less extensive than that required for the development of a drug or therapeutic product or for an invasive procedure. Clinical testing may take several months or even years to complete, depending on the nature of the filing. We cannot assure that the FDA will act favorably or quickly in making its review, and we may encounter significant difficulties and costs in obtaining FDA clearances. The FDA may request the development of additional data after the original submission. The FDA may also limit the scope of the labeling or permitted use of the product or deny the application altogether. Delays imposed by the patent approval process may materially reduce the period during which we will have the exclusive right to exploit those products or technologies.

         The marketability of our diagnostic products may also be affected by state and Federal legislation covering the use of diagnostic tests in physician offices. The Clinical Laboratory Improvement Act of 1988, or CLIA-88, established quality standards for all laboratory testing regardless of where the tests are performed. This act also requires physicians' offices conducting tests with sophisticated instruments or specially trained personnel to be certified or licensed.

     Our currently contemplated diagnostic products are regulated as medical devices. All medical devices must undergo FDA review under either a Section 510(k) pre-market notification or a pre-market approval application prior to commercial distribution. A 510(k) is submitted to demonstrate that the product in question is "substantially equivalent" to another legally marketed device. If our diagnostic products do not qualify for clearance under the 510(k) procedure, we may be required to file a pre-market approval application which shows:

         o the product is safe and effective based on extensive clinical testing among several diverse testing sites and population groups; and
         o the product has acceptable sensitivity and specificity.

     Sensitivity is the measure of actual positives versus the sum of false positives and false negatives in a diagnostic test. A high value indicates that the test detects even low levels of the desired target. A low value indicates that detection occurs at higher levels of infection. Specificity is the measure of actual negatives versus the sum of actual negatives and false positives in a diagnostic test. A high value indicates that the test detects only the desired target. A low value is indicative of detection of similar but not targeted entities.

         A pre-market approval application requires much more extensive testing than the 510(k) procedure and has a longer filing review period. In response to a pre-market approval application, the FDA may:

         o grant marketing clearance,
         o request additional information,
         o set restrictive limits on claims for use, or
         o deny the application all together.

     Product clearance may be withdrawn after it is received if regulatory standards are not maintained or if problems occur after the product reaches the market. The FDA may require surveillance programs to monitor the effect of products which have been commercialized. It can prevent or limit further marketing of products based on the results of these post-marketing programs. The FDA must also, under the pre-market approval application guidelines, approve the manufacturing facilities and procedures for the product. The FDA inspects diagnostic companies on a routine basis for regulatory compliance with quality system requirements, which is a set of standards required by the FDA for an organization to sell its products to consumers. We believe that the use of our diagnostic products will not be restricted in physician office laboratories located within our target markets.

         Regulation By Foreign Governments. Sales of our products outside the United States are also subject to regulatory requirements imposed by foreign governments. Regulatory requirements for diagnostic products vary significantly from country to country. Regulations in Western Europe, Canada, Australia, Japan and other developed countries are often less stringent than are the regulatory requirements in the United States the time to meet such regulatory requirements outside the United States may be longer or shorter than that required to achieve United States clearance.

         Other Government Regulation. In addition to regulations enforced by the FDA, we also are or will be subject to regulation under the Clinical Laboratory Improvement Act of 1988, the Occupational Safety and Health Act, the Environmental Protection Act, the Resource Conservation and Recovery Act and other present and future Federal, state or local regulations. Our research and development activities involve the controlled use of hazardous materials, chemicals and viruses. Although we believe that our safety procedures for handling and disposing of such materials comply with the standard prescribed by state and Federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. We could be held liable for any damages that result from an accident, and the liability could exceed our resources.

EMPLOYEES

         We had 16 full time employees as of November 30, 2001, comprising of six laboratory/laboratory support personnel, three manufacturing employees, three marketing employees and four employees in administration and finance. Five employees have doctorate degrees, one with a M.D. We believe that our relations with our personnel are excellent. Our future success will depend in large part upon our continued ability to attract and retain highly skilled and qualified personnel. Competition for such personnel is intense.

INDEMNIFICATION AND LIABILITY INSURANCE

         Our bylaws include certain provisions whereby the company's officers and directors are to be indemnified against certain liabilities. Our certificate of incorporation also limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence. Under Delaware law, however, a director's liability cannot be limited for

         o breach of the director's duty of loyalty;

         o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

         o the unlawful payment of a dividend or unlawful stock purchase redemption; or

         o any transaction from which the director derives an improper personal benefit.

         Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

         We have entered into indemnification agreements with each of our current directors. These agreements provide for the indemnification of and the advancement of expenses to such persons in instances where such persons are named in any suit resulting from their tenure as a director of the company. We believe the limitation of liability provisions in the certificate of incorporation, bylaws and, should they become applicable, the indemnification agreements, facilitate our ability to continue to attract and retain qualified individuals to serve as directors. We maintain liability insurance for directors and officers.

         The testing, marketing and sale of therapeutic products and, to a lesser degree, diagnostic products, entail an inherent risk of adverse effects and/or medical complications to patients and, as a result, product liability claims may be asserted against us. A product liability claim or product recall could have a material adverse effect on our financial condition. We have product liability insurance in the aggregate amount of $11.0 million for products that we market. There can be no assurance that liability will not exceed the insured amount. In the event of a successful suit against us, insufficient insurance or lack of insurance would have a material adverse effect on us.

                             DESCRIPTION OF PROPERTY

         We lease approximately 17,000 square feet of laboratory and office space located at 800 Research Parkway, Suite 100, Oklahoma City, Oklahoma, from Presbyterian Health Foundation. This lease expires March 1, 2007, with annual rent payable at the rate of $14.17 per square foot. As additional consideration for the lease, in 1997 we issued to Presbyterian warrants to purchase 20,000 shares of our common stock initially at an exercise price of $3.20 per share (reduced to $0.2853 per share as of October 13, 2001). The Presbyterian lease warrant expires March 1, 2004. We believe that the facilities available under the Presbyterian lease are in superior condition and will be adequate to meet our foreseeable space requirements.

                                LEGAL PROCEEDINGS

       From time to time we may become subject to litigation incidental to our business including possible product liability claims. Such claims, if successful, could exceed applicable insurance coverage. We are not currently a party to any legal proceedings that we consider to be material.

                                   MANAGEMENT

DIRECTORS

         The following table sets forth the name of each director, their age, the year in which the individual first became a director, and the year in which the director's term will expire.


                                       FIRST BECAME         TERM
NAME                                   A DIRECTOR          EXPIRES        AGE
----                                   ------------        -------        ---

James R. Tolbert, III                   1999                 2001          66
Christopher M. Salyer                   1998                 2001          49
Gilbert M. Schiff, MD                   1994                 2001          70
Norman R. Proulx                        1999                 2003          54
J. Vernon Knight, M.D.                  1996                 2002          84
Rand P. Mulford                         2000                 2002          58
William G. Thurman, M.D.                1997                 2002          73
William L. Bergman                      1996                 2003          70
David E. Rainbolt                       1996                 2003          45



         James R. Tolbert III, has served as our Chairman of the Board since June 1999. Mr. Tolbert has served as Chairman and President of First Oklahoma Corporation, a company that manages a diversified real estate portfolio and distributes insurance and investment products through regional banks, since 1986. Mr. Tolbert also serves as Chairman of the Dean A. McGee Eye Institute in Oklahoma City, and is the owner of the Full Circle Bookstore, the largest independently-owned bookstore in Oklahoma City.

         Christopher M. Salyer, has served as President, Chief Executive Officer and Chairman of the Board of Directors of CD Warehouse, Inc., a publicly-held retailer of recorded music, since August 30, 2000. From December 1997 to August 2000, Mr. Salyer served as the Chairman of the Board of Medical Arts Laboratory, Inc., the nation's oldest independent medical laboratory. On November 3, 2000, Medical Arts Laboratory, Inc. filed for reorganization under Chapter 11 of the bankruptcy code. He currently serves as the Chairman of the Board of Accel Financial Staffing, Inc., a temporary services company formed by Mr. Salyer in April 1995.

         Gilbert M. Schiff, M.D., served as President of the Gamble Institute of Medical Research in Cincinnati, Ohio, from 1974 to 1995, and from 1974 to 1992 he was director of the Division of Clinical Research at that institution. The Gamble Institute merged with the Children's Hospital Research Foundation in October 1995 and became the Gamble Program for Clinical Studies, and Dr. Schiff has served as the Program's Director since such time.

         Norman R. Proulx has served as the President and Chief Executive Officer of ZymeTx since August 1999. Mr. Proulx has also served as President, Chief Executive Officer and Director of Gynetics, Inc., a privately held women's healthcare company since January 2000. He has served as a director of Talisman Enterprises, Inc., a publicly held company since 1998, and he currently serves as Chairman of the Board. Mr. Proulx previously served as the Managing Director of Cortec Group, a private equity investment firm, from 1997 to 1999. From 1990 to 1996, he served as President and Chief Executive Officer of Seymour Housewares Corporation. Mr. Proulx served as President of Wilkinson Sword Limited from 1984 to 1990. From 1978 to 1984 he served first as the Chief Financial Officer, then as General Manager for Scripto/Wilkinson Sword.

         J. Vernon Knight, M.D., has served as a professor at Baylor College of Medicine since 1966, and during such time has held a number of positions including Professor and Chairman of the Department of Microbiology and Immunology, Director of the Center for Biotechnology, and Professor and Acting Chairman of the Department of Molecular Physiology and Biophysics. Dr. Knight served as Clinical Director of the National Institute of Allergy and Infectious Disease at the National Institutes of Health from 1959 until 1966.

         Rand P. Mulford, has served as a managing director of Spencer Trask Holdings, Inc. since July 1999. From March 1999 to June 1999 he served as Senior Vice President of The Immune Response Corporation, and from March 1997 until February 1999 he served as President and Chief Executive Officer of World Blood, Inc. From September 1994 to May 1995, Mr. Mulford served as the President and Chief Operating Officer of Xytronyx, Inc.

         William G. Thurman, M.D., is currently President Emeritus of the Oklahoma Medical Research Foundation. From 1979 until his retirement in 1997, Dr. Thurman served as President and Scientific Director of Oklahoma Medical Research Foundation. He served as Dean at Tulane University School of Medicine from 1973 until 1975. From 1975 to 1979, Dr. Thurman served as Provost and Vice President for Medical Affairs at the University of Oklahoma Health Sciences Center. Dr. Thurman continues to practice medicine as a pediatric hematologist/oncologist.

         William I. Bergman has served as President of the Council on Family Health since 1990. Mr. Bergman served in various positions with Richardson-Vicks, Inc., a health and personal care products company, from 1952 until he retired in 1990. From 1985 to 1990 he served as President of Richardson-Vicks USA and, during the same period from 1988 to 1990, he served as Vice President of its parent, the Proctor & Gamble Company.

         David E. Rainbolt, has served as a director of BancFirst Corporation since July 1984. He has also served as President and Chief Executive Officer of BancFirst since January 1992, and as Executive Vice President and Chief Financial Officer from July 1984 to December 1991. Mr. Rainbolt was President of Trencor, Inc. from January 1982 to January 1984.

EXECUTIVE OFFICERS

         Each year the Board of Directors elects the executive officers to serve until the next annual meeting of the Board and until their respective successors are chosen and qualified. Set forth below is the name, age and description of the background and principal occupation of each executive officer that is not a director.

         Craig D. Shimasaki, Ph.D., 45, has served as our Vice President of Research since 1996. From 1993 to 1996 he was employed by Oklahoma Medical Research Foundation as Visiting Research Scientist. From 1987 until 1993, he served as Executive Director of Research and Department Head of Biochemistry of Symex. From 1983 to 1987 he worked at Genentech, Inc. as a research associate on the purification, characterization and epitope mapping of its gp120 AIDS vaccine. Dr. Shimasaki established the ZymeTx Biochemistry Department and co-developed and implemented a GMP [Please define this term] manufacturing documentation system and manufacturing area. He has developed and optimized fluorescent antibody coupling procedures that have resulted in the investigational ViraSTAT parainfluenza MAb kit. His work includes the co-development of the format of the ViraZyme assay. He is a co-inventor of the patent for the method of the ViraZyme influenza viral detection in clinical specimens.

         Robert J. Hudson, M.D., 61, has served as our Medical Director since 1997 and was elected as Vice President of Medical and Marketing in October 1999. From 1996 to 1997 Dr. Hudson operated The Hudson Group, a healthcare consulting firm, and from 1995 to 1996 he served as Senior Vice President and Chief Medical Officer of MetraHealth. He served in various positions at Metropolitan Life Insurance Company from 1989 to 1994, including National Director of Managed Indemnity and PPO, Oklahoma Network Director and Medical Director Tulsa National Medical Management Center. Dr. Hudson was a pediatrician from 1970 to 1989.

         Fred E. Hiller, 61, has served as acting Chief Financial Officer since April 2001. He was a financial consultant from 1994 to 2000. Mr. Hiller was Chief Financial Officer of Wilkinson Sword, Inc., from 1986 to 1993 and from 1975 to 1981. He served in various financial capacities for Trans Global Films, Inc. (1983 to 1985), Columbia Pictures Industries, Inc. (1981 to 1983), and Elgin National Industries, Inc. (1968 to 1975). Mr. Hiller worked as a CPA for Touche Ross and Co. from 1962 to 1968.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation we paid to our Chief Executive Officer and our other executive officers whose income exceeded $100,000 for our last fiscal year ended June 2001 (the "Named Officers").

Summary compensation table

====================================================================================================================================
                                            Annual Compensation                  Long-Term Compensation Awards
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     Awards                Payouts
------------------------------------------------------------------------------------------------------------------------------------
                                                                           Securities      Restricted
                                                                             Under         Shares or
                                                          Other Annual      Options     Restricted Share    LTIP        All Other
   Name and Principal               Salary      Bonus     Compensation       Granted          Units        Payouts     Compensation
        Position            Year      ($)        ($)           ($)              #              ($)           ($)           ($)
-------------------------- ------- ---------- ---------- ---------------- ------------- ----------------- ---------- ---------------
Norman R. Proulx (1)        2001    125,000      Nil           Nil             Nil             Nil           Nil           Nil
President and Chief         2000    143,602    $50,000         Nil           250,000         198,063         Nil           Nil
Executive Officer           1999      Nil        Nil           Nil             Nil             Nil           Nil           Nil
-------------------------- ------- ---------- ---------- ---------------- ------------- ----------------- ---------- ---------------
Peter G. Livingston (2)     2001      Nil        Nil           Nil             Nil             Nil           Nil           Nil
President and Chief         2000    157,083    18,125          Nil             Nil             Nil           Nil           Nil
Executive Officer           1999    145,000    18,125          Nil             Nil             Nil           Nil           Nil
-------------------------- ------- ---------- ---------- ---------------- ------------- ----------------- ---------- ---------------
Craig D. Shimasaki,         2001    131,250    25,000          Nil             5,000           Nil           Nil           Nil
Ph.D., Vice President       2000    121,667     4,200          Nil            50,647           Nil           Nil           Nil
of Research                 1999    104,583     5,200          Nil            13,553           Nil           Nil           Nil
-------------------------- ------- ---------- ---------- ---------------- ------------- ----------------- ---------- ---------------
Robert J. Hudson,           2001    164,167    82,000          Nil            10,000           Nil           Nil           Nil
M.D. (3) Vice               2000    159,167    13,660          Nil            54,940           Nil           Nil           Nil
President of Medical        1999    153,750      Nil           Nil             7,867           Nil           Nil           Nil
and Marketing
====================================================================================================================================

(1) Mr. Proulx was named President of ZymeTx on August 9, 1999.
(2) On August 9, 1999, Mr. Livingston's employment was terminated and his options expired November 28, 1999.
(3) Dr. Hudson was named Vice President of Medical and Marketing on October 1, 1999.


Stock Options. The following table provides information about grants of stock options made during fiscal 2001 to each of the named executive officers.

------------------------------------------------------------------------------------------------------------------------------------
                                 Number of Securities    % of Total Options
                                 Underlying Options    Granted To Employees in   Exercise or Base
             Name                      Granted             Fiscal Year (1)       Price ($/Sh.)(2)            Expiration Date
-------------------------------- --------------------- ------------------------ ------------------- --------------------------------
Norman R. Proulx                                   --                       --                  --                               --
-------------------------------- --------------------- ------------------------ ------------------- --------------------------------
Peter G. Livingston (3)                            --                       --                  --                               --
-------------------------------- --------------------- ------------------------ ------------------- --------------------------------
Craig D. Shimasaki,
 Ph.D. (5)                                  5,000 (4)                   33.33%                2.00                          1/19/11
-------------------------------- --------------------- ------------------------ ------------------- --------------------------------
Robert J. Hudson,
M.D. (6)                                   10,000 (4)                   66.67%                2.00                          1/19/11
-------------------------------- --------------------- ------------------------ ------------------- --------------------------------

(1) We granted employees options to acquire 15,000 shares of our common stock in fiscal 2001.
(2) The exercise price of each option was equal to 100% of the fair market value of the common stock on the date of grant, as determined by the compensation committee of the Board of Directors. (3) On August 9, 1999, Mr. Livingston's employment was terminated and 228,669 stock options previously granted to him were cancelled on November 28, 1999.
(4) Vests at a rate of 50% on each of January 19, 2002 and January 19, 2003.

(5) On January 19, 2001, the exercise price of 13,555 options granted to Mr. Shimasaki on August 18, 1998 was reduced from $4.94 to $2.00. (6) On January 19, 2001 the exercise prices of options granted to Dr.
Hudson (7,687 on August 18, 1998 at $4.94, and 20,000 on September 22, 1997 at $6.00) were reduced to $2.00.

         Aggregate Options Exercised During the Most Recently Completed Financial Year and Financial Year-End Option Values. The following table sets out certain information relating to options exercised by the Named Officer during the most recent financial year and the value of unexercised in-the-money options held by such person as of November 30, 2001:

============================================================================================================================
                                Securities                        Unexercised Options at         Value of Unexercised
                               Acquired on    Aggregate Value             FY-End            in-the-Money Options at FY-End
                                 Exercise        Realized                  (#)                            ($)
            Name                   (#)              ($)         Exercisable/Unexercisable    Exercisable/Unexercisable (1)
------------------------------ ------------- ------------------ --------------------------- --------------------------------
Norman R. Proulx                   Nil              Nil              150,000/100,000                      Nil
------------------------------ ------------- ------------------ --------------------------- --------------------------------
Peter G. Livingston (2)            Nil              Nil                    Nil                            Nil
------------------------------ ------------- ------------------ --------------------------- --------------------------------
Craig D. Shimasaki, Ph.D.          Nil              Nil                65,853/8,389                       Nil
------------------------------ ------------- ------------------ --------------------------- --------------------------------
Robert J. Hudson, M.D.             Nil              Nil               80,706/11,921                       Nil
------------------------------ ------------- ------------------ --------------------------- --------------------------------

(1) Calculated on the basis of the fair market value of the underlying securities at October 29, 2001 ($0.76) minus the exercise price.
(2) On August 9, 1999, Mr. Livingston's employment was terminated and on November 28, 1999 all options held by Mr. Livingston expired.

Compensation of Directors

         Non-employee directors are paid $1,000 per quarter, plus $500 for each telephonic meeting, for serving as directors and are granted options to purchase shares of our common stock. We have accrued, but not paid, the Directors for the meetings during the last quarter of fiscal 2001 or the first quarter of fiscal 2002.

Employment Agreements

         We entered into an Executive Services Agreement with Norman R. Proulx, our President and CEO, effective January 1, 2000. The agreement provided for an annual salary of $200,000 and additional consideration of 50,000 nonqualified stock options. The agreement was terminable by either party at any time upon 30 days notice.

Stock Option and Purchase Plans

                               STOCK OPTION PLANS

1. ZymeTx, Inc. Stock Option Plan. Under the ZymeTx, Inc. Stock Option Plan, incentive stock options, as provided in Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options which do not qualify as incentive stock options, may be granted to certain employees. Employees eligible to participate in the Plan are selected by the compensation committee which is appointed by the board of directors and which administers the plan. The plan was adopted by the board of directors and approved by our stockholders in 1994.

The exercise price of options granted under the plan may not be less than 100% of the fair market value of our common stock at the time of grant. Options granted under the plan may not be exercised later than 10 years from the date of grant.

Under the terms of the plan, aggregate fair market value of shares issuable upon the exercise of incentive stock options granted thereunder exercisable for the first time during any one calendar year may not exceed $100,000. Generally, options granted under the plan expire 30 days following termination of an optionee's employment; however, upon death or disability of the optionee, the option must be exercised within one year after such death or disability, but in no event later than the originally prescribed term of the option. The plan shall terminate on May 2, 2004, unless previously terminated by the board of directors.

Subject to the terms of the plan, the compensation committee has the authority to determine all terms and provisions under which options are granted under the plan, including the individuals to whom such options may be granted, the exercise price and number of shares subject to such options, the time or times during which all or a portion of each option may be exercised, and certain other provisions of each option.

Directors Stock Option Plan. Under the ZymeTx, Inc. Directors Stock Option Plan, non-qualified stock options may be granted to directors who are not employees of the ZymeTx. The directors plan was adopted by the board of directors and approved by our stockholders in 1994.

The exercise price of options granted under the directors plan may not be less than 100% of the fair market value of the common stock at the time of grant. Generally, options granted under the directors plan expire 30 days from the date of termination of the director's service on the Board. Upon death or disability, options must be exercised within one year after a director's death or disability, but in no event later than the originally prescribed term of the option. The plan shall terminate on May 2, 2004, unless previously terminated by the board of directors.

The compensation committee also administers the directors plan. Subject to the terms of the directors plan, the compensation committee has the authority to determine all terms and provisions under which options are granted under the directors plan, including the individuals to whom such options may be granted, the exercise price and number of shares subject to such options, the time or times during which all or a portion of each option may be exercised, and certain other provisions of each option.

Administration

A committee consisting of not less than two directors of ZymeTx appointed by the board of directors administers the stock option plans, and the board of directors has appointed the compensation committee to do so. The compensation committee appointed by the Board comprises Mr. Bergman and Mr. Hagstrom, whose term will expire at the Meeting. The Committee will have sole and final authority to interpret the provisions of the stock option plans and the terms of any option issued under them and to promulgate and interpret the rules and regulations relating to the stock option plans and options which it deems necessary or desirable. Members of the compensation committee do not receive any additional compensation for their services in connection with their administration of the stock option plans.

Eligibility And Participation

The stock option plans provide for the granting of options to employees and our directors who, in the opinion of the stock option committee, have a capacity for contributing in a substantial measure to our success. Employees who own more than 10% of the issued and outstanding shares of our common stock are ineligible to receive incentive stock options. As of November 30, 2001, there were approximately 16 employees and 9 directors eligible to participate in the Stock Option Plans.

Terms And Conditions Of Options

An option agreement in the form adopted by the compensation committee evidences each option granted under the stock option plans and sets forth the terms and conditions governing the option, including the number of shares of common stock to which it relates, the price at which the participant may purchase the underlying shares of common stock, when the participant may exercise the option, and when the option expires. We do not receive any consideration for the granting of options, other than the satisfaction of eligibility requirements for participation in the plans and vesting requirements for the exercise of options granted thereunder.

NUMBER OF SHARES. The compensation committee determines the number of shares covered by each option granted under the stock option plans.

EXERCISE OF OPTIONS. Participants in either stock option plan may exercise an option by delivery to us of a written notice signed by the participant, which specifies the number of shares of common stock as to which the participant is exercising the option and the date of the proposed exercise. A participant may pay for the shares of common stock being purchased in cash (by certified check or bank cashier's check), in shares of common stock owned by the participant and valued at their fair market value on the date of exercise, or in a combination of cash and shares of common stock.

Participants may not exercise any options unless we have registered the shares of common stock underlying the options under the 1933 Act, and any applicable state securities laws or unless, in the opinion of our counsel, the exercise qualifies for an exemption from registration. Prior to a change in control of ZymeTx, as defined under "Vesting and Termination of Options" below, we will not have any obligation to register the shares of common stock underlying the options or to comply with an appropriate exemption from registration in order to permit the exercise of an option. If we choose to comply with an exemption from registration, the shares of common stock issued under the stock option plans, at the direction of the compensation committee, may bear an appropriate restrictive legend. In the event of a change in control of ZymeTx, as defined below, we will have the obligation to register the shares of common stock underlying the options or to comply with an appropriate exemption from registration.

The holders of options under the stock option plans will not have any rights with respect to the shares of common stock underlying the option until exercised in the manner provided by the stock option plans and we actually issue the shares of common stock to the participants. Accordingly, we will not make any adjustment for dividends or other rights for which the record date precedes the date of issuance of shares of common stock under the option. However, we will adjust the number of shares of common stock underlying an option under certain other circumstances. See "Adjustments Upon Changes in Capitalization" below.

EXERCISE PRICE OF OPTIONS. The exercise price of the options under the stock option plans equals the fair market value of the our common stock on the date of the grant of the options. "Fair market value" is the average of the high and low sales price for our common stock for a given day reported on the Nasdaq National Market. On November 30, 2001, the average of the high and low sales price for our common stock was $0.58 per share.

VESTING AND TERMINATION OF THE OPTIONS. Options granted under the stock option plans are subject to vesting as determined by the compensation committee. The options granted under the stock option plans become fully exercisable upon the holder's retirement, disability or death and upon a change in control of ZymeTx.

An option granted under either of the stock option plans will expire ten years after the date of its grant, unless terminated earlier as described above.

NON-TRANSFERABILITY OF THE OPTIONS. The holder of an option granted under the stock option plans will not have the right to transfer the option, except by will or the laws of descent and distribution. Only the holder of an option may exercise the option during his lifetime.

OTHER PROVISIONS. Nothing in the stock option plans will confer upon any participant any right with regard to the employment of a participant, the continuation of the tenure of a director, or interfere in any way with the right of our stockholders or the board of directors, at any time, to terminate the employment of a participant, the tenure of a director, or to fail to elect a director to the board of directors.

Adjustments Upon Changes In Capitalization

If the Company subdivides or combines its common stock, whether by reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the number of shares of common stock authorized under the stock option plans, the number of shares of common stock then subject or relating to unexercised options granted under the stock option plans, and the exercise price per share will adjust proportionately. In the event of any capital reorganization or reclassification of our common stock other than as described above, the compensation committee may make an appropriate adjustment in the number and class of shares of capital stock authorized under the stock option plans and the number of shares of common stock then subject or relating to unexercised options granted under the stock option plans.

Amendment Or Termination

The board of directors or the compensation committee, at any time and from time to time, may suspend, discontinue, modify or amend the stock option plans in any respect. However, neither the board of directors nor the compensation committee may suspend, discontinue, modify or amend the stock option plans to affect adversely the rights of a participant with regard to any grants previously made, without the participant's approval, and neither the board of directors nor the compensation committee may amend the provisions relating to eligibility, number or exercise price of the options, duration of the options, or conditions relating to the exercise of the options more than once every six months, other than to comply with changes in Federal tax laws.

2. Consultants Stock Option Plan. On November 17, 1999, the board of directors adopted the ZymeTx, Inc. Consultants Stock Option Plan, subject to stockholder approval, and reserved 100,000 shares of common stock for issuance upon exercise of options under such plan.

Administration

The consultants stock option plan will be administered by a committee consisting of not less than three directors appointed by the board of directors. The board of directors has appointed the compensation committee to administer the plan. The members of the compensation committee are Mr. Bergman, Dr. Thurman and Mr. Tolbert. The committee will have sole and final authority to interpret the provisions of the consultants stock option plan and the terms of any option issued under such plan, and to promulgate and interpret the rules and regulations relating to the consultants stock option plan and options that it deems necessary or desirable. Members of the compensation committee will not receive any additional compensation for their services in connection with their administration of the consultants stock option plan.

Eligibility And Participation

The consultants stock option plan provides for the granting of options to any person engaged by the company or its subsidiaries to perform consulting services as of the date of adoption of the plan or as of any date thereafter and prior to the expiration or termination of the plan who, in the opinion of the committee, has a capacity for contributing in substantial measure to the success of the company and its subsidiaries.

Terms And Conditions Of Options

An option agreement in the form adopted by the compensation committee, will evidence each option granted under the consultants stock option plan. Such agreement will set forth the terms and conditions governing the option, including the number of shares of common stock to which it relates, the price at which the participant may purchase the underlying shares of common stock, when the participant may exercise the option, and when the option expires. We do not receive any consideration for granting options under the consultants stock option plan, although participants may be required to satisfy eligibility requirements and vesting requirements for the exercise of options granted thereunder.

Number of Shares. The compensation committee determines the number of shares covered by each option granted under the consultants stock option plan.

Exercise of Options. A participant in the consultants stock option plan may exercise an option by delivering to the company of a written notice signed by the participant, which specifies the number of shares of common stock as to which the participant is exercising the option and the date of the proposed exercise. A participant may pay for the shares of common stock being purchased in cash (by certified check or bank cashier's check), in shares of common stock owned by the participant and valued at their fair market value on the date of exercise, or in a combination of cash and shares of common stock. Participants may not exercise any options unless we have registered the shares of common stock underlying the options under the Securities Act, and any applicable state securities laws or unless, in the opinion of counsel to the company, the exercise qualifies for an exemption from registration. Prior to a change in control, as defined under "Vesting and Termination of Options" below, we will not have any obligation to register the shares of common stock underlying the options or to comply with an appropriate exemption from registration in order to permit the exercise of an option. If we choose to comply with an exemption from registration, the shares of common stock issued under the consultants stock option plan, at the direction of the compensation committee, may bear an appropriate restrictive legend. In the event of a change in control, as defined below, we will be obligated to register the shares of common stock underlying the options or to comply with an appropriate exemption from registration. The holder of an option under the consultants stock option plan will not have any rights with respect to the shares of common stock underlying the option until:

o the option is exercised in the manner provided by the plan; and
o we actually issue the shares of common stock to the participant.

Accordingly, we will not make any adjustment for dividends or other rights for which the record date precedes the date of issuance of shares of common stock under the option. However, we will adjust the number of shares of common stock underlying an option under certain other circumstances. See "Adjustments Upon Changes in Capitalization" below.

Exercise Price of Options. The exercise price of the options under the consultants stock option plan will equal the fair market value of our common stock on the date of the grant of the options. "Fair market value" is the average of the closing bid and asked prices for our common stock. On November 30, 2001, the average of the closing bid and asked prices for our common stock was $.58 per share.

Vesting and Termination of the Options. Except as provided in the option agreement, an option may be exercised in whole or in part at any time during its term. An option granted under the consultants stock option plan will expire one year after the date of its grant. At the end of such one-year term or any extension to such term, the term of such option may be extended for an additional year if the participant is serving as a consultant to the company at such time and the committee determines in its sole discretion that the participant will likely continue in such capacity and notifies the participant of such determination. In no event, however, will any option be exercisable after the expiration of five years from the date such option was granted.

Non-Transferability of the Options. The holder of an option granted under the consultants stock option plan will not have the right to transfer the option, except by will or the laws of descent and distribution. Only the holder of an option may exercise the option during his lifetime.
Other Provisions. Nothing in the consultants stock option plan will confer upon any participant any right with regard to the retainer of a participant's services as a consultant, or interfere in any way with the right of our stockholders or the board of directors, at any time, to terminate the services of a participant.

Options Granted

Rand P. Mulford, one of our directors who also serves as a consultant to the company, was granted 25,000 options under the consultants stock option plan. Such options are exercisable at a price of $2.063 per share and expire November 17, 2009. An additional 25,000 options having an exercise price of $2.970 per share have been granted to consultants who are not officers or directors of the company. 5,000 options having an exercise price of $2.063 per share have been granted to Fred Hiller for consulting services, prior to Fred Hiller becoming our Chief Financial Officer.

Adjustments Upon Changes In Capitalization

If we subdivide or combine our common stock, whether by reclassification, stock dividend, stock split, reverse stock split, or other similar transaction, the number of shares of common stock authorized under the consultants stock option plan, the number of shares of common stock then subject or relating to unexercised options granted under the consultants stock option plan, and the exercise price per share will adjust proportionately. In the event of any capital reorganization or reclassification of our common stock other than as described above, the compensation committee may make an appropriate adjustment in the number and class of shares of capital stock authorized under the consultants stock option plan and the number of shares of common stock then subject or relating to unexercised options granted under the consultants stock option plan.

Amendment Or Termination

The board of directors, at any time and from time to time, may suspend, discontinue, modify or amend the consultants stock option plan in any respect. However, the board of directors may not suspend, discontinue, modify or amend the consultants stock option plan to affect adversely the rights of a participant with regard to any grants previously made, without the participant's approval. No amendment or modification which increases the number of shares of common stock authorized by the consultants stock option plan (except as set forth under "Adjustments Upon Changes in Capitalization" above, will become effective without shareholder approval.

The consultants stock option plan will continue in effect for 10 years after the original date of their adoption.

Federal Tax Aspects

Incentive Stock Options. An incentive stock option results in no taxable income to the participant or deduction to us at the time it is granted or exercised, provided that the participant is continuously employed by us or a subsidiary or parent of ours during the period beginning on the date the option was granted and ending on a date three months before the date of exercise of the option (in the case of an employee who is permanently disabled, the three-month period is extended to one year), and provided further that no disposition is made by the participant of the shares subject to an option within the two-year period commencing on the day after the date of granting of the option to the participant nor within the one-year period commencing on the day after the transfer of the option shares to the participant. Except as described below under the caption "Election to Exercise Incentive Stock Option or Nonqualified Stock Option with Shares of the Company's common stock," these tax consequences should also apply to exercise of an incentive stock option with shares of our common stock.

Upon disposition of the option shares after the expiration of the incentive stock option holding period, the participant's basis for determining taxable gain or loss will be the option exercise price. Any amount realized in excess of such basis will be taxed to the participant as mid-term or long-term capital gain and any loss sustained will be a long-term capital loss. See the discussion below under the caption "Capital Gains." Neither we nor any of our subsidiaries will be entitled to any deduction on account of a disposition of the option shares after the incentive stock option holding period.

Except in the event of the death of a participant or transfers by an insolvent participant in connection with certain bankruptcy proceedings, and except as discussed under the caption "Possible Impact of Section 16(b)," if the option shares are disposed of before the expiration of the incentive stock option holding period, under the general rule the participant will be considered to have realized taxable compensation in the year of the disqualifying disposition equal to the excess of the fair market value of the option shares on the date of exercise of the incentive stock option over the option exercise price. Any additional gain recognized on a disqualifying disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than the fair market value of the option shares on the date of exercise (and if the disposition is a sale or exchange with respect to which a loss, if sustained, would be recognized to the participant), the amount of compensation income will be limited to the excess (if any) of the amount realized over the participant's adjusted basis in the option shares (and no capital gain or loss will result). If the option shares are disposed of before the expiration of the Incentive stock option holding period, subject to the applicable provisions of the Internal Revenue Code of 1986, a deduction for Federal income tax purposes will be allowable to the Company or a subsidiary in the year of the disqualifying disposition in an amount equal to the compensation recognized by the participant.

Nonqualified Options. Under current income tax regulations, the fair market value of a nonqualified option at the time it is granted is ordinarily not considered to be "readily ascertainable" and, consequently, the grant of a nonqualified option will ordinarily not result in taxable income to the participant nor a deduction to us or a subsidiary at the time it is granted. The participant will recognize taxable compensation at the time the participant exercises a nonqualified option in the amount of the excess of the then fair market value of the option shares acquired over the option exercise price.

Subject to the applicable provisions of the Internal Revenue Code of 1986 and assuming Internal Revenue Service reporting requirements are satisfied, a deduction for Federal income tax purposes will be allowable to us or a subsidiary in the same year as, and in an amount equal to, the taxable compensation recognized by the participant.

If the participant disposes of the option shares acquired by exercise of a nonqualified option, the participant's basis for determining taxable gain or loss will be the sum of the option exercise price considered paid for the option shares plus any related compensation income recognized by the participant, and such gain or loss normally will be long-term or short-term capital gain or loss depending on how long the participant has held the shares.

Capital Gains. Under current Federal income tax law, net capital gain (defined as total long-term capital gains reduced by long-term capital losses and by the excess of short-term capital losses over short-term capital gains) will be taxed as follows:

(i) if the asset was held 12 months or less, the capital gain is treated as short-term capital gain and taxed as ordinary income;
(ii) if the asset was held more than 18 months, the capital gain is treated as long-term capital gain and taxed at the new maximum rate of 20%;
(iii) if the asset was held more than 12 months but not more than 18 months, the gain is taxed at the former maximum long-term capital gain rate of 28%.
Net capital losses may be deducted against ordinary income only to a limited extent.

Election to Exercise Incentive Stock Option or Nonqualified Stock Option with Shares of the Company's common stock. A participant may, upon exercise of an incentive stock option or nonqualified option, pay the required purchase price in cash (or by check) or by exchanging shares of our common stock previously acquired by the participant having an aggregate fair market value on the date of delivery equal to the portion of the required purchase price which is not paid in cash.

Under a revenue ruling issued by the Internal Revenue Service in 1980, if a participant exchanges shares of the employer's common stock that were obtained pursuant to the exercise of an incentive stock option in order to pay the purchase price for exercise of a non-qualified option, the outstanding shares exchanged upon such exercise are not considered to be disposed of for purposes of the statutory holding period requirement applicable to qualified stock options and no gain or loss will be recognized to the participant with respect to such exchange. Under this ruling, the participant's basis in the outstanding shares will also be the participant's basis for the number of new shares received upon the exercise that is equal to such number of outstanding shares surrendered, and the participant's basis in the additional number of shares that the participant receives will be an amount equal to any taxable compensation recognized with respect to the receipt of such additional number of new shares upon exercise of the option, increased by the amount of any cash paid for the new shares. With respect to such additional number of new shares, the participant will recognize compensation income equal to the fair market value of such shares determined as of the exercise date. Except as discussed below, the 1980 ruling should also be applicable to the exercise of an incentive stock option or a nonqualified stock option under the stock option plans using previously acquired shares of our common stock (whether or not the outstanding shares were originally acquired pursuant to the exercise of an Option).

An exercise of an incentive stock option by payment of shares that were obtained pursuant to certain statutory stock options (including an incentive stock option) would be treated as a taxable disposition of the outstanding shares if the transaction is a disqualifying disposition (i.e., the holding period requirement applicable to the outstanding shares has not been satisfied). This treatment could produce both taxable compensation in respect of the disqualifying disposition of the outstanding shares (as described above) and capital gain with respect to any further appreciation in the value of shares between the date of exercise of the earlier statutory stock option and the date of exercise of the subject incentive stock option. If the incentive stock option holding period or other applicable holding period for the outstanding shares has been satisfied at the time such outstanding shares are used to exercise an incentive stock option, then no income, gain or loss should be recognized with respect to such disposition of the outstanding shares. Treasury Regulations that were proposed in 1984 take a position that is generally the same as the 1980 revenue ruling described above with respect to the participant's basis in new shares acquired as a result of an exercise of an incentive stock option where payment of the purchase price is made by the surrender of previously owned shares, except that any subsequent disqualifying disposition of any of the shares will be treated as a disposition of shares having the lowest basis (without regard to whether the shares so disposed of are otherwise identifiable as the new shares or the outstanding shares).

Employment Taxes. Where an employee is deemed to have compensation income resulting from the exercise of a nonqualified option, income taxes (and Social Security or other employment taxes) will be withheld, where applicable, as though cash compensation had been paid. For this purpose, an employee may be required to advance such employment taxes where payroll withholding is not possible. The participant may also satisfy, in whole or in part, any withholding tax obligations by electing to have us withhold, from the exercise, shares of common stock having a fair market value equal to the amount of the withholding tax.

The Internal Revenue Service has issued a notice indicating that withholding is not required with respect to a disqualifying disposition of shares that were received by the exercise of an incentive stock option.

Anti-Takeover Effect

The provisions of the stock option plans which make the participants' options immediately exercisable upon a change in control of ZymeTx may have an anti-takeover effect and may constitute a factor in delaying, deferring or preventing a tender offer or takeover attempt that a stockholder otherwise might consider in the stockholder's best interest, including attempts that might result in a premium over the market price for the shares of common stock held by the stockholder. We believe, however, that the benefits of the stock option plans as described under "Purpose of the Amendment" above, more than outweigh the anti-takeover effect, if any, of the stock option plans.

         Under the employee, director and consulting stock option plans, there are currently outstanding options to purchase 793,869 shares of our common stock.

                          EMPLOYEE STOCK PURCHASE PLAN

INTRODUCTION

The purpose of the employee stock purchase plan is to assist us in attracting and retaining employees by offering them a greater stake in our success and a closer identity with it, and to encourage ownership of our stock by employees. The employee stock purchase plan will accomplish these goals by allowing eligible employees of our subsidiaries and us an ongoing opportunity to purchase our common stock through payroll deduction at a discounted price. The maximum number of shares of our common stock available for purchase under the employee stock purchase plan is 50,000, subject to adjustments for stock splits, stock dividends and the like. In April 2001, the board of directors took action to increase the amount of shares available for purchase under the employee stock purchase plan to 100,000, which action will be voted on by our shareholders at the next annual meeting.

THE EMPLOYEE STOCK PURCHASE PLAN

Eligibility. The employees of ZymeTx and our subsidiaries whose customary employment is at least 20 hours per week or at least five months per year are eligible to participate in the employee stock purchase plan after they have completed 12 consecutive months of employment. There are approximately 30 employees eligible for participation in the employee stock purchase plan. Participation in the employee stock purchase plan automatically terminates upon an employee's ceasing to be an employee of us or one of our subsidiaries.

Participant Contributions. An eligible employee participates in the employee stock purchase plan by electing to make after-tax payroll contributions in an amount equal to not less than 1% and not more than 10% of his or her base compensation. A participant's payroll contributions to the employee stock purchase plan are allocated to a bookkeeping account and used to purchase common stock on a quarterly basis.

Because the number of shares of common stock purchased by an eligible employee is dependent upon the amount such employee contributes to the employee stock purchase plan, it is not possible at this time to determine the number of shares of common stock that will be acquired under the employee stock purchase plan by any one employee or group of employees.

Purchase of common stock. The employee stock purchase plan permits participants to purchase common stock at a 15% discount from the applicable closing price of the common stock (as described below). The employee stock purchase plan operates on a quarterly basis. Contributions allocated to a participant's account during an offering period are used to buy shares of common stock on the last day of such offering period. The purchase price of a share of common stock under the employee stock purchase plan will be the lesser of: Eighty-five percent (85%) of the closing price of the common stock on the Nasdaq National Market on the last day of the offering period; or Eighty-five percent (85%) of the closing price of the common stock on the Nasdaq National Market on the first day of the offering period.

Each participant is deemed to legally own all shares of common stock allocated to his or her account and is entitled to exercise all of the rights associated with ownership of the shares, including voting, and tendering and receiving dividends on, such common stock. We may acquire common stock for use under the employee stock purchase plan from authorized but unissued shares, treasury shares, in the open market or in privately negotiated transactions. We will pay all expenses incident to the operation of the employee stock purchase plan, including the costs of recordkeeping, accounting and legal fees and the cost of delivery of stock certificates to participants.

Administration. An individual or committee, designated by the board of directors, has exclusive authority to administer the employee stock purchase plan. The administrator will interpret the provisions of the employee stock purchase plan and make all determinations necessary for the administration of the employee stock purchase plan.

Amendment and Termination. The board of directors has authority to amend the employee stock purchase plan at any time. However, the approval of our stockholders is required to: (i) increase the maximum number of shares available for purchase under the employee stock purchase plan; (ii) modify the employee stock purchase plan's eligibility requirements; or (iii) cause the employee stock purchase plan to fail the requirements of Section 423 of the Internal Revenue Code of 1986.

The board of directors also has authority to terminate the employee stock purchase plan at any time. In any event, if not earlier terminated by the board of directors, the employee stock purchase plan will automatically terminate when the participants have purchased all of the shares of common stock available under the employee stock purchase plan.

Federal Tax Treatment. The employee stock purchase plan is an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986. Therefore, a participant who purchases shares of common stock under the employee stock purchase plan will not be subject to Federal income tax on the difference between the fair market value of the shares and the price actually paid for such shares at the time of purchase. We are not entitled to a deduction for the difference between the fair market value of the shares and the price paid for such shares.
If a participant disposes of common stock purchased under the employee stock purchase plan after owning the shares for at least two years, the participant will be treated as having ordinary compensation income equal to the lesser of
(i) the excess of the fair market value of the common stock on the date it was purchased over the actual purchase price; or (ii) the excess of the fair market value of the common stock at the time of disposition over the actual purchase price. The amount of the compensation income is then added to the participant's basis in the common stock. The difference between the amount realized on the sale of the common stock and the participant's adjusted basis will be treated as a capital gain or loss.

If a participant disposes of common stock purchased under the employee stock purchase plan before owning it for at least two years, the participant will be treated as having ordinary compensation income equal to the excess of the fair market value of the common stock on the date it was purchased over the actual purchase price. Any additional appreciation in the common stock is treated as a capital gain. In addition, if a participant disposes of common stock before owning it for at least two years, we are entitled to a tax deduction equal to the amount of income treated as compensation by the participant.

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

            The following table sets forth the beneficial ownership of ZymeTx voting securities as of the closing date of this offering by:

o each person known by us to beneficially own 5% or more of the outstanding shares of our voting securities
o each of our directors
o our named executive officers
o all directors and executive officers as a group.

As of December 4, 2001, there were 8,305,435 shares of common stock issued and outstanding. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners.

                                                                     Number of Shares
      Title of Class            Identity of Person or Group        Beneficially Owned(1)         Percent of Class
      --------------            ---------------------------        ---------------------         ----------------

Common Shares                Palladin Opportunity Fund, LLP (2)          3,277,706                    28.30%

Common Shares                Halifax Fund, L.P.(3)                       3,277,706                    28.30%

Common Shares                Norman R. Proulx (4)                         301,560                     3.52%

Common Shares                Fred E. Hiller (5)                            6,000                        *

Common Shares                James R. Tobert III (6)                      76,667                        *
Common Shares                William I. Bergman (6)                       25,000                        *
Common Shares                Robert J. Hudson, M.D. (7)                   86,217                      1.03%
Common Shares                J. Vernon Knight, M.D. (6)                   50,000                        *
Common Shares                Rand Mulford (8)                             37,975                        *
Common Shares                David L. Rainbolt (9)                        57,813                        *
Common Shares                Christopher M. Salyer (6)                    25,000                        *
Common Shares                Gilbert M. Schiff, M.D. (6)                  37,500                        *
Common Shares                Craig D. Shimasaki, Ph.D. (10)               78,618                        *
Common Shares                William G. Thurman, M.D. (11)                31,250                        *

                             All Officers and
Common Shares                Directors as a Group (12)                    813,600                     9.03%

* Represents less than 1%.

(1) The persons named in this table have sole voting and investment power with respect to all of the securities shown as beneficially owned by them, except as indicated in the other footnotes to this table. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of the registration statement upon the exercise of options or warrants or the conversion of notes. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or notes that are held by such person and which are exercisable or convertible within 60 days of the date of this registration statement have been exercised or converted. Unless otherwise indicated, the company believes that all persons named in the table have voting and investment power with respect to all shares of common stock beneficially owned by them.
(2) Includes 3,180,994 shares of common stock subject to debentures and 96,712 shares of common stock subject to warrants.
(3) Includes 3,180,994 shares of common stock subject to debentures and 96,712 shares of common stock subject to warrants.

(4) Includes 250,000 shares subject to currently exercisable options.
(5) Includes 5,000 shares subject to currently exercisable options.
(6) Represents shares subject to currently exercisable options and warrants.
(7) Includes 80,706 shares subject to currently exercisable options.
(8) Includes 33,333 shares subject to currently exercisable options and 4,642 shares of common stock subject to warrants beneficially owned by Paula M. Mulford and Associates.
(9) Includes 25,000 shares subject to currently exercisable options, 7,813 shares beneficially owned by Trend Venture Corp., and 25,000 warrants beneficially owned by Council Oak Investment Corporation.
(10) Includes 65,853 shares subject to currently exercisable options and includes 1,500 shares beneficially owned by Alyssa Shimasaki.
(11) Includes 25,000 shares subject to currently exercisable options and includes 6,250 shares beneficially owned by the William G. and Gabrielle Thurman Living Trust (12/96).
(12) Includes 586,559 shares subject to currently exercisable options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We entered into an Executive Services Agreement with Norman R. Proulx, our President and CEO, effective January 1, 2000. The agreement provided for an annual salary of $200,000 and additional consideration of 50,000 nonqualified stock options. The agreement was terminable by either party at any time upon 30 days notice.

         We entered into an Executive Services Agreement with Peter G. Livingston, our former President and CEO, effective July 1, 1997. The agreement provided for an annual salary of $145,000, and an annual bonus of up to 50% of his annual salary, if and to the extent awarded. The agreement was terminable by either party at any time upon 30 days notice.

         On July 15, 1999 we extended the term of Mr. Livingston's Executive Services Agreement until July 1, 2000. However, on August 23, 1999 we notified Mr. Livingston that his employment was terminated. Under the Executive Service Agreement we were obligated to pay Mr. Livingston his monthly salary for 12 months totaling $145,000 starting on September 23, 1999, and 50% of his previous bonus totaling $9,062.50. Additionally, 57,167 stock options held by Mr. Livingston at the time his employment was terminated became vested and exercisable. Mr. Livingston also was entitled to purchase an aggregate of 211,835 shares of common stock, including those that immediately vested upon notice of his termination. All of the referenced stock options expired on October 23, 1999.

         On July 29, 1996 we entered into a Noncompetition Agreement with Craig
D. Shimasaki, Ph.D. This agreement provides that in the event Dr. Shimasaki's employment is terminated without cause, we will pay Dr. Shimasaki as severance an amount equal to his annual salary at the time of his termination.

         On April 14, 1999, we entered into Severance Compensation Agreements with Mr. Gibson, Dr. Hudson, Mr. Livingston, Dr. Shimasaki and Mr. Seeney. Thereafter, Mr. Seeney resigned and Mr. Livingston was terminated. Each of the agreements provides that if the respective officer is terminated following a change in control, we will pay the officer either:

       o an amount equal to the officer's annual salary; or
       o two times the amount of the officer's annual salary.

         The amount payable depends on the conditions involved in the change in control. This Severance Compensation Agreement does not apply if the officer is terminated due to disability, retirement, for cause or if such officer resigns.

         We entered into an Executive Services Agreement with Norman R. Proulx, our President and CEO, effective January 1, 2000. The agreement provides for an annual salary of $125,000 and bonuses payable as follows:

       o for each fiscal year commencing with fiscal year ending June 30, 2001, a bonus equal to 50% of his annual salary for each fiscal year in which we achieve our budgeted cash flow, sales volumes or other relevant objectives for such fiscal year; and
       o in the event the per share closing price of our common stock exceeds $4.00 during any period of 20 consecutive trading days, a bonus ranging from $50,000 for a price per share of $4.00 to $325,000 for a price per share of $8.00, and increasing for any per share price over $8.00.

     As additional consideration under the agreement we granted Mr. Proulx 200,000 qualified stock options. Either party may terminate the agreement at any time upon 30 days notice.

         We entered into an Executive Services Agreement with Peter G. Livingston, our former President and CEO, effective July 1, 1997. The agreement provided for an annual salary of $145,000, and an annual bonus of up to 50% of his annual salary, if and to the extent awarded. The agreement was terminable by either party at any time upon 30 days notice.

         On July 15, 1999 we extended the term of Mr. Livingston's Executive Services Agreement until July 1, 2000. However, on August 9, 1999 Mr. Livingston's employment was terminated and on August 23, 1999 we gave Mr. Livingston notice of such termination for purposes of the Executive Services Agreement. Under the Executive Services Agreement we are obligated to pay Mr. Livingston his monthly salary for 12 months totaling $145,000 starting on September 23, 1999, and 50% of his previous bonus totaling $9,062.50. Additionally, 57,167 stock options held by Mr. Livingston at the time his employment was terminated became vested and exercisable. Mr. Livingston also was entitled to purchase an aggregate of 211,835 shares of common stock, including those that immediately vested upon notice of his termination. All of the referenced stock options expired on unexercised November 28, 1999.

         On July 29, 1996 we entered into a Noncompetition Agreement with Craig
D. Shimasaki, Ph.D. This agreement provides that in the event Dr. Shimasaki's employment is terminated without cause, we will pay Dr. Shimasaki as severance an amount equal to his annual salary at the time of his termination.

         On April 14, 1999, we entered into Severance Compensation Agreements with Mr. Gibson, Dr. Hudson, Mr. Livingston, Dr. Shimasaki and Charles E. Seeney. Thereafter, Mr. Seeney resigned and Mr. Livingston was terminated. Each of the agreements provides that if the respective officer is terminated following a change in control, we will pay the officer either:

         o an amount equal to the officer's annual salary; or
         o two times the amount of the officer's annual salary.

         The amount payable depends on the conditions involved in the change in control. This Severance Compensation Agreement does not apply if the officer is terminated due to disability, retirement, for cause or if such officer resigns.

         On March 31, 2001, Mr. Gibson resigned from his positions as Chief Financial Officer, Secretary and Treasurer of the Company. In connection with this resignation we paid Mr. Gibson severance equal to six months salary, payable on a pro rata monthly basis. In addition, we agreed to allow Mr. Gibson to exercise any option underlying our common stock that he held at the time of his resignation for a six-month period following his resignation.

         None of the transactions with officers or stockholders of the company and their affiliates were made on terms less favorable to the company than those available from unaffiliated parties. In future transactions of this nature, we will ensure that more favorable terms are not available to us from unaffiliated third parties before engaging in transactions with our officers or stockholders or their affiliates.

                          DESCRIPTION OF CAPITAL STOCK

            Our authorized capital stock consists of 30,000,000 shares of common stock, par value $.001 per share, of which 8,305,435 shares were issued and outstanding as of December 4, 2001, and 12,000,000 shares of preferred stock, par value $.001, of which none are issued or outstanding.

            Our board of directors may determine the times when, the terms under which, and the consideration for which we shall issue, dispose of or receive subscriptions for its shares, including treasury shares, or acquire its own shares. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value per share. Upon payment of such consideration, we shall deem to be fully paid and non-assessable.

Common Stock

            The holders of shares of our common stock are entitled to dividends when and as declared by our board of directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to shareholders. Holders of our common stock have one non-cumulative vote for each share held. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions, with respect to our common stock.

            Stockholders are entitled to one vote of each share of common stock held of record on matters submitted to a vote of stockholders. The common stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of common stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of common stock will not be able to elect any person or persons to our board of directors.

Preferred Stock

            The Preferred Stock may be issued in one or more series, with such voting powers, designations, preferences, rights, qualifications, limitations and restrictions as shall be set forth in a resolution of the Company's Board of Directors providing for the issue thereof.

Warrants

         During fiscal 2000, the Company entered into several agreements for services in exchange for common stock warrants aggregating 165,000 shares at the initial exercise price of $2.31 per share which expire in October, 2005. During fiscal 2001 the Company entered into several agreements for such services as marketing, information technology and public relations for which common stock warrants aggregating 136,000 shares were granted at an initial exercise price of $2.00. Under the terms of the grants, these awards generally have a contractual life of five to ten years and vest over periods ranging from nine months to three years. Additionally, in fiscal 2001, 230,000 common stock warrants with an initial exercise price of $3.43 per share were issued to underwriters involved with the Company's initial public offering. These warrants include a call feature (at $3.43 per share) exercisable by the Company if the common stock exceeds $5.50 for five consecutive days. Additionally, in fiscal 2001, warrants aggregating 300,000 shares were issued to two financial advisors to provide services related to raising capital and facilitating acquisitions, merger or joint venture partners for the Company. The initial exercise price for 100,000 of these warrants, which expire in May 2006, was $0.79. The initial exercise price of the other 200,000 of these warrants, which expire in March 2011, was $1.14. Warrant expense for years ended June 30, 2000 and 2001 charged to operations aggregated $129,032 and $359,051, respectively.

         At December 4, 2001, after adjustment for anti-dilution provisions, there were warrants outstanding and shares of the Company common stock reserved for the purchase of an aggregate of 4,199,788 shares of the Company's common stock exercisable at prices ranging from $0.2853 to $4.00 (a weighted average of $1.09 per share) which expire from November 2002 through March 2011.

Senior Convertible Debentures

         Under an October 2000 financing agreement with Palladin Opportunity Fund, LLC and Halifax Fund L.P., we closed the sale of $2.0 million of senior secured convertible debentures to Palladin and Halifax, resulting in net proceeds of approximately $1.8 million. The debentures have a stated rate of interest at 5%, which is payable May 1 and November 1 of each year, in cash or common stock or by adding the interest to the outstanding principal due under the debenture at our option. By the original terms, the debentures mature in October 2002; however, as a result of certain events of default, the holders of the debentures may demand payment of approximately $2.8 million any time after March 1, 2002. The debentures are convertible to common stock at the option of the investor based on a conversion price based on the weighted average price of our common stock for fifteen days prior to periodic anniversaries of the issuance of the debentures. The debentures are secured by a first priority interest in substantially all of our assets. The debentures prohibit us from declaring and paying dividends on our common stock so long as these debentures remain outstanding and limit the Company's ability to incur new indebtedness senior to the debentures. The initial conversion price at the date of closing was $3.12 per share and has most recently been reset to $.2853 per share, which greatly increased the number of shares potentially issuable upon conversion of the debentures. Further, as a result of certain events of default, Palladin Opportunity Fund, LLC and Halifax Fund L.P. have rights under the premium redemption provisions of the registration rights agreement with us. This provision allows them to make demand upon us for the aggregate amount equal to the shares of our common stock available upon conversion using the latest conversion price times the highest price that our common stock has traded for from the date of the default until the debentures are redeemed. As of December 20, 2001, that amount would aggregate approximately $7.2 million. As a result of the specified defaults, Palladin and Halifax have agreed to not enforce their rights under this agreement, conditioned upon there being no future events of default.

         In conjunction with the issuance of the debentures to the investor, we issued warrants to the investor for the purchase of 180,000 shares of common stock at a price of $3.17, exercisable for a period of five years following closing. We also issued approximately 45,000 warrants to a placement agent involved in the transaction which are exercisable at $3.43 per share for a period of five years following closing. If the investor converts the debentures into common stock when the closing bid price of our common stock is greater than $4.00 per share, then for every ten shares received upon conversion, the investor will receive one warrant to purchase one share of our common stock at $4.00 per share, exercisable for a period of five years following conversion.

Recent Financing

         In December 2001 we closed a private offering of $722,500 of units. Each Unit consisting of (i) a $25,000 principal amount 12% promissory note, and
(ii) warrants to purchase 25,000 shares of our common stock. Consequently, we have $722,500 of principal amount 12% promissory notes outstanding as of the date of hereof, and 722,500 warrants outstanding. The principal and accrued interest on the promissory notes is due on May 31, 2002. The promissory notes carry an annual coupon rate of 12%, which is payable in cash and payable only upon repayment of the promissory notes. The holders of the promissory notes shall be secured by a maximum of $200,000 of our assets on a pari passu basis with the security held by Palladin Opportunity Fund, LLC and Hallifax Fund, L.P., which are the holders of $1,815,075 principal amount 5% senior secured convertible debentures. The warrants entitle each holder to purchase one share of our common stock at an exercise price of $0.30 per share. The warrants are exercisable at any time prior to the close of business on November 15, 2006. Any warrants not exercised by that time will expire.

         Upon any event of default, the note holders can require us to immediately pay the principal amount outstanding, together with accrued but unpaid interest.

         On November 19, 2001 we entered into an Agreement with the holders of the October 2000 5% senior secured convertible debentures, wherein we issued warrants to purchase 500,000 shares of our common stock, expiring September 30, 2006, with an exercise price of $0.45.

Transfer Agent And Registrar

            UMB Bank, NA, Securities Transfer Department, P.O. Box 410064, Kansas City, Missouri 64141-0064, will act as our transfer agent and registrar for our securities.

                              SELLING STOCKHOLDERS

         The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

         The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

------------------------------------------------------------------------------------------------------------------
Name               Total Shares    Total           Shares of       Beneficial         Percentage     Common
                   of Common       Percentage      Common Stock    Ownership          of             Stock Owned
                   Stock           of Common       Included In     Before the         Beneficial     After
                   Issuable        Stock           This            Offering           Ownership      Offering
                   Upon            Assuming        Prospectus                         After the
                   Exercise of     Full                                               Offering
                   the Warrants    Exercise and
                   and             Conversion
                   Conversion      of Debentures
                   of Debentures
------------------------------------------------------------------------------------------------------------------
Achille Guest              680        0.01%             680             680             0.01%           --
------------------------------------------------------------------------------------------------------------------
Alden Capital              236        0.00%             236             236             0.00%           --
Markets, Inc.
------------------------------------------------------------------------------------------------------------------
Andrew W. May           20,000        0.24%          20,000          20,000             0.24%           --
------------------------------------------------------------------------------------------------------------------
Arnaud De                2,083        0.03%           2,083           2,083             0.03%           --
Vienne
------------------------------------------------------------------------------------------------------------------
Barth Frank                236        0.00%             236             236             0.00%           --
------------------------------------------------------------------------------------------------------------------
Beck Family             50,000        0.60%          50,000          50,000             0.60%           --
Partners, LP
------------------------------------------------------------------------------------------------------------------
Brent Gooden            30,000        0.36%          30,000          30,000             0.36%           --
------------------------------------------------------------------------------------------------------------------
Brian Holmes            20,000        0.24%          20,000          20,000             0.24%           --
------------------------------------------------------------------------------------------------------------------
Brian                    5,021        0.06%           5,021           5,021             0.06%           --
Rockawitz
------------------------------------------------------------------------------------------------------------------
Capital West            50,625        0.61%          50,625          50,625             0.61%           --
Securities,
Inc.
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
Name               Total Shares    Total           Shares of       Beneficial         Percentage     Common
                   of Common       Percentage      Common Stock    Ownership          of             Stock Owned
                   Stock           of Common       Included In     Before the         Beneficial     After
                   Issuable        Stock           This            Offering           Ownership      Offering
                   Upon            Assuming        Prospectus                         After the
                   Exercise of     Full                                               Offering
                   the Warrants    Exercise and
                   and             Conversion
                   Conversion      of Debentures
                   of Debentures
------------------------------------------------------------------------------------------------------------------
Carol Zeroulei           2,169        0.03%           2,169           2,169             0.03%           --
------------------------------------------------------------------------------------------------------------------
Chris Nasca              1,324        0.02%           1,324           1,324             0.02%           --
------------------------------------------------------------------------------------------------------------------
Council Oak             25,000        0.30%          25,000          25,000             0.30%           --
Investment
Corporation
------------------------------------------------------------------------------------------------------------------
Dale T. Pero            35,000        0.42%          35,000          35,000             0.42%           --
------------------------------------------------------------------------------------------------------------------
Daniel Zettler             948        0.01%             948             948             0.01%           --
------------------------------------------------------------------------------------------------------------------
Dave Bartel             20,000        0.24%          20,000          20,000             0.24%           --
------------------------------------------------------------------------------------------------------------------
Dave Johnson            20,000        0.24%          20,000          20,000             0.24%           --
------------------------------------------------------------------------------------------------------------------
David Anderson           2,301        0.03%           2,301           2,301             0.03%           --
------------------------------------------------------------------------------------------------------------------
David Dobson             8,890        0.11%           8,890           8,890             0.11%           --
------------------------------------------------------------------------------------------------------------------
Donald                  57,720        0.69%          57,720          57,720             0.69%           --
Spongberg
------------------------------------------------------------------------------------------------------------------
Donna Baselice           3,328        0.04%           3,328           3,328             0.04%           --
------------------------------------------------------------------------------------------------------------------
Edward Taylor            4,642        0.06%           4,642           4,642             0.06%           --
------------------------------------------------------------------------------------------------------------------
First                   50,000        0.60%          50,000          50,000             0.60%           --
Oklahoma
Corporation
------------------------------------------------------------------------------------------------------------------
First                    5,434        0.07%           5,434           5,434             0.07%           --
National Fund
------------------------------------------------------------------------------------------------------------------
Frank Marino            29,555        0.35%          29,555          29,555             0.35%           --
------------------------------------------------------------------------------------------------------------------
Frantz Cajuste           1,065        0.01%           1,065           1,065             0.01%           --
------------------------------------------------------------------------------------------------------------------
Gary Zage               35,000        0.42%          35,000          35,000             0.42%           --
------------------------------------------------------------------------------------------------------------------
George Boyer             6,208        0.07%           6,208           6,208             0.07%           --
------------------------------------------------------------------------------------------------------------------
Gilbert Schiff          12,500        0.15%          12,500          12,500             0.15%
------------------------------------------------------------------------------------------------------------------
Granite                 58,317        0.70%          58,317          58,317             0.70%           --
Finance
------------------------------------------------------------------------------------------------------------------
Gregory M.              22,917        0.28%          22,917          22,917             0.28%           --
Jones
------------------------------------------------------------------------------------------------------------------
Halifax Fund,        3,387,503       28.97%       3,387,503         436,208             4.99%           --
L.P.
------------------------------------------------------------------------------------------------------------------
Harriet                    473        0.01%             473             473             0.01%           --
Stewart
------------------------------------------------------------------------------------------------------------------
Herb Haft               35,000        0.42%          35,000          35,000             0.42%           --
------------------------------------------------------------------------------------------------------------------
JAM Capital             25,000        0.30%          25,000          25,000             0.30%           --
LLC
------------------------------------------------------------------------------------------------------------------
James                    2,445        0.03%           2,445           2,445             0.03%           --
Glickstein
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
Name               Total Shares    Total           Shares of       Beneficial         Percentage     Common
                   of Common       Percentage      Common Stock    Ownership          of             Stock Owned
                   Stock           of Common       Included In     Before the         Beneficial     After
                   Issuable        Stock           This            Offering           Ownership      Offering
                   Upon            Assuming        Prospectus                         After the
                   Exercise of     Full                                               Offering
                   the Warrants    Exercise and
                   and             Conversion
                   Conversion      of Debentures
                   of Debentures
------------------------------------------------------------------------------------------------------------------
James Kogut              1,420        0.02%           1,420           1,420             0.02%           --
------------------------------------------------------------------------------------------------------------------
Jamie Hellman            3,853        0.05%           3,853           3,853             0.05%           --
------------------------------------------------------------------------------------------------------------------
Jason Adelman            2,512        0.03%           2,512           2,512             0.03%           --
------------------------------------------------------------------------------------------------------------------
Jeffrey                 50,000        0.60%          50,000          50,000             0.60%           --
Aronson
------------------------------------------------------------------------------------------------------------------
Jeffrey Cohen            6,163        0.07%           6,163           6,163             0.07%           --
------------------------------------------------------------------------------------------------------------------
Jerry Falkner           40,000        0.48%          40,000          40,000             0.48%           --
------------------------------------------------------------------------------------------------------------------
J. Michael              12,500        0.15%          12,500          12,500             0.15%           --
Reisert, Inc.
------------------------------------------------------------------------------------------------------------------
John Nelson                948        0.01%             948             948             0.01%           --
------------------------------------------------------------------------------------------------------------------
Jonathan Hamel           1,360        0.02%           1,360           1,360             0.02%           --
------------------------------------------------------------------------------------------------------------------
Joseph Gatti            20,582        0.25%          20,582          20,582             0.25%           --
------------------------------------------------------------------------------------------------------------------
Joseph Nehme               616        0.01%             616             616             0.01%           --
------------------------------------------------------------------------------------------------------------------
Joseph Richman           3,841        0.05%           3,841           3,841             0.05%           --
------------------------------------------------------------------------------------------------------------------
Karl                       236        0.00%             236             236             0.00%           --
Birkenfeld
------------------------------------------------------------------------------------------------------------------
Keating                 65,000        0.78%          65,000          65,000             0.78%           --
Public
Relations
------------------------------------------------------------------------------------------------------------------
Laura M.                21,004        0.25%          21,004          21,004             0.25%           --
McNamara
------------------------------------------------------------------------------------------------------------------
Marc Cohen               2,376        0.03%           2,376           2,376             0.03%           --
------------------------------------------------------------------------------------------------------------------
Mercer,                    455        0.01%             455             455             0.01%           --
Bokert,
Buckman & Reid
------------------------------------------------------------------------------------------------------------------
Michael                  1,360        0.02%           1,360           1,360             0.02%           --
Accettulli
------------------------------------------------------------------------------------------------------------------
Michael Paonis             622        0.01%             622             622             0.01%           --
------------------------------------------------------------------------------------------------------------------
Michael Siek             4,356        0.05%           4,356           4,356             0.05%           --
------------------------------------------------------------------------------------------------------------------
Mike McCrory            31,364        0.38%          31,364          31,364             0.38%           --
------------------------------------------------------------------------------------------------------------------
Oklahoma               321,022        3.72%         321,022         321,022             3.72%           --
Medical
Research
Foundation
------------------------------------------------------------------------------------------------------------------
Oshkim                 215,752        2.53%         215,752         215,752             2.53%           --
Limited
Partners, LP
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
Name               Total Shares    Total           Shares of       Beneficial         Percentage     Common
                   of Common       Percentage      Common Stock    Ownership          of             Stock Owned
                   Stock           of Common       Included In     Before the         Beneficial     After
                   Issuable        Stock           This            Offering           Ownership      Offering
                   Upon            Assuming        Prospectus                         After the
                   Exercise of     Full                                               Offering
                   the Warrants    Exercise and
                   and             Conversion
                   Conversion      of Debentures
                   of Debentures
------------------------------------------------------------------------------------------------------------------
Palladin             3,387,503       28.97%        3,387,503        436,208              4.99%          --
Financial
------------------------------------------------------------------------------------------------------------------
Paolo Floriani          14,315        0.17%           14,315         14,315              0.17%          --
------------------------------------------------------------------------------------------------------------------
Phillip B.                 680        0.01%              680            680              0.01%          --
Smith
------------------------------------------------------------------------------------------------------------------
Phoenix                  3,787        0.05%            3,787          3,787              0.05%          --
Samson
Associates LP
------------------------------------------------------------------------------------------------------------------
Presbyterian           465,356        5.31%          465,356        465,356              5.31%          --
Health
Foundation
------------------------------------------------------------------------------------------------------------------
Quinn Mekean               455        0.01%              455            455              0.01%          --
------------------------------------------------------------------------------------------------------------------
R.A. Oshins              6,791        0.08%            6,791          6,791              0.08%          --
95
Irrevocable
Trust
------------------------------------------------------------------------------------------------------------------
Paula M.                 4,642        0.06%            4,642          4,642              0.06%          --
Mulford &
Associates
------------------------------------------------------------------------------------------------------------------
Richard M.              12,500        0.15%           12,500         12,500              0.15%          --
Lilly
------------------------------------------------------------------------------------------------------------------
Robert O.               28,541        0.34%           28,541         28,541              0.34%          --
McDonald
------------------------------------------------------------------------------------------------------------------
Robert O.               25,000        0.30%           25,000         25,000              0.30%          --
McDonald IRA
------------------------------------------------------------------------------------------------------------------
Robert G.               22,917        0.28%           22,917         22,917              0.28%          --
Rader Living
Trust
------------------------------------------------------------------------------------------------------------------
Robert R.                1,759        0.02%            1,759          1,759              0.02%          --
Salyard
------------------------------------------------------------------------------------------------------------------
Robert Riley               356        0.00%              356            356              0.00%          --
------------------------------------------------------------------------------------------------------------------
Ron Luiken               3,997        0.05%            3,997          3,997              0.05%          --
------------------------------------------------------------------------------------------------------------------
Sage Group             300,000        3.49%          300,000        300,000              3.49%          --
------------------------------------------------------------------------------------------------------------------
Salyan                   2,717        0.03%            2,717          2,717              0.03%          --
Securities
------------------------------------------------------------------------------------------------------------------
Scott Schulte            5,377        0.06%            5,377          5,377              0.06%          --
------------------------------------------------------------------------------------------------------------------
Shelley Gluck              876        0.01%              876            876              0.01%          --
------------------------------------------------------------------------------------------------------------------
Simile                  50,000        0.60%           50,000         50,000              0.60%          --
Investors
------------------------------------------------------------------------------------------------------------------
Spencer Trask           45,709        0.55%           45,709         45,709              0.55%          --
Holdings
------------------------------------------------------------------------------------------------------------------
Stephen                  4,754        0.06%            5,754          4,754              0.06%          --
Kleiman
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
Name               Total Shares    Total           Shares of       Beneficial         Percentage     Common
                   of Common       Percentage      Common Stock    Ownership          of             Stock Owned
                   Stock           of Common       Included In     Before the         Beneficial     After
                   Issuable        Stock           This            Offering           Ownership      Offering
                   Upon            Assuming        Prospectus                         After the
                   Exercise of     Full                                               Offering
                   the Warrants    Exercise and
                   and             Conversion
                   Conversion      of Debentures
                   of Debentures
------------------------------------------------------------------------------------------------------------------
Stephen Kaplan       150,000          1.77%         150,000         150,000             1.77%           --
------------------------------------------------------------------------------------------------------------------
Stonegate            130,000          1.54%         130,000         130,000             1.54%           --
Securities
------------------------------------------------------------------------------------------------------------------
Stuart Brown             680          0.01%             680             680             0.01%           --
------------------------------------------------------------------------------------------------------------------
Thomas Hutzel         23,530          0.28%          23,530          23,530             0.28%           --
------------------------------------------------------------------------------------------------------------------
Thomas                 1,360          0.02%           1,360           1,360             0.02%           --
McKieman
------------------------------------------------------------------------------------------------------------------
Thomas                 2,421          0.03%           2,421           2,421             0.03%           --
Muldowney
------------------------------------------------------------------------------------------------------------------
Todd Harrigan            885          0.01%             885             885             0.01%           --
------------------------------------------------------------------------------------------------------------------
Vernon Knight          25000          0.30%           25000          25,000             0.30%           --
------------------------------------------------------------------------------------------------------------------
Wesley Cockrum         6,000          0.07%           6,000           6,000             0.07%           --
------------------------------------------------------------------------------------------------------------------
William A.           108,542          1.29%         108,542         108,542             1.29%           --
Dioguardi
------------------------------------------------------------------------------------------------------------------
William Bell          50,000          0.60%          50,000          50,000             0.60%           --
------------------------------------------------------------------------------------------------------------------
William Stein          8,543          0.10%           8,543           8,543             0.10%           --
------------------------------------------------------------------------------------------------------------------
William Turner        49,299          0.59%          49,299          49,299             0.59%           --
------------------------------------------------------------------------------------------------------------------
William Boyd          25,000          0.30%          25,000          25,000             0.30%
------------------------------------------------------------------------------------------------------------------
Xamedd, LLC           50,000          0.60%          50,000          50,000             0.60%           --
(Barry
Wolcott)
------------------------------------------------------------------------------------------------------------------


         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Under our agreements with Palladin and Halifax, they are each prohibited from beneficially owning more than an aggregate of 4.99% of our common stock.

                              PLAN OF DISTRIBUTION

         The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholders will sell any or all of the common stock in this offering. The selling stockholders may use any one or more of the following methods when selling shares:

          o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

          o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

          o An exchange distribution following the rules of the applicable exchange

          o Privately negotiated transactions

          o Short sales or sales of shares not previously owned by the seller

          o A combination of any such methods of sale any other lawful method

The selling stockholders may also engage in:

          o Short selling against the box, which is making a short sale when the seller already owns the shares.

          o Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

          o Pledging shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

         Because the selling shareholders are deemed "underwriters" within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements.

         We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

         If the selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

                         SHARES ELIGIBLE FOR FUTURE SALE


         Shares Outstanding and Freely Tradable After Offering. Upon completion of this offering, we will have approximately [18,094,689] shares of common stock outstanding, which assumes

     o The conversion of all of our convertible notes and warrants issued to the selling stockholders which are outstanding as of December 4, 2001 into an aggregate of [9,789,254] shares of common stock upon completion of this offering; and

     o No exercise of outstanding options granted to our directors, officers or consultants under our stock option plans.

The shares to be sold by the selling stockholders in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held by "affiliates" of ZymeTx, as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144.

         Lock-up Agreements. In connection with our December 2001 private offering, the holders of the warrants issued thereunder have agreed not to sell any of the shares of common stock underlying such warrants for a period commencing on the effective date of the registration statement covering such common shares and ending sixty (60) days after the effective date of the registration statement.

         Rule 144. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of us, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately [180,946] shares after this offering) or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about us is satisfied. In addition, affiliates of ours must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

            Effect of Substantial Sales on Market Price of Common Stock. We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of the common stock.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for ZymeTx, Inc. by Sichenzia, Ross, Friedman & Ference LLP, New York, New York.


                                     EXPERTS

         The financial statements of ZymeTx, Inc. at June 30, 2000 and 2001, and for the years ended June 30, 2000 and 2001, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, and the information under the caption "Summary Financial Data" at June 30, 2001 and for the years ended June 30, 2000 and 2001, appearing in this prospectus and registration statement have been derived from the financial statements audited by Ernst & Young LLP, as set forth in their reports thereon (which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere herein.

         Such financial statements and summary financial data are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                          Index to Financial Statements

Financial Statements for the years ended June 30, 2000 and 2001

Report of Independent Auditors .........................................................         F-2
Balance Sheets at June 30, 2000 and 2001 ...............................................         F-3
Statements of Operations for the years ended June 30, 2000 and 2001 ....................         F-4
Statements of Stockholders' Equity for the years ended June 30, 2000 and 2001 ..........         F-5
Statements of Cash Flows for the years ended June 30, 2000 and 2001 ....................         F-6
Notes to Financial Statements ..........................................................         F-7

Financial Statements for the quarter ended September 30, 2001 (Unaudited)

Condensed Balance Sheets - June 30, 2001 and September 30, 2001 ........................         F-20
Condensed Statements of Operations - Three Months Ended September 30, 2000 and 2001.....         F-21
Condensed Statements of Cash Flows - Three Months Ended September 30, 2000 and 2001.....         F-22
Notes to Condensed Financial Statements ................................................         F-23

Report of Independent Auditors

The Board of Directors and Stockholders
ZymeTx, Inc.

We have audited the accompanying consolidated balance sheets of ZymeTx, Inc. as of June 30, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ZymeTx, Inc. at June 30, 2000 and 2001, and the consolidated results of its operations and its cash flows for each of the two years in the period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that ZymeTx, Inc. will continue as a going concern. As more fully described in Note 2, the Company has not complied with certain covenants of debt agreements, has incurred recurring operating losses, has a working capital deficiency and is dependent upon its ability to secure additional capital resources to fund fiscal 2002 operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                                     ERNST & YOUNG LLP

Oklahoma City, Oklahoma
October 9, 2001

                                  ZymeTx, Inc.

                                 Balance Sheets

                                                                                                      June 30,
                                                                                              2000                 2001
                                                                                         ---------------     ---------------
Assets
Current assets:
   Cash and cash equivalents                                                             $     1,357,509     $       237,673
   Marketable securities, available-for-sale                                                   2,458,801                --
   Accounts receivable                                                                             8,801             113,897
   Inventory                                                                                   1,900,642           1,941,161
   Prepaid insurance and other                                                                   155,940              80,303
                                                                                         ---------------     ---------------
Total current assets                                                                           5,881,693           2,373,034

Inventory not expected to be realized within one year                                            628,022             492,226
Property, equipment and leasehold improvements, net                                              584,463             437,756
Proprietary technology and other intangibles, net                                                 57,419              37,616
                                                                                         ---------------     ---------------
Total assets                                                                             $     7,151,597     $     3,340,632
                                                                                         ===============     ===============

Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                                                                      $       603,211     $       739,961
   Accrued salaries, wages and benefits                                                          314,753             112,282
   Other accrued liabilities                                                                     290,940             301,196
   Senior secured convertible debentures in default (Note 4)                                        --             2,831,800
   Note payable to stockholders in default (Note 5)                                               56,880             126,394
                                                                                         ---------------     ---------------
Total current liabilities                                                                      1,265,784           4,111,633

Long term obligations:
   Note payable to stockholder                                                                    94,270                --
   Deferred lease rentals                                                                        303,300              25,345
   Other                                                                                          16,348              13,664

Commitments (Note 5)

Stockholders' equity (deficit):
Preferred stock $0.001 par value; 12,000,000 shares authorized  (none issued or
    outstanding at June 30, 2000 or 2001)                                                           --                  --
 Common stock $0.001 par value; 30,000,000 shares authorized (6,837,175 shares and
    6,886,882 issued and outstanding at June 30, 2000 and June 30, 2001, respectively)             6,837               6,887
Additional paid-in capital                                                                    34,141,203          34,890,066
Accumulated deficit                                                                          (28,672,807)        (35,706,963)
Unrealized holding gains (losses) on marketable securities available for sale                     (3,338)               --
                                                                                         ---------------     ---------------
Total stockholders' equity (deficit)                                                           5,471,895            (810,010)
                                                                                         ---------------     ---------------
Total liabilities and stockholders' equity (deficit)                                     $     7,151,597     $     3,340,632
                                                                                         ===============     ===============

See accompanying notes.

                                  ZymeTx, Inc.

                            Statements of Operations

                                                                                                 Year Ended June 30,
                                                                                              2000                 2001
                                                                                         ---------------     ---------------

Revenues                                                                                 $     1,224,820     $       948,703
Cost of goods sold                                                                               643,935             495,930
Inventory write-down                                                                             913,861             260,000
                                                                                         ---------------     ---------------
Gross profit (loss)                                                                             (332,976)            192,773

Operating expenses:
   Research and development                                                                    1,562,387           1,303,152
   Product development                                                                           920,399             703,153
   Sales and marketing                                                                         1,747,620           2,117,537
   General and administrative                                                                  2,676,547           1,792,733
   Return of in-process technology                                                              (150,000)               --
                                                                                         ---------------     ---------------
Total operating expenses                                                                       6,756,953           5,916,575
                                                                                         ---------------     ---------------
Loss from operations                                                                          (7,089,929)         (5,723,802)

Other income (expense):
    Interest and dividend income                                                                 347,261             179,694
    Interest expense, including amortization of offering costs and
       accretion of discount on Debentures (Note 4)                                              (36,173)           (872,248)
    Provision for premium on redemption of Debentures                                               --              (617,800)
                                                                                         ---------------     ---------------
Total other income (expense)                                                                     311,088          (1,310,354)
                                                                                         ---------------     ---------------

Net loss                                                                                 $    (6,778,841)     $ ( 7,034,156)
                                                                                         ===============     ===============

Basic and diluted net loss per common share                                              $         (1.00)    $         (1.02)
                                                                                         ===============     ===============

Weighted average common shares outstanding                                                     6,752,274           6,868,086
                                                                                         ===============     ===============


See accompanying notes

                                  ZymeTx, Inc.

                       Statements of Stockholders' Equity


                                                  Common Stock                   Additional
                                       -----------------------------------         Paid-in           Accumulated
                                            Shares            Par Value            Capital             Deficit
                                       ---------------     ---------------     ---------------     ---------------
Balance at June 30, 1999                     6,692,572     $         6,693     $    33,557,761     $   (21,893,966)
Stock options exercised by
   employees and non-employee
   Directors                                    75,333                  75             117,290                --
Stock purchased through
Employee Stock Purchase Plan                    15,652                  15              26,144                --
Warrants issued for services                      --                  --               327,562                --
Stock issued as compensation
   for services                                 53,618                  54             112,446                --
Unrealized holding losses on
   marketable securities
   available for sale                             --                  --                  --                  --
Net loss                                          --                  --                  --            (6,778,841)

Total comprehensive loss                          --                  --                  --                  --
                                       ---------------     ---------------     ---------------     ---------------
Balance at June 30, 2000                     6,837,175     $         6,837     $    34,141,203     $   (28,672,807)
Stock options exercised by
   employees and non-employee
   Directors                                    28,125                  28              30,440                --
Stock purchased through
Employee Stock Purchase Plan                    21,582                  22              26,329                --
Warrants issued for services                      --                  --               692,094                --
Unrealized holding losses on
   marketable securities
   available for sale                             --                  --                  --                  --
Net loss                                          --                  --                  --            (7,034,156)

Total comprehensive loss                          --                  --                  --                  --
                                       ---------------     ---------------     ---------------     ---------------
Balance at June 30, 2001               $     6,886,882     $         6,887     $    34,890,066     $   (35,706,963)
                                       ===============     ===============     ===============     ===============

                                         Accumulated
                                            Other               Total
                                        Comprehensive       Stockholders'
                                        Income (Loss)      Equity (Deficit)
                                       ---------------     ---------------
Balance at June 30, 1999               $         7,962     $    11,678,450
Stock options exercised by
   employees and non-employee
   Directors                                      --               117,365
Stock purchased through
Employee Stock Purchase Plan                      --                26,159
Warrants issued for services                      --               327,562
Stock issued as compensation
   for services                                   --               112,500
Unrealized holding losses on
   marketable securities
   available for sale                          (11,300)            (11,300)
Net loss                                          --            (6,778,841)
                                                           ---------------
Total comprehensive loss                          --            (6,790,141)
                                       ---------------     ---------------
Balance at June 30, 2000               $        (3,338)    $     5,471,895
Stock options exercised by
   employees and non-employee
   Directors                                      --                30,468
Stock purchased through
Employee Stock Purchase Plan                      --                26,351
Warrants issued for services                      --               692,094
Unrealized holding losses on
   marketable securities
   available for sale                            3,338               3,338
Net loss                                          --            (7,034,156)
                                                           ---------------
Total comprehensive loss                          --            (7,030,818)
                                       ---------------     ---------------
Balance at June 30, 2001               $          --       $      (810,010)
                                       ===============     ===============


See accompanying notes.

                                  ZymeTx, Inc.

                            Statements of Cash Flows

                                                                                                 Year Ended June 30,
                                                                                              2000                 2001
                                                                                         ---------------     ---------------

Operating Activities
Net loss                                                                                 $    (6,778,841)         (7,034,156)
Adjustments to reconcile net loss to net cash used by operating activities:
     Depreciation                                                                                163,957             195,000
     Amortization                                                                                 22,619             266,367
     Provision for (recovery of) doubtful accounts and sales returns                              77,146             (13,095)
     Provision for premium on redemption of Debentures                                              --               617,800
     Inventory write-down                                                                        913,861             260,000
     Return of in-process technology to OMRF                                                    (150,000)               --
     Accretion of interest                                                                        19,526             527,602
     Stock-based compensation                                                                    256,682             144,951
     Deferred lease rentals                                                                       62,127            (277,955)
     Changes in operating assets and liabilities:
       Accounts receivable                                                                       106,091             (92,001)
       Interest receivable on marketable securities                                              122,190              20,179
       Prepaid insurance and other                                                                74,005             199,288
       Inventory                                                                                (152,594)           (164,723)
       Accounts payable                                                                          168,033             136,750
       Accrued salaries, benefits and other                                                        4,125            (202,471)
       Other liabilities                                                                         258,074              10,256
                                                                                         ---------------     ---------------
Total adjustments                                                                              1,945,842           1,627,948
                                                                                         ---------------     ---------------
Net cash used by operating activities                                                         (4,832,999)         (5,406,208)

Investing Activities
Purchase of marketable securities available for sale                                         (11,554,525)         (1,452,475)
Proceeds from sale of marketable securities available for sale                                17,697,665           3,894,435
Purchase of property, equipment and leasehold improvements                                       (67,867)            (43,612)
                                                                                         ---------------     ---------------
Net cash provided by investing activities                                                      6,075,273           2,398,348

Financing Activities
Proceeds from issuance of debentures, net                                                           --             1,874,068
Payments on notes payable                                                                        (38,854)            (42,863)
Proceeds from exercise of employee stock options                                                 117,365              30,468
Proceeds from sale of common stock purchased through employee stock
  purchase plan                                                                                   26,159              26,351
                                                                                         ---------------     ---------------
Net cash provided by financing activities                                                        104,670           1,888,024
                                                                                         ---------------     ---------------
Net increase (decrease) in cash                                                                1,346,944          (1,119,836)

Cash and cash equivalents at beginning of period                                                  10,565           1,357,509
                                                                                         ---------------     ---------------
Cash and cash equivalents at end of period                                               $     1,357,509     $       237,673
                                                                                         ===============     ===============

Supplemental Disclosure of Interest Paid                                                 $        32,452     $        20,951


See accompanying notes.

                                  ZymeTx, Inc.

                          Notes to Financial Statements

                             June 30, 2000 and 2001


1. Organization and Summary of Significant Accounting Policies

Organization and Business
    ZymeTx, Inc. ("the Company"), a Delaware corporation, is a biotechnology company engaged in the discovery, development and commercialization of unique products for the diagnosis and treatment of viruses. The scientific foundation of the Company is based upon the role of enzymes in the process of viral infection. The year ended June 30, 2000 was the first year the Company had significant revenues from its primary commercial diagnostic product, ZstatFlu(TM). The Company was presented as a Development Stage Company in all periods prior to the year ended June 30, 2000.

    The Company has initiated early stages of research regarding therapeutics utilizing its ViraZyme(R) technology for enzymes associated with certain viral diseases; however, the Company will concentrate its efforts during fiscal 2002 on completing developments of improvements to and marketing its influenza diagnostic product, ZstatFlu(TM). The Company expects to devote greater efforts to therapeutic development in fiscal 2003 and beyond, depending upon capital resource availability. These projects which will involve experimental and unproven technology, may require many years and substantial expenditures to complete, and may ultimately be unsuccessful.


Cash and Cash Equivalents
    Cash and cash equivalents consist of cash and highly liquid debt investments with maturities of 90 days or less when purchased. There were no cash equivalents at June 30, 2001.

Marketable Securities
    Based on the nature of the assets held by the Company and management's investment strategy, the Company's investments in marketable securities have been classified as available-for-sale. Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. The securities mature within one year and the amortized cost basis, aggregate fair value, and unrealized holding gains at June 30, 2000 are summarized below.

                                                                        Amortized           Aggregate
                                                                          Cost                Fair              Unrealized
                                                                          Basis               Value               Losses
                                                                     ---------------     ---------------     ---------------

    Corporate debt securities                                        $     1,970,404     $     1,969,650     $          (754)
    Bankers Acceptance                                                       491,735             489,151              (2,584)
                                                                     ---------------     ---------------     ---------------
                                                                     $     2,462,139     $     2,458,801     $        (3,338)
                                                                     ===============     ===============     ===============

There were no marketable securities at June 30, 2001.

Inventory
    Inventories are carried at the lower of cost (first-in, first-out) or market. The components of inventory consist of the following:

                                                                                                      June 30,
                                                                                              2000                 2001
                                                                                         ---------------     ---------------

Raw Materials                                                                            $     1,503,431     $       537,434
Work in process                                                                                  248,443             139,230
Finished goods                                                                                   776,790           1,756,723
                                                                                         ---------------     ---------------
                                                                                               2,528,664           2,433,387

Less amounts not expected to be realized in one year                                             628,022             492,226
                                                                                         ---------------     ---------------
                                                                                         $     1,900,642     $     1,941,161
                                                                                         ===============     ===============

    The inventory in the accompanying balance sheet at June 30, 2001, consists of costs related to ZstatFlu(TM). The market for influenza diagnostics grew during fiscal years 2000 and 2001, largely due to the introduction of influenza therapeutics produced by other companies during the year. However, there are no assurances that this market will continue to develop and accordingly, there are no assurances that the Company's investment in its ZstatFlu(TM) inventory will be recoverable. In addition, improvements in the delivery of the Company's diagnostic as a result of its research and development program or new products from competitors may render a portion of the inventory on hand at June 30, 2001, obsolete in the near term. In fiscal 2001, raw material inventory used in ZstatFlu(TM) of $260,000 not expected to be realized in fiscal 2002 or 2003 unit sales was written off due to the Company's inability to predict with any accuracy the technological advancement of competing products and/or the ability of the Company to sell significantly more units in future periods than that included in the Company's 2002 plan. In fiscal 2000 the carrying value of inventory was written down $913,861 as a result of new packaging designs and improvements to the Company's influenza diagnostic which rendered certain existing inventory unsaleable.

Depreciation and Amortization
    Depreciation of property and equipment is computed using the straight-line method over three to seven years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the remaining lease term.

Proprietary Technology and Other Intangibles
    Amortization of proprietary technology and other intangibles acquired is computed using the straight-line method over periods of between five and ten years. Accumulated amortization aggregated $79,212 and $99,015 as of June 30, 2000 and 2001, respectively.

Stock Compensation
    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations in accounting for its stock options. Under APB No. 25, because the exercise price of the Company's employee stock options is not generally less than the estimated fair value of the underlying stock on the date of grant, no compensation is generally recorded. Repriced options are accounted for as variable, with compensation expense recognized for increases in intrinsic value subsequent to the repricing date.

Concentration of Credit Risk
    The Company invests its excess cash in debt instruments of the U.S. Government and its agencies, institutions and other short-term investments with strong credit ratings. The Company has established guidelines relative to diversification and maturities that maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates.

Use of Estimates and Other Uncertainties
    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Values of Financial Instruments
    It is not practicable to estimate the fair value of the Senior secured convertible debentures or the note payable to stockholder in default due to the Company's current financial condition. Other financial instruments have a fair value approximating their carrying amount due to the short maturity of those instruments or due to the criteria used to determine carrying value in the financial statements.

Revenue Recognition
    The Company utilizes independent distributors in the dissemination of ZstatFlu(TM). The independent distributors specify the quantities which they hold for dissemination, assume the liability for damage or loss of merchandise and may retain the right of return of such merchandise at the original purchase price less a restocking charge. When a distributor has been given the right to return merchandise, the merchandise shipped to and held by that distributor is not reported as revenue until it is shipped from the distributor to the end users.

Net Loss Per Share
    Basic loss per common share is based upon the weighted average number of common shares outstanding during each period. Diluted loss per share is based on the weighted average number of common shares and dilutive common equivalent shares outstanding and the assumed conversion of dilutive convertible securities outstanding, if any. All potentially dilutive securities were antidilutive for all periods presented and have thus, been excluded from diluted loss per share. See Note 4 - Senior Secured Convertible Debentures, Note 6 -- Related Party Transactions, Note 7 -- Stockholders' Equity, and Note 8 -- Stock Option and Purchase Plans for a full description of securities which may have a dilutive effect in future periods.

2.  Liquidity and Management's Plans

    As of June 30, 2001, the Company has negative working capital of $1.7 million, including $2.8 million of debt in default. For the years ended June 30, 2000 and 2001, the Company also incurred operating losses of $6.8 million and $7.0 million, respectively. As a result of the Company's delisting from the NASDAQ National Market System and other events, the Company is in default under the Senior Secured Convertible Debentures (Debentures). The Debenture holders have not waived these defaults and, therefore, have the right to declare the Debentures immediately due and payable. If that occurs, the Company would be unable to pay the Debentures and the holders would have the right to foreclose on all of the Company's assets. The Company cannot predict what actions the debenture holders may take; however, the Company is communicating with the Debenture holders in an effort to secure their cooperation with the attempts to obtain financing or adopt alternative measures.

    Beginning in the fourth quarter of fiscal 2001, the Company has taken a number of actions to conserve and generate cash needed to remain in business. Operating overheads have been reduced, research and development has been put on hold, and payments to vendors and suppliers have been delayed. In fiscal 2002, in an effort to provide cash, the Company reached agreement with its Japanese distributor of ZstatFlu(TM) to sell 100,000 units of product, 40,000 of which were on an accelerated basis. The accelerated sales necessitated shipment of finished goods rather than component parts resulting in reduced profit margins to the Company but providing cash needed to remain in business. While there are no assurances that the holders of the Debentures (Note 4), the holders of the Notes Payable (Note 6) or other vendors of the Company will not force the Company into involuntary bankruptcy, the Company believes these unit sales proceeds will allow the Company to continue its operations at least through November 2001 at which time the Company must obtain additional debt or equity financing in order to proceed with its plan as described below for fiscal 2002.

    The Company's financial plan for fiscal 2002 anticipates the sale of 450,000 units of ZstatFlu(TM). Approximately 350,000 units are in inventory. In establishing the Company's operating plans for fiscal 2002 (including the amount of ZstatFlu(TM) products required for the 2001-2002 influenza season) the Company has assumed that the availability of influenza therapeutics will significantly improve the market opportunity for influenza diagnostic products. The cost of rework and producing an additional 100,000 units is expected to require cash of approximately $0.5 million.

    Assuming an average unit sales price of $12.46, revenues from 450,000 unit sales would be approximately $5.6 million. If the Company is otherwise meeting budgeted expenditures for fiscal 2002, the Company will expend cash in its operating and investing activities of $8.2 million in fiscal 2002. Assuming this planned level of sales and expenditures, and the Company must successfully negotiate the extension of the Debentures and Notes Payable and raise approximately $3.5 million during the second quarter of fiscal 2002 in order to continue operations.

    We cannot be sure that the additional financing required to continue operations beyond November 2001 will be available on terms satisfactory to us, or that such financing will be available at all. We are currently exploring all alternatives in the event financing is unavailable, including the sale or dissolution of the Company or the sale of the Company's significant assets.

    The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these matters.

3. Property, Equipment, and Leasehold Improvements

    Property, equipment, and leasehold improvements, stated at cost, are summarized as follows:

                                                                                                 Year Ended June 30,
                                                                                              2000                 2001
                                                                                         ---------------     ---------------

Laboratory equipment                                                                     $       277,308     $       287,200
Manufacturing equipment                                                                          328,278             332,631
Computer equipment                                                                               285,262             309,367
Office furniture, equipment and leasehold improvements                                           148,578             153,840
                                                                                         ---------------     ---------------
                                                                                               1,039,426           1,083,038
Less accumulated depreciation                                                                   (454,963)           (645,282)
                                                                                         ---------------     ---------------
                                                                                         $       584,463     $       437,756
                                                                                         ===============     ===============

4. Senior Secured Convertible Debentures in Default

    On October 13, 2000, the Company sold $2.0 million of senior secured convertible debentures to two private investors, resulting in net proceeds of approximately $1.9 million. The Debentures bear interest at 5%, which is payable May 1 and November 1 of each year, in cash or common stock or by adding the interest to the outstanding principal due under the debenture at the Company's option. As a result of the Company's delisting from the NASDAQ National Market System and the other events described below, the Company is in default under the Debentures. The Debenture holders have not waived these defaults and, therefore, have the right to declare the Debentures immediately due and payable. Accordingly, the Company has fully accreted the discount and premium on redemption, fully amortized the deferred offering costs, and classified the Debentures as due within one year in the accompanying June 30, 2001 balance sheet.

    The Debentures are convertible to common stock at the option of the investor based on a conversion price based on the weighted average price of our common stock for ten days prior to periodic anniversaries of the issuance of the Debentures. The Debentures are secured by a first priority interest in substantially all of the Company's assets. The Debentures prohibit us from declaring and paying dividends on common stock so long as these Debentures remain outstanding and limit the Company's ability to incur new indebtedness senior to the Debentures. The initial conversion price at the date of closing was $3.12 per share. The Company registered and reserved for future issuance 200% of the initial shares and initial warrants to be issued upon conversion and exercise of the Debentures and associated warrants by the investors.

    The Debentures include certain anti-dilution and put features. The features provide for keep-whole provisions in the event that the Company sells equity at less than market prices and put options at the discretion of the investors, which allow the Investors to demand repayment of the Debentures at their carrying value plus 20%. These put options become available to the Investors upon the occurrence of certain events, including if the investors do not have the ability to "freely trade" the underlying common stock, or if a change of control occurs. As of June 30, 2001, the Company has recognized this premium on redemption of $617,800 associated with the put option triggered by the default of the provisions of the agreement in the caption Senior Secured Convertible Debentures in Default, in the accompanying balance sheet and in the related 2001 statement of operations.

    In conjunction with the issuance of the Debentures to the Investors, the Company issued warrants to the investors for the purchase of 180,000 shares of common stock at an exercise price of $3.17 per share, exercisable for a period of five years following closing. The estimated fair value of these warrants of $374,400 was recognized as debt discount at the date of issuance (which at June 30, 2001 was fully accreted to interest expense due to the events of default discussed above).

    The Company also issued to a principal of Granite Financial Group, Inc. Debentures in an aggregate principal amount of $112,000 and 54,244 warrants (44,164 with an exercise price of $3.43 and 10,080 with an exercise price of $3.17) as compensation for its services as our placement agent in connection with the offering. The Company also issued to an affiliate of Rand P. Mulford, one of the Company's directors, in his capacity as a representative of Granite, $48,000 in Debentures and 4,320 warrants. All of the warrants issued to Mr. Mulford had an exercise price of $3.17 per share, and all of the Debentures, including Granite's, had a conversion price of $3.12 per share. The estimated fair value of the warrants and debentures of $263,000 issued to these parties in connection with the placement of the Debentures was recognized as deferred Debenture offering cost at the date of issuance, which has been fully amortized to interest expense as of June 30, 2001.

    The initial conversion price of $3.12 was reset to $0.70 per share on April 13, 2001 and to $0.38 per share on July 13, 2001. On May 1, 2001, the Company elected to add interest payable on the Debentures in the amount of $54,000 to outstanding principal bringing the total outstanding face amount of the Debentures as of May 1, 2001, to $2,214,000. The effect of the changes in the conversion price and the addition of interest to principal resulted in an increase in the potential number of shares of common stock from exercise of both the Debentures and associated warrants from 929,764 to 3,395,558 on April 13, 2001 and to 6,115,920 on July 13, 2001. The Company increased the shares reserved for future issuance to provide for the increases, but the Company did not file a registration statement covering the increased number of shares required by the debentures. This was also an event of default which has not been waived by the debenture holders.

5. Commitments

Operating Leases
    In January 1997, the Company consolidated substantially all of its operations, research, marketing and administrative functions into newly constructed facilities leased from a stockholder of the Company. This lease provided for no rent payable the first two years and a fixed rate thereafter for the remaining eight years ("Base Rent"). The Company incurred certain leasehold improvements that exceeded the defined tenant improvement allowance (the "Tenant Allowance Overage") provided for under the lease. This Tenant Allowance Overage bears interest at a rate of 10% over the repayment term of 60 months, with interest only due for the first 24 months and principal and interest due monthly over the final 36 months of the repayment term. The Tenant Allowance Overage payments are due in addition to the Base Rent. The Company is recognizing the total facility lease payments, including the Tenant Allowance Overage, on a straight-line method over the entire term of the lease agreement. Accordingly, as of June 30, 2000 and 2001, the Company has accrued a deferred lease rental liability of $303,300 and $25,345, respectively. As additional consideration for the lease, this stockholder initially received warrants to purchase 20,000 shares of Common Stock at an exercise price of $3.20 per share (20,000 shares with an exercise price of $0.38 per share as of July 13, 2001).

    Several amendments to the lease have changed the amount of space rented by the Company from approximately 46,000 square feet in December 1998, to 36,000 square feet in November 1999 and to 17,000 square feet in April 2001. As a result of the amendments in fiscal 2001, certain rentals on unused space were forgiven and accordingly, the Company recognized a non-cash gain on previously accrued deferred lease rentals in the amount of $138,174.

    As of June 30, 2001 the Company had not paid $107,698 in lease payments for the period from April 1 to June 30. The Company reached agreement with the lessor to delay rent payments until the Company arranges the additional debt or equity funding necessary to continue operations in fiscal 2002.

    Net rental expense related to the leased facilities during 2000 and 2001 was $285,281 and $107,337, respectively.

    Future minimum lease commitments as of June 30, 2001 are as follows:


      2002 (Excluding the $107,698 from 2001 remaining unpaid)        $308,327
      2003                                                             231,453
      2004                                                             231,453
      2005                                                             231,453
      2006                                                             231,453
      2007                                                             154,302
                                                                 -------------
      Total minimum lease payments                                  $1,388,441
                                                                 =============

License Agreement Commitments
    In connection with license agreements with a related party, the Company has committed to make royalty and other technology product development progress payments. See Note 6 -- Related Party Transactions.

Severance and Employment Agreements
    In April 1999, the Company entered into severance agreements with certain of its executive officers that become effective after the occurrence of a change in control, as defined, if the Company terminates the officer's employment or if the officer terminates employment with the Company for good reason, as defined. These agreements require the Company to make a severance payment to the executive officers up to two times their Base Compensation, as defined, upon termination. A provision for these benefits will not be made until a change in control is probable. The Company incurred a charge of approximately $175,000 in 2000 related to the severance of its former President and Chief Executive Officer.

    In 1999, the Company established a severance plan for certain other employees. Employees are qualified for a severance payment based on their annual salary exceeding the specified annual salary in the plan and involuntary termination. Due to the uncertainty of future involuntary terminations, there is no accrual at June 30, 2000 or 2001 for future payments by the Company under this plan, if any. The Company incurred a charge of approximately $48,000 related to employees terminated in 2001.

    On October 1, 1999, the Company's Board of Directors approved the employment agreement of Norman Proulx, the Company's Chief Executive Officer. A component of the employment agreement included the award of 50,000 common shares of stock and reimbursement of all Federal and state taxes associated with the stock award. The value of the stock award and the related taxes ($198,000) was charged to general and administrative expense in fiscal 2000. In February 2000, the Board of Directors extended Mr. Proulx's employment agreement through June 2001 on which date the agreement automatically was extended through June 2002. Terms of the employment agreement include, among other things, the payment of cash bonuses based on obtaining certain goals including e-commerce sales, cash flow objectives, diagnostic test unit sales and the average daily common stock price. During fiscal 2000, the Company recognized a charge to operations related to the bonus provisions of $50,000. No bonus was earned during fiscal 2001.

Other
    Between March and June, 2001, the Company entered into agreements with two financial advisors to provide services related to raising capital and facilitating acquisition, merger or joint venture partners for the Company. The Company has paid $100,000 in fees to these advisors through June 30, 2001 and has issued common stock warrants aggregating 300,000 shares, 100,000 of which are contingent on a completed financing (See Note 7). Additional fees of approximately $15,000 monthly will be paid until financing for the Company has been concluded, at which time additional fees ranging from 3% to 10% of all consideration or proceeds from any pending transaction will be payable and additional 5 year warrants will be issued to purchase 10% of any securities sold by the Company at an exercise price equal to the issuance price of the securities sold.

    In 2001, the Company issued a large purchase order for heaters used with the Company's ZstatFlu(TM) product. The heaters will be delivered and the Company will be required to pay approximately $300,000 during the second quarter of fiscal 2002.


6. Related Party Transactions

    In connection with a fiscal 1997 license agreement covering all of the patents which comprise the ViraZyme(R) technology, the Company executed a note (the "Note") with OMRF, a stockholder. The Note had a face value of $425,000 and provided for an interest free period of 24 months following execution and interest at 8% thereafter. The Note was discounted to its estimated fair value at the date of issuance. Imputed interest for the years ended June 30, 2000 and 2001 charged to operations aggregated $36,173 and $27,720, respectively.

    In fiscal 2000, the Company returned certain warranted in-process technology acquired in fiscal 1998 from OMRF and reached an agreement with them for a refund of approximately $186,000. After the refund was applied against the Note, the Company recognized a gain of $150,000 which was equal to the change in the fair value of the Note resulting from this transaction. This gain is reflected in the accompanying fiscal 2000 statement of operations.

    Following the Note restructuring, quarterly principal and interest payments have been reduced to $16,753 for the remaining term of the Note which runs through May 2003. The Company failed to make the quarterly payments due on May 15, 2001, and August 15, 2001, and intends to resume quarterly payments retroactively after the Company has arranged the additional debt or equity funding necessary to continue operations. Since the Company has defaulted on the quarterly note payments the Company has classified the note payable to stockholder as due within one year in the accompanying June 30, 2001 balance sheet.

    The Company leases certain facilities from a stockholder, as discussed in
Note 5 - Commitments. The Company recognized net rent expense totaling $285,281 and $107,337 in 2000 and 2001, respectively, related to its facilities that are leased from this stockholder.

    In management's opinion, these license and lease transactions were conducted on no less favorable terms than those which could have been obtained from unrelated third parties.

7. Stockholders' Equity

Common and Preferred Stock
    In July 1997, the stockholders approved an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock from 16,500,000 shares to 30,000,000 shares and increasing the number of authorized shares of Preferred Stock from 10,000,000 shares to 12,000,000 shares. The Preferred Stock may be issued in one or more series, with such voting powers, designations, preferences, rights, qualifications, limitations and restrictions as shall be set forth in a resolution of the Company's Board of Directors providing for the issue thereof.

Warrants
    During fiscal 2000, the Company entered into several agreements for services in exchange for common stock warrants aggregating 165,000 shares at the initial exercise price of $2.31 per share which expire in October, 2005. During fiscal 2001 the Company entered into several agreements for such services as marketing, information technology and public relations for which common stock warrants aggregating 136,000 shares were granted at an initial exercise price of $2.00. Under the terms of the grants, these awards generally have a contractual life of five to ten years and vest over periods ranging from nine months to three years. Additionally, in fiscal 2001, 230,000 common stock warrants with an initial exercise price of $3.43 per share were issued to underwriters involved with the Company's initial public offering. These warrants include a call feature (at $3.43 per share) exercisable by the Company if the common stock exceeds $5.50 for five consecutive days. Additionally, in fiscal 2001, warrants aggregating 200,000 shares were issued to two financial advisors to provide services related to raising capital and facilitating acquisitions, merger or joint venture partners for the Company. The initial exercise price for 100,000 of these warrants, which expire in May 2006, was $0.79. The initial exercise price of the other 100,000 of these warrants, which expire in March 2011, was $1.14. Another 200,000 warrants, also expiring in March 2011 with an initial exercise price of $1.14 have been issued but will not be exercisable until the closing of a financing of the Company from a passive, non-strategic investor. Warrant expense for years ended June 30, 2000 and 2001 charged to operations aggregated $129,032 and $359,051, respectively.

    At June 30, 2001, after adjustment for anti-dilution provisions, there were warrants outstanding and shares of the Company common stock reserved for the purchase of an aggregate of 2,126,372 shares of the Company's common stock exercisable at prices ranging from $0.70 to $4.00 (a weighted average of $2.12 per share) which expire from November 2002 through March 2011.

Rights Plan
    In February 1999, the Company's Board of Directors adopted a rights plan (the "Rights Plan") designed to protect the long-term interest of ZymeTx and its stockholders in the event of an unsolicited takeover attempt. On February 3, 1999, the Company declared, under the Rights Plan, a tax-free dividend distribution of one share purchase right ("Right") for each outstanding share of Common Stock to stockholders of record as of the close of business. Each Right entitles the holder to buy 1/1000 of a share of Series A Junior Preferred Stock of the Company at an exercise price of $47.50 (a total of 20,000 shares of the Company's Preferred Stock have been designated under the Rights Plan). The terms of the Rights Plan provide that the Rights will be exercisable for Preferred Shares only if a person or group acquires beneficial ownership of 20% or more of the Company's common shares or commences an offer that would result in such person or group owning 20% or more of the Common Shares without approval of the Board of Directors. The holders of the Rights, other than the acquiring person(s) would then have the right to receive upon exercise the Company's common stock having a value equal to two times the exercise price. The Company will be entitled to redeem the Rights at $0.001 per Right at any time prior to the tenth day following a public announcement that a person or group has acquired 20% or more of the Company's Common Shares. The Rights will expire on February 3, 2009.

8. Stock Options and Stock Purchase Plan

Stock Option Plans
    The Company has elected to follow APB No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," ("FASB No. 123") requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of the Company's employee stock options generally equals the market price of the underlying stock on the date of grant, no compensation expense is generally recognized.

    Pro forma information regarding net income and earnings per share is required by FASB No. 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for options granted prior to the initial public offering were estimated at the date of grant using a minimum value option pricing model. The fair value of options granted subsequent to the initial public offering was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2000 and 2001, respectively: risk free interest rate of 6.3% and 5.0%; no dividend yield; a volatility factor of the expected market price of the Company's stock of 0.70 and 0.95; and a weighted average expected life of the option of seven years and six years.

    Because option valuation models require the input of subjective assumptions including the expected stock price volatility, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the qualified and non-qualified options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                Year Ended June 30,
                                                             2000                2001
                                                        ------------------------------------

Net loss applicable to common stock                     $(7,243,258)            $(7,100,212)
Net loss per common and common equivalent share               (1.07)                  (1.03)

    In 1997, the Company adopted stock option plans for employees, the ZymeTx, Inc. Stock Option Plan (the "Employees' Plan") as well as for non-employees, the ZymeTx, Inc. Director Stock Option Plan (the "Directors' Plan") (collectively, the "Plans"). During fiscal 2000, the Company established the Consultant Stock Option Plan, which provides for the issuance of up to 100,000 options to non-employees. During fiscal 2001, the Company granted 55,000 options under the Consultant Stock Option Plan, exercisable for 5 years at an initial weighted average price of $2.35 per share. As of June 30, 2001, there are 293,773 shares of common stock available for issuance under both the Employees' Plan and the Directors' Plan. There are two forms of options: options intended to qualify as incentive stock options ("ISO Options") under the Employees' Plan and the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified options under the Directors' Plan (the "Nonqualified Options"). Options granted under the Employees' Plan prior to October 1, 1999, become exercisable 25% per year and are fully vested after four years. For those options granted on or after October 1, 1999, ISO Options become exercisable 50% on each of the first two anniversary dates for executive officers and 25% on the date of grant and 25 % and 50% on the first and second anniversary dates for non-executive employees of the Company. Nonqualified options generally become exercisable 33% per year and are fully vested after three years. All options under the Plans lapse 10 years from the date of grant.

Activity in the Company's Employees' Plan during 2000 and 2001 is as follows:

                                                               2000                               2001
                                                    ------------- --------------      ------------- ---------------
                                                                   Weighted                          Weighted
                                                                    Average                           Average
                                                                   Exercise                          Exercise
                                                      Shares         Price              Shares         Price
                                                    ------------- --------------      ------------- ---------------

Outstanding options at beginning of period             393,974      $ 2.30               334,269      $ 2.28*
Granted                                                304,387        2.26                15,000        2.00
Exercised                                              (75,333)       1.56                (3,125)       1.75
Surrendered, forfeited or expired                     (288,759)       1.76               (20,625)       2.25
                                                    -------------                     -------------
Outstanding options at end of period                   334,269        2.89               325,519        2.28
                                                    =============                     =============

Exercisable at end of period                            49,376        3.31               165,154        2.26
                                                    =============                     =============

Weighted average fair value of options
  granted during period                                             $ 1.53                            $ 0.50

    *Adjusted to reflect reduction in exercise price on 33,553 options from $4.94 and $6.00 to $2.00 during fiscal 2001.

    Options outstanding at June 30, 2001 have an average remaining life of approximately 8 years. Following is an option analysis by exercise price as of June 30, 2001.

                                        Outstanding          Exercisable
                Exercise Price         Options/Shares       Options/Shares
             ---------------------- --------------------- -------------------
                     $1.00                   8,042               8,042
                     $2.00                  66,240              35,619
                     $2.25                 228,137             108,443
                     $2.63                  10,000               5,000
                     $4.21                   6,000               4,500
                     $4.94                   7,100               3,550
                                    --------------------- -------------------
                                           325,519             165,154
                                    ===================== ===================

    Activity in the Company's Directors' Plan during 2000 and 2001 is as follows:

                                                                2000                         2001
                                                      -------------------------    -------------------------
                                                                   Weighted                     Weighted
                                                                    Average                      Average
                                                                   Exercise                     Exercise
                                                        Shares       Price           Shares       Price
                                                      ----------- -------------    ----------- -------------

Outstanding options at beginning of period               200,000    $ 2.79            485,000     $ 2.20*
Granted                                                  285,000      2.53                 --        --
Exercised                                                     --       --             (25,000)      1.00
                                                      -----------                  ------------
Outstanding options at end of period                     485,000      2.63            460,000       2.27
                                                      ===========                  ============

Exercisable at end of period                             134,165      2.07            272,080       2.15
                                                      ===========                  ============

Weighted average fair value of options granted                       $1.69                          n/a

    *Adjusted to reflect reduction in exercise price on 75,000 options from $4.38 and $4.94 to $2.00 during fiscal 2001.

    Options outstanding at June 30, 2001 have an average remaining life of approximately 8 years. Following is an option analysis by exercise price as of June 30, 2001.

                                     Outstanding          Exercisable
             Exercise Price         Options/Shares       Options/Shares
          ---------------------- --------------------- -------------------
                  $1.00                  50,000              50,000
                  $2.00                 125,000              74,998
                  $2.06                  40,000              26,666
                  $2.25                  10,000               3,333
                  $2.63                 200,000             100,000
                  $2.69                  25,000               8,333
                  $4.22                  10,000               8,750
                                 --------------------- -------------------
                                        460,000             272,080
                                 ===================== ===================

Stock Purchase Plan

    Effective July 1, 1998, the Company reserved 50,000 shares of its Common Stock for issuance to employees under an employee stock purchase plan (the "ESPP"). During fiscal 2001 the Company increased the number of reserved shares to 100,000 shares. Under the ESPP, eligible employees can purchase, through payroll deductions, a specified number of shares of the Company's Common Stock at the lesser of (a) 85% of the official closing price of the Common Stock on the Offering Termination Date, as defined, or (b) 85% of the official closing price of the Common Stock on the Offering Commencement Date, as defined. The options will be continually granted and automatically exercised each quarter in which the Plan is in effect. For the years ended June 30, 2000 and 2001, 15,652 and 21,582 shares of stock were purchased though the Employee Stock Purchase Plan. Proceeds received by the Company for the years ended June 30, 2000 and 2001 totaled $26,159 and $26,351 or $1.67 and $1.22 per share, respectively.

9. Income Taxes

    The provision for income taxes differs from the expected income tax using the federal statutory rate on loss before income taxes due to the following:

                                                                             Year Ended June 30,
                                                                          2000                2001
                                                                    ------------------- ------------------

Benefit at federal statutory rate                                      $  (2,304,806)      $  (2,391,613)
State tax benefit                                                           (243,354)           (262,785)
Operating loss not benefited                                               2,548,160           2,654,398
                                                                    ------------------- -------------------
                                                                       $           --       $           --
                                                                    =================== ===================

    Deferred tax assets and liabilities, resulting from differences in the timing of recognition of revenues and expenses, consist of the following:

                                                                           Year Ended June 30,
                                                                       2000                2001
                                                                  ------------------- -------------------
Deferred tax liability:
   Tax depreciation in excess of financial                          $   70,034          $   73,199

Deferred tax assets:
   Net operating loss carryforward                                   7,591,190           9,843,030
   Research and development credits                                    496,693             576,699
   Capitalization of certain costs as inventory for
        tax Purposes                                                   829,289           1,078,050
   Other                                                               109,269             113,380
                                                                  ------------------- -------------------
                                                                     9,026,441          11,611,159
   Valuation allowance                                              (8,956,407)        (11,537,960)
                                                                  ------------------- -------------------
   Net deferred tax assets                                              70,034              73,199
                                                                  ------------------- -------------------
         Net deferred tax liability                                 $       --          $       --
                                                                  =================== ===================

    As of June 30, 2001, the Company had a federal net operating loss carryforward of approximately $26.1 million. The net operating loss carryforward will expire from 2010 through 2020, if not utilized.

    Because of the Company's lack of earnings history, the net deferred tax asset comprised of its net operating loss carryforward has been fully offset by a valuation allowance. The valuation allowance increased by $2.6 million and $2.7 million in 2000 and 2001, respectively.

10. Employee Benefit Plan

    The Company sponsors a retirement plan under Section 401(k) of the Internal Revenue Code under which participation is available to substantially all full-time employees. Company contributions are made at the discretion of the compensation committee. The Company matched 2% of employee contributions amounting to $15,459 and $16,026 in 2000 and 2001, respectively.

                                  ZymeTx, Inc.
                            Condensed Balance Sheets
                               September 30, 2001
                (Information at September 30, 2001 is unaudited)

                                                                                      June 30,        September 30,
                                                                                        2001              2001
                                                                                   -------------      ------------
     ASSETS
     Current assets:
        Cash and cash equivalents                                                  $    237,673          $    15,154
        Accounts receivable                                                             113,897              188,401
        Inventory                                                                     1,941,161            1,658,750
        Prepaid insurance and other                                                      80,303               94,501
                                                                                   ------------          -----------
     Total current assets                                                             2,373,034            1,956,806

     Inventory not expected to be realized within one year                              492,226              464,107
     Property, equipment and leasehold improvements, net                                437,756              393,396
     Proprietary technology and other intangibles, net                                   37,616               35,735
                                                                                   ------------          -----------
     Total assets                                                                  $  3,340,632          $ 2,850,044
                                                                                   ============          ===========

     LIABILITIES AND STOCKHOLDERS' DEFICIT
     Current liabilities:
        Accounts payable                                                           $    739,961          $   984,189
        Accrued salaries, wages and benefits                                            112,282              128,701
        Other accrued liabilities                                                       301,196              252,384
        Senior secured convertible debentures, in default (Note 5)                    2,831,800            2,886,800
        Notes payable to stockholders in default (Note 6)                               126,394              128,748
                                                                                   ------------          -----------
     Total current liabilities                                                        4,111,633            4,380,822

     Senior secured convertible debentures, in default (Note 5)                              --              698,000

     Other long term obligations                                                         39,009               11,742

     Stockholders' deficit:
     Preferred stock $.001 par value; 12,000,000 shares  authorized                          --                   --
     Common stock $.001 par value; 30,000,000 shares authorized
        (6,886,882 shares and 6,896,895 issued and outstanding at
        June 30, 2001 and September 30, 2001, respectively)                               6,887                6,897
     Additional paid-in capital                                                      34,890,066           34,993,886
     Accumulated deficit                                                            (35,706,963)         (37,241,303)
                                                                                   ------------          -----------
     Total stockholders' deficit                                                       (810,010)          (2,240,520)
                                                                                   ------------          -----------
     Total liabilities and stockholders' deficit                                     $3,340,632           $2,850,044
                                                                                   ============          ===========

See accompanying notes.

                                  ZymeTx, Inc.
                       Condensed Statements of Operations
                               September 30, 2001
                                   (Unaudited)


                                                                    Three months ended September 30,
                                                                        2000                2001
                                                                    --------------      ------------
Revenues                                                             $    64,780         $   598,395
Cost of goods sold                                                        33,384             453,108
                                                                     -----------         -----------
Gross profit                                                              31,396             145,287

Operating expenses:
   Research and development                                              209,103             195,348
   Product development                                                   199,302             132,707
   Sales and marketing                                                   529,011             241,233
   General and administrative                                            556,244             234,534
                                                                     -----------         -----------
Total operating expenses                                               1,493,660             803,822
                                                                     -----------         -----------
Loss from operations                                                  (1,462,264)           (658,535)

Other income (expense):
   Interest, dividend and other income                                    49,417              10,807
   Interest expense                                                       (9,241)            (33,612)
   Provision for premium on redemption of debentures (Note 5)               --              (853,000)
                                                                     -----------         -----------
Total other income (expense)                                              40,176            (875,805)
                                                                     -----------         -----------
Net loss                                                             $(1,422,088)        $(1,534,340)
                                                                     ===========         ===========

Basic and diluted net loss per common share                          $      (.21)        $      (.22)
                                                                     ===========         ===========

Weighted average common shares outstanding                             6,840,125           6,895,303
                                                                     ===========         ===========

See accompanying notes to financial statements.

                                  ZymeTx, Inc.
                       Condensed Statements of Cash Flows
                               September 30, 2001
                                   (Unaudited)



                                                                                       Three months ended September 30,
                                                                                           2000                 2001
                                                                                    -------------------- -------------------
     OPERATING ACTIVITIES
     Net loss                                                                          $(1,422,088)         $(1,534,340)
     Adjustments to reconcile net loss to net cash used by operating activities:
          Depreciation and amortization                                                     51,556               49,431
          Provision for premium on redemption of debentures                                     --              853,000
          Accretion of interest                                                              4,333                2,288
          Compensation expense related to common stock warrants
            Outstanding                                                                    218,266                   --
          Deferred lease rentals                                                           (32,911)             (26,554)
          Changes in operating assets and liabilities:
            Accounts receivable                                                            (52,740)             (74,504)
            Interest receivable on marketable securities                                    (8,617)                  --
            Prepaid insurance and other                                                    (51,956)             (14,198)
            Inventory                                                                     (118,581)             310,530
            Accounts payable                                                                23,056              244,228
            Accrued salaries, benefits and other                                           (91,194)              16,419
            Other liabilities                                                             (148,524)             (48,812)
                                                                                       -----------          -----------
     Total adjustments                                                                    (207,312)           1,311,828
                                                                                       -----------          -----------
     Net cash used by operating activities                                              (1,629,400)            (222,512)

     INVESTING ACTIVITIES
     Purchase of marketable securities available for sale                                 (483,975)                  --
     Proceeds from sale of marketable securities available for sale                      1,472,737                   --
     Purchase of property, equipment and leasehold improvements                            (32,026)              (3,190)
                                                                                       -----------          -----------
     Net cash provided by investing activities                                             956,736               (3,190)

     FINANCING ACTIVITIES
     Payments on notes payable and other                                                   (13,797)                (647)
     Proceeds from exercise of employee stock options                                       25,000                   --
     Proceeds from sale of common stock purchased through employee
         stock purchase plan                                                                 6,572                3,830
                                                                                       -----------          -----------
     Net cash provided by financing activities                                              17,775                3,183
                                                                                       -----------          -----------
     Net increase (decrease) in cash                                                      (654,889)            (222,519)

     Cash and cash equivalents at beginning of period                                    1,357,509              237,673
                                                                                       -----------          -----------
     Cash and cash equivalents at end of period                                        $   720,620          $    15,154
                                                                                       ===========          ===========

See accompanying notes to financial statements.

                                  ZymeTx, Inc.
               Notes To Condensed Financial Statements (Unaudited)
                               September 30, 2001

Note 1 - The Company And Significant Accounting Policies

ZymeTx, Inc. (the "Company" or "ZymeTx"), a Delaware corporation, is a biotechnology company engaged in the discovery, development and commercialization of unique products used to diagnose and treat viruses. The scientific foundation for our business is based upon the role of enzymes in the process of viral infection. Our strategy is to:

         o develop products that may be used to diagnose and treat a range of viral diseases;

         o earn revenues from marketing ZstatFlu, our first diagnostic product;

         o continue our diagnostic research and development program into other platform technologies; and

         o sustain an anti-viral therapeutic research and development program.

The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-QSB as prescribed by the Securities and Exchange Commission ("SEC"). Such financial statements, in the opinion of management, include all adjustments (consisting only of normal, recurring items, other than the 2001 provision for premium on redemption of Debentures in the amount of $853,000, more fully described in Note 5) necessary for their fair presentation in conformity with accounting principles generally accepted in the United States. These financial statements should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2001, for an expanded discussion of the Company's financial disclosures and accounting policies. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the SEC rules and regulations. Interim results are not necessarily indicative of results for the full year. Revenues increased during the first quarter of fiscal 2002 due to sales to the Company's Japanese distributor. Formerly, the U.S. influenza market was the principal market for the Company's products, and the Company's revenues were concentrated in the second and third quarters of each fiscal year.

Note 2 - Net Loss Per Share

For the three month periods ended September 30, 2001 and 2000 all unexercised stock options and warrants granted were antidilutive for purposes of calculating diluted net loss per share. At September 30, 2001, there were warrants outstanding for the purchase of an aggregate of 2,915,687 shares of the Company's common stock exercisable at prices ranging from $.38 to 4.00 (an average of $1.48 per share) (Note 3). The Company has allocated 1,250,000 shares of common stock for issuance under the Employees' and Directors' stock option plans, 782,269 of which remain unexercised at September 30, 2001 (exercise prices ranging from $1.00 - $4.94 per share). In addition, the Company has reserved 100,000 shares of common stock for issuance under the Consultants stock option plan, 55,000 of which were granted (weighted average exercise price of $2.35 per share), and are unexercised at September 30, 2001. The Company also has issued Debentures that are, as of September 30, 2001, convertible into 5,877,356 shares of the Company's common stock (7,003,155 shares of the Company's common stock as of October 13, 2001).

Note 3 - Stock Options And Warrants

During the three month period ended September 30, 2001, the Company did not issue any additional stock options. During the quarter, the number of warrants outstanding and shares of the Company's common stock reserved for purchase increased by 789,315 shares, from 2,126,372 shares at June 30, 2001 to 2,915,687 shares at September 30, 2001. On October 13, 2001, after the debenture conversion price reset described in Note 5, the number of warrants outstanding increased to 3,333,467. The additional warrants resulted from the issue of 500,000 five-year warrants to the debenture holders at an exercise price of $.45, and adjustments for anti-dilution provisions of various outstanding warrants.

Note 4 - Comprehensive Income (Loss)

The Company presents comprehensive income in accordance with Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). The provisions of SFAS 130 require the Company to classify items of other comprehensive income in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. Other comprehensive loss for the three-month period ended September 30, 2000 and 2001, are detailed below.

                                                                      Three months ended
                                                                         September 30,
                                                                   2000                  2001
                                                             -----------             -----------
              Net loss                                       $(1,422,088)            $(1,534,340)
              Unrealized gains (losses) on
                Investments available for sale                     2,042                      --
                                                             -----------             -----------

              Comprehensive loss                             $(1,417,742)            $(1,534,340)
                                                             ===========             ===========

Note 5 - Senior Secured Convertible Debentures In Default

On October 13, 2000, the Company sold $2.0 million of senior secured convertible Debentures to two private investors, resulting in net proceeds of approximately $1.9 million. The Debentures have a stated rate of interest of 5%, which is payable May 1 and November 1 of each year, in cash or common stock or by adding the interest to the outstanding principal due under the Debenture at the Company's option.

The Debentures are convertible to common stock at the option of the investor based on a conversion price based on the weighted average price of our common stock for ten days prior to periodic anniversaries of the issuance of the Debentures. The Debentures are secured by a first priority interest in substantially all of the Company's assets. The Debentures prohibit the Company from declaring and paying dividends on common stock so long as these Debentures remain outstanding and limit the Company's ability to incur new indebtedness senior to the Debentures.

The Debentures include certain anti-dilution and put features. The features provide for keep-whole provisions in the event that the Company sells equity at less than market prices and put options at the discretion of the investors, which allow the Investors to demand repayment of the Debentures at a premium redemption price generally equivalent to the greater of 120% of face value or Conversion Value, as defined. These put options become available to the investors upon the occurrence of certain events, including any events of default, if the investors do not have the ability to "freely trade" the underlying common stock, or if a change of control occurs.

As a result of the Company's delisting from the NASDAQ National Market System and the other events described below, the Company is in default under the Debentures. Since the Debenture holders had not waived these defaults and had the right to declare the Debentures immediately due and payable, the Company at June 30, 2001 accreted the discount and premium on redemption then due, fully amortized the deferred offering costs, and classified the Debentures as due within one year in the accompanying June 30, 2001 balance sheet. As of June 30, 2001, the Company also recognized the premium on redemption of $617,800 associated with the put option triggered by the default of the provisions of the agreement in the caption Senior Secured Convertible Debentures in Default, in the accompanying balance sheet.

In November 2001, the Debenture holders agreed to not enforce their rights (i) to demand payment of the Debentures prior to March 1, 2002 and (ii) to receive the Conversion Value (essentially the highest price from the date of the default times the shares of the Company's common stock eligible to be received upon conversion of the Debentures) resulting from the presently existing defaults. However, the Debenture holders did retain their right to receive the Conversion Value associated with any future events of default, as defined in the Debenture Agreement, as amended. Should there be any future events of default under the Debenture Agreement, as of November 16, 2001, the Conversion Value provision of the Debenture Agreement, giving effect to the latest common stock conversion price that occurred on October 13, 2001 and the highest price of the Company's common stock from the earliest date of an event of default, would allow the holders of the Debentures to make demand on the Company for approximately $7.6 million. The Company is not presently aware of any other events of default not covered by the above described forbearance agreement; however, there are no assurances that there will not be additional events of default or other matters in the near-term that would cause the Company to recognize the Conversion Value in the future results of operations and financial position of the Company. In connection with this forbearance agreement, the Company agreed to a new event of default which requires the Company on or after November 30, 2001, to maintain at least $250,000 of cash, cash equivalents and accounts receivable. The conditional deferral is also contingent upon the Company receiving into escrow an aggregate of $704,750 of financing.

As a result of the Debenture conversion reset, discussed below, in October 2001 and the rise in the trading price of the Company's common stock in late October 2001, both of which occurred prior to the execution of the forbearance agreement with the Debenture holders discussed above, in the second quarter of fiscal 2002, the Company will recognize an additional charge to operations related to the premium redemption provisions of the Debentures and related agreements of approximately $4.7 million. This amount will also be reflected in the Company's balance sheet as debentures in default, bringing such liability due within one year to an aggregate of $7.6 million. This amount may be reduced in future periods to the extent the Debentures are exchanged for shares of the Company's common stock or ultimately redeemed, thus settling the amount of the liability associated with the Debentures. There are no assurances that the Company will be successful in ultimately settling the liability associated with the Debentures for an amount less than the amount described above or that there will not be future events of default resulting in the expiration of the limitation on the rights of the Debenture investors to make demand on the Company for the conversion value of the Debentures. As of March 1, 2002, assuming there are no additional events of default, the Debenture holders can exercise their put options requiring the Company to redeem the then outstanding Debentures. As of September 30, 2001 the amount the Debenture holders could demand on March 1, 2002 would approximate $2.7 million.

The initial conversion price of the Debentures of $3.12 was reset to $0.70 per share on April 13, 2001, to $0.38 per share on July 13, 2001 and to $.29 per share on October 13, 2001. On May 1, 2001, the Company elected to add interest payable on the Debentures in the amount of $54,000 to outstanding principal bringing the total outstanding face amount of the Debentures as of May 1, 2001, to $2,214,000. The effect of the changes in the conversion price and the addition of interest to principal resulted in an increase in the potential number of shares of common stock from exercise of both the Debentures and associated warrants from 929,764 at inception to 3,395,558 on April 13, 2001, to 6,115,920 on July 13, 2001 and to 7,241,719 on October 13, 2001. The Company
increased the shares reserved for future issuance to provide for the increases, but the Company did not file a registration statement covering the increased number of shares required by the debentures. This was also an event of default.

Between October 9, 2001 and October 30, 2001, the debenture holders converted $431,000 principal amount and accrued interest into 1,321,783 shares of common stock at an average conversion price of $0.33. Accordingly, the portion of the Debentures related to these shares of $698,000 has been classified as noncurrent in the accompanying September 2001 condensed balance sheet and will be reclassified to common stock and paid-in-capital in the second quarter of fiscal 2002.

Note 6 - Note Payable To Stockholder In Default

The Company has a promissory note outstanding relating to a license of intellectual property from OMRF which had an outstanding balance at September 30, 2001, of $125,998. The terms of the note, as amended, require quarterly principal and interest payments of $16,753 and continuing thereafter until the note is repaid in full. The Company failed to make quarterly payments due on May 15, 2001, August 15, 2001, and November 15, 2001 and intends to resume quarterly payments retroactively after completing its new financing arrangements. The Company has been in communication with OMRF about its financial situation.

Note 7 - Inventory

The components of inventory consist of the following:

                                                 June 30,        September 30,
                                                  2001              2001
                                                  ----              ----
        Raw Materials                          $  537,434        $  559,458
        Work in Process                           139,230           122,369
        Finished Goods                          1,756,723         1,441,030
                                               ----------        ----------
                                                2,433,387         2,122,857
        Less amounts not expected to be
          realized this year                      492,226           464,107
                                               ----------        ----------
                                               $1,941,161        $1,658,750
                                               ==========        ==========

The inventory in the accompanying balance sheets consist of costs related to ZstatFlu. The market for influenza diagnostics grew during fiscal years 2000 and 2001, largely due to the introduction of influenza therapeutics produced by other companies during the year. However, there are no assurances that this market will continue to develop and accordingly, there are no assurances that the Company's investment in its ZstatFlu inventory will be recoverable. In addition, improvements in the delivery of the Company's diagnostic as a result of its research and development program or new products from competitors may render a portion of the inventory on hand obsolete in the near term.

Note 8 - Liquidity And Management's Plans

As of September 30, 2001, the Company has negative working capital of $2.4 million, including $3.0 million of debt in default. For the years ended June 30, 2000 and 2001, the Company incurred operating losses of $6.8 million and $7.0 million, respectively and during the first quarter of fiscal 2002 the Company incurred an additional operating loss of $1.5 million. As a result of the Company's delisting from the NASDAQ National Market System and other events, the Company is in default under the Debentures. The Debenture holders have not waived these defaults but have agreed to forebear demand for repayment until at least March 1, 2002, conditioned upon any further events of default as discussed in Note 5. If the holders make demand on the Company at that time, the Company would likely be unable to pay the Debentures, and the holders would have the right to foreclose on all of the Company's assets. The Company cannot predict what actions the Debenture holders may take; however, the Company is communicating with the Debenture holders and others in an effort to secure their cooperation with the attempts to obtain long-term financing or adopt alternative measures.

Beginning in the fourth quarter of fiscal 2001, the Company has taken a number of actions to conserve and generate cash needed to remain in business. Operating overheads have been reduced, research and development has been put on hold, and payments to vendors and suppliers have been delayed. In the first quarter of fiscal 2002, in an effort to provide cash, the Company reached agreement with its Japanese distributor of ZstatFlu to sell 100,000 units of product, 40,000 of which were on an accelerated basis. The accelerated sales necessitated shipment of finished goods rather than component parts resulting in reduced profit margins to the Company but provided cash needed to remain in business.

In October 2001, the Company revised its operating plan for fiscal 2002. The new plan requires $700,000 of temporary financing in November 2001 in the form of 12% notes payable (due in May 2002) to a group of approximately 15 investors who will receive warrants to purchase 700,000 shares of common stock at an exercise price of $.30 for a period of 5 years. There are no assurances that the Company will be successful in closing this temporary financing. If the Company does not close on this financing, the Company may, in the near term, be in violation of the event of default under the Debentures requiring the Company to maintain cash, cash equivalents and accounts receivable of $250,000 which would result in the expiration of the Debenture holders agreement not to enforce their rights to demand payment of the Debentures prior to February 28, 2002 at the premium redemption price of 120% of face value or to the conversion value provision of the premium redemption allowing them to make demand on the Company for approximately $7.6 million.

The revised plan calls for the sale of 350,000 units of ZstatFlu during the second and third quarters of fiscal 2002 at an average unit sales price of $12.00. The plan reduces its monthly requirement of cash for operating expenses to approximately $260,000 per month.

In December 2001, the Company completed a private offering of $722,500 of units that included promissory notes. The principal and accrued interest on the promissory notes is due on May 31, 2002. The Company cannot be assured that the additional financing required to continue operations beyond March 2002 will be available or that such financing will be available at all. The Company continues to explore alternatives in the event financing is unavailable, including the sale or dissolution of the Company or the sale of the Company's significant assets.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these matters.

Note 9 - Subsequent Events

On December 26, 2001, OMRF agreed to extend the waiver of default previously granted by OMRF related to past due principal and interest payments of approximately $51,000 through January 15, 2002 by which time this amount and certain royalty payments due will be exchanged for a 12% note payable on May 31, 2002 and 5 year warrants to purchase approximately 70,000 shares of our common stock at $.30 per share.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION AND LIMITATION OF LIABILITY OF MANAGEMENT

         As permitted by the Delaware General Corporation Law, we have included in our Certificate of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our Bylaws require us to (i) indemnify the officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and (ii) advance expenses to the officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with the officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the companies, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance expenses incurred as a result of any proceeding against them as to which they may be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We understand that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

       -----------------------------------------------

       SEC Registration Fee                 $  1,357
       Accounting Fees and Expenses         $  7,500
       Printing and Engraving               $  5,000
       Legal Fees and Expenses              $ 20,000
       Blue Sky Fees and Expenses           $  2,500
       Miscellaneous Expenses               $  2,000
                                            --------
       Total                                $ 38,357

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following information sets forth certain information for all of our securities, sold during the past three years without registration under the Securities Act of 1933 (the "Securities Act"). The following pertains to each of the transactions:

- All of the securities issued were restricted common stock, and each of the certificates issued was stamped with the following restrictive legend:

"The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for these shares under the Securities Act of 1933 or an opinion of the Company's counsel that registration is not required under such Act."

- Redistribution of the common stock was subject to the provisions of Rule 144 of the Securities Act.

- Each of the offerees either had access to the information or were furnished with the Registrant's latest Form 10-KSB, Form 10-QSB's for the fiscal periods subsequent to the end of the fiscal period, and all forms 8-K filed by the Registrant since the end of the fiscal period.

- Each of the purchasers represented that the purchaser was acquiring the securities for the purchaser's own account, for investment only, and not with a view toward the resale, fractionalization, division or distribution thereof, and further, the investors each represented that they had no present plans to enter into any contract, undertaking, agreement, or arrangement for any such resale, distribution, division or fractionalization thereof.

         Sales

         In October 1999, we issued warrants to purchase 130,000 shares of our common stock at an exercise price of $2.31 per share in exchange for marketing and sales consulting services to 5 consultants. The warrants were issued in reliance on Section 4 (2) of the Securities Act to an accredited investor.

         In November 1999 we issued a warrant to purchase 35,000 shares of our common stock at an exercise price of $2.31 per share in exchange for investor relations consulting services to 1 consultant. The warrant was issued in reliance on Section 4 (2) of the Securities Act to an accredited investor.

         In July 2000, we issued warrants to purchase 100,000 shares of our common stock at an exercise price of $2.00 per share in exchange for marketing and sales consulting services to 2 consultants. The warrants were issued in reliance on Section 4 (2) of the Securities Act to an accredited investor.

         In September 2000, we issued warrants to purchase 6,000 shares of our common stock at an exercise price of $2.00 per share in exchange for Internet website services to 1 consultant, and warrants to purchase 30,000 shares of our common stock underlying warrants issued in September 2000, at an exercise price of $2.00 per shares, in exchange for public relation services to 1 consultant. The warrants were issued in reliance on Section 4 (2) of the Securities Act to an accredited investor.

         In October 2000, we issued $2.0 million of senior secured convertible debentures to Palladin Opportunity Fund LLC and Halifax Fund, L.P. The initial conversion price at the date of closing was $3.12 per share and has most recently been reset to $.2853 per share, which greatly increased the number of shares potentially issuable upon conversion of the debentures. The debentures were issued in reliance on Section 4 (2) of the Securities Act to an accredited investor.

         In conjunction with the issuance of the debentures to the investor, we issued we issued warrants to purchase 256,385 shares of our common stock at exercise prices of $2.95 to $3.19 per share to 2 placement agents and 2 investors. The warrants were issued in reliance on Section 4 (2) of the Securities Act to an accredited investor.

         If the investors convert the debentures into common stock when the closing bid price of our common stock is greater than $4.00 per share, then for every ten shares received upon conversion, the investor will receive one warrant to purchase one share of our common stock at $4.00 per share, exercisable for a period of five years following conversion.

         In March 2001, we issued warrants to purchase 300,000 shares of our common stock at an exercise price of $1.14 per shares in exchange for financial consulting services to consultants. The warrants were issued in reliance on
Section 4 (2) of the Securities Act to an accredited investor.

         In May 2001, we issued warrants to purchase 100,000 shares of our common stock at an exercise price of $0.79 per shares in exchange for financial consulting services to consultants. The warrants were issued in reliance on
Section 4 (2) of the Securities Act to an accredited investor.

         In November 2001 we issued warrants to purchase 500,000 shares of our common stock at an exercise price of $0.45 per share, pursuant to our October 2000 senior secured convertible debenture holders' agreement not to enforce certain default provisions. The warrants were issued in reliance on Section 4
(2) of the Securities Act to an accredited investor.

         In December 2001 we issued warrants to purchase 722,500 shares of our common stock pursuant to a private offering to 16 investors consisting of up to $1,000,000 of units, each unit consisting of (i) a $25,000 principal amount 12% promissory note, and (ii) warrants to purchase 25,000 shares of our common stock, exercisable for a period of five years at an exercise price of $0.30 per share. The debentures and warrants were issued in reliance on Section 4 (2) of the Securities Act to an accredited investor.

         In December 2001, we issued warrants to purchase 125,000 shares of our common stock at an exercise price of $0.30 per share in exchange for financial and investor relations consulting services.



ITEM 27. EXHIBITS

    5.1     Opinion of Sichenzia, Ross, Friedman & Ference LLP
  10.01(1)  Form of Note from December 2001 private offering.
  10.02(1)  Form of Warrant from December 2001 private offering.
  10.03(1)  Form of First Amendment to Senior Secured Credit Agreement between
            ZymeTx, Inc. Palladin Opportunity Fund, LLC, Halifax Fund, L.P.
  10.04(1)  Forebearance Agreement between ZymeTx, Inc., Palladin Opportunity
            Fund, LLC and Halifax Fund, L.P.
  10.05(2)  October 13, 2000 Debenture, Warrant, and Security Agreement
  10.06     Form of Amendment to Extend Filing Date
  10.07     Form of Second Amendment to Extend Filing Date
  10.08     Form of Waiver Agreement Between Oklahoma Medical Research
            Foundation and ZymeTx, Inc.
  23.1(1)   Consent of Ernst & Young
  23.2(1)   Consent of Sichenzia, Ross, Friedman & Ference LLP (included
            in Exhibit   5.1)
  24.1(1)   Power of Attorney (see page II-5)


(1) Filed herewith
(2) Incorporated by reference from the Registrant's Form 10KSB for the period ended June 30, 2000.


ITEM 28. UNDERTAKING

A. Undertaking Pursuant to Rule 415

The undersigned Registrant hereby undertakes: (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of this offering.

B. Undertaking In Respect of Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C. Undertaking Pursuant to Rule 430A

The undersigned Registrant hereby undertakes that: (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of the prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective. (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Cherry Hill, State of New Jersey, on December 28, 2001.

                                  ZYMETX, INC.



                         /s/ Norman R. Proulx
                         Norman R. Proulx
                         President and Chief Executive Officer


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Norman R. Proulx his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


  Signature                           Title                    Date
  ---------                           -----                    ----


BY:  /s/ James R. Tolbert III       Chairman of the Board    December 28, 2001
     ------------------------
     James R. Tolbert III

BY:  /s/  Gilbert Schiff            Director                 December 28, 2001
     ------------------------
     Gilber Schiff

BY:  /s/Christopher M. Salyer       Director                 December 28, 2001
   ------------------------
     Christopher M. Salyer

BY:  /s/ J. Vernon Knight, M.D.     Director                 December 28, 2001
   ------------------------
     J. Vernon Knight, M.D.

BY:  /s/ Rand P. Mulford            Director                 December 28, 2001
   ------------------------
     Rand P. Mulford

BY:  /s/ William G. Thurman, M.D.   Director                 December 28, 2001
   ------------------------
    William G. Thurman, M.D.

BY:  /s/ William I. Bergman         Director                 December 28, 2001
   ------------------------
    William I. Bergman

BY:  /s/ David E. Rainbolt          Director                 December 28, 2001
   ------------------------
     David E. Rainbolt

BY:  /s/ Fred E. Hiller             Chief Financial          December 28, 2001
   ------------------------         Officer and
    Fred E. Hiller                  Principal Accounting

INDEX TO EXHIBITS


   5.1      Opinion of Sichenzia, Ross, Friedman & Ference LLP
  10.01(1)  Form of Note from December 2001 private offering.
  10.02(1)  Form of Warrant from December 2001 private offering.
  10.03(1)  Form of First Amendment to Senior Secured Credit Agreement between
            ZymeTx, Inc. Palladin Opportunity Fund, LLC, Halifax Fund, L.P.
  10.04(1)  Forebearance Agreement between ZymeTx, Inc., Palladin Opportunity
            Fund, LLC and Halifax Fund, L.P.
  10.05(2)  October 13, 2000 Debenture, Warrant, and Security Agreement
  10.06     Form of Amendment to Extend Filing Date
  10.07     Form of Second Amendment to Extend Filing Date
  10.08     Form of Waiver Agreement Between Oklahoma Medical Research
            Foundation and ZymeTx, Inc.
  23.1(1)   Consent of Ernst & Young
  23.2(1)   Consent of Sichenzia, Ross, Friedman & Ference LLP (included
            in Exhibit   5.1)
  24.1(1)   Power of Attorney (see page II-5)

(1) Filed herewith
(2) Incorporated by reference from the Registrant's Form 10KSB for the period ended June 30, 2000.